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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ALTERNATIVE RESOURCES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies: Common Stock, $0.01 par value per share, of Alternative Resources Corporation
(2)	Aggregate number of securities to which transaction applies:
 29,486,804 shares of ARC Common Stock, which includes (i) 1,369,500 shares of ARC Common Stock underlying stock options that have an exercise price per share less than $0.70 that may be cashed out in connection with the merger and (ii) 11,000,000 shares of ARC Common Stock underlying warrants that have an exercise price per share less than $0.70 that may be purchased in connection with the merger.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
 This filing fee of $2,186.89 was calculated pursuant to the applicable rules and orders of the Commission and is equal to $126.70 per $1,000,000 of the proposed aggregate merger consideration of $17,260,353.00, which represents the sum of (a) the product of 17,117,304 shares issued and outstanding multiplied by the merger consideration of the $0.70 per share, (b) the product of (i) 1,369,500 shares of Common Stock underlying options with an exercise price per share less than $0.70 and (ii) the difference between $0.70 per share and the weighted average exercise price of such options of $0.38 per share and (c) the product of (i) 11,000,000 shares of Common Stock underlying warrants with an exercise price per share less than $0.70 and (ii) the difference between $0.70 per share and the weighted average exercise price of such warrants of $0.26 per share.

(4) Proposed maximum aggregate value of transaction: $17,260,353.00
(5) Total fee paid: $2,186.89
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

Dear Fellow ARC Stockholders:

        Alternative Resources Corporation ("ARC") and Pomeroy IT Solutions, Inc. ("Pomeroy") have agreed on a merger transaction whereby Pomeroy will acquire ARC. If we complete the merger, you will be entitled to receive $0.70 in cash, without interest, for each share of ARC common stock that you own.

        We cannot complete the merger without the approval of our stockholders. We have scheduled a special meeting of our stockholders to obtain this approval. The special meeting will be held at 600 Hart Road, Suite 300, Barrington, IL 60010 on [                        ], [                        ], 2004 at 10:00 a.m., local time. Whether or not you plan to attend, please take the time to vote by completing and mailing the enclosed proxy card to us.

        The board of directors of ARC has unanimously determined that the merger agreement and the merger are fair to and in the best interests of ARC and its stockholders, has unanimously approved the merger agreement and declared it advisable and unanimously recommends that ARC stockholders vote "FOR" approval and adoption of the merger agreement and approval of the merger.

        The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please read the entire document, including the appendices, carefully.

Sincerely,
/s/ STEVEN PURCELL Steven Purcell Senior Vice President, Chief Financial Officer, Secretary and Treasurer

This proxy statement is dated [                        ] and is first being mailed to ARC stockholders on or about [                        ].

ALTERNATIVE RESOURCES CORPORATION
600 Hart Road
Suite 300
Barrington, Illinois 60010
(847) 381-6701

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                        ]

To the Stockholders of ALTERNATIVE RESOURCES CORPORATION

        Alternative Resources Corporation ("ARC") will hold a special meeting of its stockholders on [                        ] , [            ], 2004, at 10:00 a.m., local time, at 600 Hart Road, Suite 300, Barrington, IL 60010, for the following purposes:

        1.     To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 11, 2004, by and among ARC, Pomeroy IT Solutions, Inc. ("Pomeroy") and Pomeroy Acquisition Sub, Inc., a wholly-owned subsidiary of Pomeroy ("Pomeroy Sub"), under which Pomeroy Sub will merge with ARC, as a result of which ARC will become a wholly-owned subsidiary of Pomeroy, and approve the merger contemplated by the merger agreement. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

        2.     To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

        Only stockholders of record at the close of business on the record date of [                        ] are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting. The approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of ARC common stock as of the record date. At the close of business on the record date, there were [                        ] shares of ARC common stock outstanding and entitled to vote. All ARC stockholders of record are cordially invited to attend the special meeting in person. Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, please vote your shares by either (1) marking, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose or (2) calling the toll-free number listed on your proxy card. If you attend the special meeting, you may vote in person even if you have returned a proxy card. If your shares are held in the name of a broker, bank or other nominee, you should direct that person how to vote your shares and bring proof of your share ownership if you wish to attend the special meeting. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before the proxy has been voted at the special meeting. Please note that if you abstain, do not vote or do not instruct your broker, banker or nominee how to vote any shares that it holds for you in its name, this will have the same effect as a vote against the approval and adoption of the merger agreement and approval of the merger.

        You are entitled to appraisal rights under Delaware law in connection with the merger if you satisfy certain conditions. See "Appraisal Rights" on page 30 in, and Appendix C to, the accompanying proxy statement for a description of these appraisal rights.

        The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please read the entire document, including the appendices, carefully.

        Please do not send in your ARC stock certificates at this time. After we complete the merger, a paying agent will send you instructions for exchanging your ARC stock certificates for the cash consideration payable in the merger.

By order of the ARC Board of Directors,

/s/ STEVEN PURCELL Steven Purcell Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Barrington, Illinois [ ], 2004

i

Amendment, Extension and Waiver	45
ARC Certificate of Incorporation	46
ARC By-Laws	46
Wynnchurch Agreement	46
RECENT MARKET PRICES OF, AND DIVIDENDS ON, ARC COMMON STOCK	47
OTHER MATTERS	49
FUTURE STOCKHOLDER PROPOSALS	50
WHERE YOU CAN FIND MORE INFORMATION	50

APPENDICES

Appendix A—Agreement and Plan of Merger

Appendix B—Opinion of Updata Securities, Inc.

Appendix C—Section 262 of General Corporation Law of the State of Delaware—Appraisal Rights

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this proxy statement?
A:
You are receiving this proxy statement in connection with our solicitation of proxies for our special meeting of stockholders to be held on [ ] , 2004. At the special meeting, you will be asked to vote upon a proposed merger transaction between us and Pomeroy.
Q:	As a holder of ARC common stock, what will I receive in the merger?
A:
As a result of the merger, you will be entitled to receive $0.70 in cash, without interest, for each share of our common stock that you own. For example, if you own 1,000 shares of our common stock, you will receive $700.00. You can find a more detailed discussion of the terms of the merger in the section of this proxy statement entitled "The Merger" beginning on page 16.
Q:	Does the ARC board of directors recommend voting in favor of the merger proposal?
A:
Yes. After careful consideration, our board of directors has unanimously determined that the merger agreement and the merger is fair to and in the best interests of us and our stockholders, has unanimously approved the merger agreement and declared it advisable and unanimously recommends that you vote "FOR" approval and adoption of the merger agreement and approval of the merger.
Q:	What vote is required to approve and adopt the merger agreement and approve the merger?
A:	Delaware law requires that the holders of a majority of the outstanding shares of our common stock as of the record date approve and adopt the merger agreement and approve the merger.
Q:	What should I do now in order to vote on the merger proposal?
A:
After carefully reading and considering the information contained in this proxy statement, you should vote your shares of our common stock by either (1) mailing your completed, dated and signed proxy card to ARC in the enclosed postage paid envelope or (2) calling the toll-free number that appears on your proxy card, in either case as soon as possible so that your shares will be represented at the special meeting. If you abstain from voting or do not vote, it will have the same effect as voting against the merger proposal.
Q:	If my ARC shares are held in "street name" by my broker, will my broker vote my shares for me?
A:
If you do not provide your broker with instructions on how to vote your shares, your shares will not be voted by your broker, which will have the same effect as voting against the merger proposal. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. You should also bring proof of your share ownership if you wish to attend the special meeting.
Q:	Can I change my vote?
A:
If you are a stockholder of record, you can change your vote in one of the following ways at any time before your proxy is voted at the special meeting: by written notice to our corporate secretary, stating that you would like to revoke your proxy; either by completing, signing and submitting a new, later-dated proxy card or following the instructions given for changing your vote by telephone; or by attending the special meeting and voting in person.
If your shares are held in the name of a broker and you have directed that person to vote your shares, you must instruct that person if you want to change your vote.

Q:	Should I send in my ARC stock certificates now?
A:
No, you should not send in your ARC stock certificates now. Pomeroy will appoint a paying agent who, after we complete the merger, will send you written instructions for exchanging your ARC stock certificates for the cash consideration payable in the merger.
Q:	What if I receive more than one proxy card for the special meeting?
A:
This may mean that your shares of our common stock are registered in different ways or are in more than one account. Please provide voting instructions for all proxy cards you receive to ensure that all of your shares of our common stock are voted at the special meeting.
Q:	When do you expect to complete the merger?
A:	We are working toward completing the merger as quickly as possible after the special meeting.
Q:	What if I have additional questions?
A:
If you have questions about the merger, the special meeting or where to send your proxy, or if you would like additional copies of this proxy statement, you should contact: Steven Purcell, our Chief Financial Officer either by writing to Alternative Resources Corporation, Attn: Chief Financial Officer, 600 Hart Road, Suite 300, Barrington, Illinois 60010, or calling (847) 381-6701.

SUMMARY

        This summary highlights selected information from this proxy statement and does not contain all of the information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the documents attached as appendices. See "Where You Can Find More Information" on page 50. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

The Parties

  Alternative Resources Corporation (page 13)
  600 Hart Road
  Suite 300
  Barrington, Illinois 60010
  (847) 381-6701

  ARC is a leading provider of information technology services. ARC has developed a significant, high quality business in the IT staffing industry with an emphasis on Help Desk, Desktop Support, Technology Deployment Service, and Field Service offerings. ARC also has a consulting practice that supports those service offerings. ARC operates through 8 field offices with over 55 personnel in field sales, supported by 35 recruiters. The majority of ARC's sales and recruiting personnel operate from home, creating a virtual network. ARC serves Fortune 1000 and mid-sized clients throughout the United States and Canada.

  Pomeroy IT Solutions, Inc. (page 13)
  1020 Petersburg Road, Hebron, Kentucky, 41048
  (859) 586-0600

  Pomeroy is a provider of enterprise-wide information technology solutions that leverage its comprehensive portfolio of professional services to create long term relationships. Pomeroy's mission is to offer its clients complete solutions that reduce their overall IT costs. Pomeroy's target markets include government and education, Fortune 1000 and small and medium business clients. These clients fall into government and education, financial services, health care and other sectors. Pomeroy's clients are located throughout the United States with an emphasis in the Southeast and Midwest regions.

  Pomeroy Acquisition Sub, Inc. (page 13)
  1020 Petersburg Road, Hebron, Kentucky, 41048
  (859) 586-0600

  Pomeroy Sub is a wholly-owned subsidiary of Pomeroy formed solely to facilitate Pomeroy's acquisition of ARC.

ARC Stock Price (page 47)

        ARC's common stock has been traded on the OTC Bulletin Board under the symbol ALRC.OB since June 20, 2001. Prior to that date, ARC's common stock was traded on the NASDAQ National Market, but was delisted for failure to satisfy the minimum price requirement for continued listing. On May 10, 2004, the last full trading day immediately preceding the public announcement of the proposed merger, ARC common stock closed at $0.34 per share. On [            ], 2004, which is the latest practicable date prior to the date of this proxy statement, ARC common stock closed at $[            ] per share.

Board Recommendation (page 20)

        The ARC board of directors has unanimously determined that the merger is fair to and in the best interests of ARC and our stockholders and approved the merger agreement and the merger. The ARC board of directors therefore unanimously recommends that you vote "FOR" the approval and adoption of the merger agreement and approval of the merger.

Our Reasons for the Merger (page 18)

        Our board of directors, which includes two members of senior management, consulted extensively with our financial and legal advisors and considered a number of factors in reaching its decision to approve the merger agreement and the merger and to recommend that you vote "FOR" adoption and approval of the merger agreement and approval of the merger. Included among these factors were:

  •
  our board of directors' knowledge of the current state of our business, operations, assets, financial condition, results of operations, technology, management and competitive position;

  •
  a review of our historical results of operations and financial condition and our business and earnings prospects as an independent entity, including our anticipated results of operations and financial condition for the remainder of fiscal 2004;

  •
  various alternatives to the merger, including remaining an independent entity, the risks associated with the alternatives and the likelihood of ultimately completing a sale to any other interested party at a higher price than the merger consideration;

  •
  our current and historical market prices relative to the $0.70 per share merger consideration;

  •
  the analysis presented by Updata Capital, Inc. and the fairness opinion of its subsidiary, Updata Securities, Inc. (together with Updata Capital, Inc., "Updata Capital"), delivered to our board of directors as described below under "Opinion of ARC's Financial Advisor";

  •
  our rights under the merger agreement to consider and negotiate other acquisition proposals and financings in certain circumstances, as well as the provisions in the merger agreement regarding the ability of our board of directors to change its recommendation, termination of the merger agreement and the payment of termination fees;

  •
  the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which our stockholders would receive stock in another company;

  •
  the likelihood that the merger would be consummated, in light of the financial resources of Pomeroy;

  •
  the potential impact of the announcement of the merger on our employees, customers and strategic partners; and

  •
  the interests that certain of our executive officers and directors may have with respect to the merger that are different from, or in addition to, their interests as stockholders of ARC generally as described below under "The Merger—Interests of ARC Directors and Officers in the Merger."

The Special Meeting

  Place, Date and Time and Purpose (page 14)

        The special meeting will be held at 600 Hart Road, Suite 300, Barrington, Illinois 60010, on [            ], 2004 at 10:00 a.m., local time. At the special meeting, you will be asked to approve and adopt the merger agreement and approve the merger.

  Record Date, Voting Rights and Votes Required (page 14)

        You are entitled to vote at the special meeting if you owned ARC shares as of the close of business on the record date of [            ], 2004. On the record date, there were approximately [                        ] shares of ARC common stock outstanding and entitled to vote at the special meeting.

        Stockholders will have one vote at the special meeting for each share of ARC common stock they owned on the record date.

        The affirmative vote of a majority of the shares of ARC common stock outstanding as of the record date is required to approve the merger proposal.

Fairness Opinion (page 20)

        Updata Capital, as financial advisor to our board of directors, has delivered its written opinion to our board of directors that, as of May 11, 2004 and based upon and subject to the various qualifications and assumptions described in such opinion, the consideration of $0.70 per share in cash, without interest, to be received by our stockholders in the merger is fair from a financial point of view to our stockholders. The full text of the opinion of Updata Capital is attached as Appendix B to this proxy statement. We encourage you to read the Updata Capital opinion carefully in its entirety. Updata Capital's opinion is directed to our board of directors and does not constitute a recommendation to any of our stockholders as to how to vote in connection with the merger.

The Merger

        The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement because it is the legal document that governs the merger. If the holders of a majority of the shares of ARC common stock outstanding as of the record date approve and adopt the merger agreement and approve the merger and all other conditions to the merger are satisfied or waived, Pomeroy Sub, a wholly-owned subsidiary of Pomeroy, will merge with and into ARC and Pomeroy Sub's corporate existence will cease. Pomeroy has reserved the right to modify the transaction structure such that ARC would merge with and into Pomeroy Sub, provided that such modification would not affect the merger consideration to be paid to holders of ARC common stock, materially impede the consummation of the merger or relieve Pomeroy of any of its obligations under the merger agreement. In either case, ARC would become a wholly-owned subsidiary of Pomeroy.

  What You Will Receive (page 16)

        If we complete the merger, you will be entitled to receive $0.70 in cash, without interest, for each outstanding share of ARC common stock that you own.

  Treatment of Outstanding ARC Options (page 27)

        If you are a holder of a vested ARC stock option with an exercise price of less than $0.70, then promptly after the effective time of the merger, Pomeroy will pay you an amount of cash equal to the product of (A) the difference between $0.70 and the per share exercise price of your option and (B) the number of shares of ARC common stock covered by your option, less applicable withholding taxes. ARC has the right to vest all unvested ARC stock options issued under the ARC stock option plans and outstanding at the effective time of the merger, subject to the satisfaction of such conditions as may be established by ARC. Simultaneously with the Merger, the ARC stock option plans and each outstanding ARC stock option under ARC stock option plans will be terminated.

  Conditions to the Consummation of the Merger (page 34)

        ARC and Pomeroy.    The obligations of ARC and Pomeroy to effect the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by ARC or Pomeroy:

  •
  the holders of a majority of the outstanding shares of ARC common stock must have voted in favor of adopting the merger agreement;

  •
  the agreement with Wynnchurch Capital Partners, L.P. ("Wynnchurch US"), Wynnchurch Capital Partners, Canada, L.P. ("Wynnchurch Canada), and Wynnchurch Capital, Ltd. (collectively, the "Wynnchurch Parties") (described below; See "The Merger—Wynnchurch Agreement") shall have been executed and shall be in full force and effect;

  •
  no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other legal restraint or prohibition that has the effect of preventing the completion of the merger is in effect; and

  •
  all governmental waivers, consents, orders and approvals legally required for the consummation of the merger shall have been obtained and in effect.

        ARC.    The obligations of ARC to effect the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by ARC:

  •
  Pomeroy and Pomeroy Sub shall have performed in all material respects their covenants contained in the merger agreement;

  •
  the representations and warranties of Pomeroy and Pomeroy Sub set forth in the merger agreement must be true and correct as of the date of the merger agreement, and must be true and correct as of the effective time of the merger as if made at and as of such time, except for representations and warranties relating to a time or times other than the effective time of the merger which were or will be true and correct at such time or times and except where the failure or failures of such representation and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a material adverse effect (without taking into consideration any materiality or knowledge qualifier that applies to such representation or warranty);

  •
  Pomeroy shall have funded the payment of all amounts due and owing by ARC pursuant to ARC's Senior Subordinated Convertible Notes due January 31, 2009 and the credit agreement with Fleet Bank; and

  •
  Pomeroy shall have funded payment of all of ARC's severance obligations that are payable upon the merger and the cashless exercise consideration related to the cancellation of outstanding stock options.

        Pomeroy.    The obligations of Pomeroy to effect the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by Pomeroy:

  •
  ARC shall have performed in all material respects its covenants contained in the merger agreement;

  •
  the representations and warranties of ARC set forth in the merger agreement must be true and correct as of the date of the merger agreement, and must be true and correct as of the effective time of the merger as if made at and as of such time, except for representations and warranties relating to a time or times other than the effective time of the merger which were or will be true and correct at such time or times and except where the failure or failures of such representation and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a material adverse effect (without taking into consideration any materiality or knowledge qualifier that applies to such representation or warranty);

  •
  there shall not have occurred since the date of the merger agreement any change, effect, circumstance or event, which together with any other changes, effects, circumstances or events since the date or the merger agreement, has had or is reasonably likely to have a material adverse effect with respect to ARC;

  •
  no more than 15% of the holders of ARC stock shall not vote in favor of, or consent in writing to, the merger and demand appraisal of their shares under Section 262 of the Delaware General Corporation Law;

  •
  all of the warrants issued by ARC to Wynnchurch shall have been sold to Pomeroy;

  •
  ARC shall have received the written agreement of holders under ARC's Senior Subordinated Convertible Notes due January 31, 2009 and ARC's senior lender under the Fleet Credit Agreement that upon payment in full of such obligations, they will release and terminate all liens filed against ARC and/or subsidiaries of ARC and, in addition, will release any collateral currently in such party's possession that had been pledged to such party by ARC and or subsidiaries of ARC; and

  •
  ARC shall have substantially completed its obligations regarding the filing of certain tax returns and corporate qualification matters.

  Termination of the Merger Agreement (page 42)

        Pomeroy and ARC may agree to terminate the merger agreement by mutual written consent duly authorized by Pomeroy and our boards of directors at any time before completing the merger agreement. In addition, either party may terminate the merger agreement if (1) any judgment, induction, order, decree or action by any governmental entity of competent authority preventing the consummation of the merger shall have become final and non-appealable; (2) the merger has not occurred on or before September 30, 2004, provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in the merger agreement and not cured such breach by such date will not be entitled to exercise its right to terminate the merger; or (3) upon a vote at a duly held stockholder meeting, the stockholders' approval has not been obtained.

        Pomeroy may terminate the merger agreement if:

  •
  there shall exist a breach of any representation, warranty, covenant or agreement on the part of ARC set forth in the merger agreement, of if any representation or warranty of ARC shall have become untrue, in either case such that certain conditions to closing relating to (i) ARC's performance of covenants, (ii) the truth and accuracy of ARC's representations and warranties and (iii) delivery of a certificate signed by the CEO or CFO of ARC attesting to the fulfillment of such covenants and truth and accuracy of such representations and warranties would be incapable of being satisfied by September 30, 2004 or if certain other conditions to closing would be incapable of being satisfied by September 30, 2004;

  •
  as of September 30, 2004, the holders of more than fifteen percent (15%) of ARC's outstanding common stock have not voted in favor of, or consented in writing to, the merger agreement and have demanded appraisal rights with respect to such shares in accordance with the requirements of Section 262 of the Delaware General Corporation Law;

  •
  prior to the approval of the merger agreement at the special meeting, (A) the board of directors of ARC has withdrawn or modified in any manner adverse to Pomeroy or has failed to reaffirm (within three (3) days of its receipt of an acquisition proposal or a material equity financing) its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, any acquisition proposal or material equity financing, or (B) ARC has entered into an agreement with respect to any acquisition proposal or material equity financing;

  •
  a tender offer or exchange offer has been commenced and the board of directors of ARC fails to recommend against acceptance of such tender offer or exchange offer or elects to take no position with respect to the acceptance of such offer;

  •
  the special meeting has not been called prior to September 30, 2004 through fault of ARC;

  •
  the board of directors of ARC does not publicly recommend in a proxy statement that ARC's stockholders approve and adopt the merger agreement; or

  •
  after recommending in a proxy statement that stockholders approve and adopt the merger agreement, the board of directors of ARC withdraws, modifies or amends such recommendation in any manner adverse to Pomeroy, except in connection with the receipt of a superior proposal and the related procedures described below.

        ARC may terminate the merger agreement if:

  •
  there shall exist a breach of any representation, warranty, covenant or agreement on the part of Pomeroy or Pomeroy Sub set forth in the merger agreement, or if any representation or warranty of Pomeroy or Pomeroy Sub shall have become untrue, in either case such that certain conditions to closing relating to (i) Pomeroy and Pomeroy Sub's performance of covenants, (ii) the truth and accuracy of Pomeroy and Pomeroy Sub's representations and warranties and (iii) the delivery of a certificate by the CEO or CFO of Pomeroy and Pomeroy Sub attesting to the fulfillment of such covenants and truth and accuracy of such representations and warranties would be incapable of being satisfied by September 30, 2004; or

  •
  the board of directors of ARC has delivered a termination notice in connection with the receipt of a superior proposal and the related procedures described below.

  Break-Up Fees (page 44)

        We must pay Pomeroy a break-up fee of $1,500,000 in the following circumstances:

  •
  the merger agreement is terminated by either party after failure to obtain ARC stockholder approval (and, in the case of such termination, Pomeroy has not materially breached its representations and warranties or covenants, or has cured such breach prior to the stockholders' meeting) and, within one year after termination, ARC signs or closes an acquisition proposal for all of the company; provided, that ARC shall pay Pomeroy an amount equal to Pomeroy's out of pocket expenses incurred in connection with the merger in an amount not to exceed $250,000 within two days after failure to receive stockholder approval whether or not ARC signs or closes an acquisition proposal within such one year period.

  •
  the merger agreement is terminated for one of the reasons listed below and within one year after termination ARC signs or closes an acquisition proposal for all of the company, ARC signs or closes a material equity financing, or a tender offer is consummated:

  •
  ARC terminates the merger agreement in connection with the receipt of a superior proposal in accordance with the procedures described below;

  •
  ARC terminates the merger agreement because the merger has not occurred on or before September 30, 2004, and, at the time of such termination, Pomeroy confirms that it remains ready, willing and able to proceed and ARC's conditions precedent to closing are satisfied or would be satisfied upon Pomeroy's performance of its obligations at closing;

    •
    Pomeroy terminates the merger agreement because the merger has not occurred on or before September 30, 2004, and, at the time of such termination, ARC's conditions precedent to closing are satisfied or would be satisfied upon Pomeroy's performance of its obligations at closing but ARC fails to close notwithstanding Pomeroy's confirmation that it remains ready, willing and able to proceed; or

    •
    Pomeroy terminates the merger agreement because the merger has not occurred on or before September 30, 2004, and (i) at the time of such termination, ARC's conditions precedent to closing are satisfied or would be satisfied upon Pomeroy's performance of its obligations at closing, (ii) ARC has materially breached its covenants such that certain conditions to Pomeroy's obligation to close are not satisfied, and (iii) Pomeroy confirms that it would be ready, willing and able to proceed but for such material breach by ARC.

  •
  the merger agreement is terminated for one of the reasons listed below and within one year after termination ARC signs or closes an acquisition proposal for all or part of the company, ARC signs or closes a material equity financing, or a tender offer is consummated:

  •
  Pomeroy terminates the merger agreement after the board of directors of ARC fails to recommend against acceptance of certain tender offers or exchange offers or elects to take no position with respect to the acceptance of such offers; or

  •
  Pomeroy terminates the merger agreement because (i) the special meeting has not been called by September 30, 2004, (ii) the board of directors does not publicly recommend in a proxy statement that the ARC stockholders approve and adopt merger agreement or (iii) the board of directors withdraws, modifies or amends such recommendation in a manner adverse to Pomeroy.

  •
  the merger agreement is terminated by Pomeroy because the board of directors of ARC has withdrawn or modified in any manner adverse to Pomeroy or has failed to reaffirm (within (3) days of its receipt of an acquisition proposal or material equity financing) its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, any acquisition proposal or material equity financing, or ARC has entered into any agreement with respect to any acquisition proposal for all of the company or a material equity financing without compliance with the processes outlined with respect to superior proposals.

  ARC Prohibited From Soliciting Other Offers (page 40)

        We have agreed that neither we nor any of our directors, officers, or any of our investment bankers, attorneys or accountants will, and that we will not authorize or knowingly permit any of our employees or any other agents and representatives to, directly or indirectly:

  •
  solicit, initiate or knowingly facilitate or encourage the making of any inquiry, proposal or offer or other agreement that constitutes or would lead to any acquisition proposal (defined below);

  •
  participate or engage in discussions or negotiations concerning an acquisition proposal or furnish or disclose any information with respect to or in furtherance of any acquisition proposal or provide access to its properties, books and records or other information or data in furtherance of an acquisition proposal;

  •
  grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement; or

  •
  execute or enter into any agreement, understanding or arrangement with respect to any acquisition proposal.

        However, if we receive an unsolicited bona fide acquisition proposal with respect to all of our outstanding stock or all or substantially all of our assets or an unsolicited bona fide proposal for a material equity financing and, in the good faith judgment of our board of directors, such transaction is reasonably likely to result in a transaction that is more favorable to our stockholders than the merger, we are permitted, subject to additional limitations, to provide information and engage in discussions and negotiations with the third party.

  Interests of ARC's Directors and Officers in the Merger (page 27)

        When you consider our board of directors' recommendation that you vote in favor of the merger proposal, you should be aware that a number of our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests in the merger. These interests include:

  •
  upon consummation of the merger, each vested ARC stock option, including those held by directors and executive officers, will be converted into a right to receive the excess, if any, of the merger consideration over the exercise price of the stock option for each share of ARC common stock subject to the option;

  •
  Robert Stanojev, our President and CEO, and Gibbs Vandercook, our Executive Vice President—Services & Corporate Development, will not be continuing as employees of Pomeroy and are, accordingly, entitled to severance payments of $200,000 and $175,000, respectively;

  •
  Steve Purcell, our Senior Vice President, Chief Financial Officer, Secretary and Treasurer, Bill McLendon, our Senior Vice President, and Marino Petropoulos, our Vice President and Chief Accounting Officer, have entered into employment agreements with Pomeroy in connection with the merger;

  •
  at the effective time of the merger, warrants to purchase ARC common stock owned by the Wynnchurch Parties will be sold to Pomeroy for a purchase price equal to the difference between the $0.70 per share merger consideration and the exercise price of such warrants, and senior subordinated convertible notes held by the Wynnchurch Parties will be repaid in full without premium; four members of our board of directors have been designated by the Wynnchurch Parties;

  •
  Pomeroy will indemnify our directors to the same extent that they were indemnified prior to the merger under their existing indemnification agreements; and

  •
  Pomeroy will provide directors and officers liability insurance to our directors in an amount comparable to that currently available to our current directors and officers for a period of three years following the consummation of the merger, provided that the annual cost for such coverage does not exceed $200,000.

  Appraisal Rights (page 30)

        Section 262 of the Delaware General Corporate Law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your appraisal rights, you must deliver a written objection to the merger to us at or before the special meeting and you must not vote in favor of approval and adoption of the merger agreement and approval of the merger. Your failure to follow exactly the procedures specified under Delaware corporate law will result in the loss of your appraisal rights.

  Material United States Federal Income Tax Considerations (page 29)

        The merger will be a taxable transaction to you. In general, for United States federal income tax purposes, your receipt of cash in exchange for your shares of ARC common stock will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of ARC common stock. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. We urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        ARC makes forward-looking statements from time to time and desires to take advantage of the "safe harbor," which is afforded such statements under the Private Securities Litigation Reform Act of 1995, when they are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements. The statements contained in this proxy statement, statements contained in future filings with the Securities and Exchange Commission and publicly disseminated press releases, and statements which may be made from time-to-time in the future by management of ARC in presentations to shareholders, prospective investors, and others interested in the business and financial affairs of ARC, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of ARC referred to above are also subject to the following risks and uncertainties:

  •
  The possibility that the merger may adversely affect our results of operations, whether or not we complete the merger;

  •
  The merger may not be completed in a timely manner or at all, which may adversely affect our business;

  •
  The timing of, and legal and other conditions associated with, the completion of the merger;

  •
  ARC's ability to attract and retain qualified information technology professionals;

  •
  ARC's ability to recruit, train, integrate and retain qualified sales directors, account managers, recruiters and solutions design consultants;

  •
  Competition in the information services marketplace;

  •
  ARC's continued ability to initiate and develop client relationships;

  •
  ARC's ability to identify and respond to trends in information technology;

  •
  Unforeseen business trends in ARC's national accounts or other large clients;

  •
  Pricing pressures and/or wage inflation and the resulting impact on gross profit and net operating margins;

  •
  The ability to successfully enter new geographic markets;

  •
  ARC's ability to successfully meet debt covenants; and

  •
  The effects of changes in general economic conditions.

THE PARTIES TO THE MERGER

        The parties to the merger agreement are ARC, Pomeroy and Pomeroy Sub.

ARC

        ARC is a corporation organized under the laws of Delaware, with its principal executive office located at 600 Hart Road, Suite 300, Barrington, Illinois 60010. ARC is a leading provider of information technology ("IT") services. ARC has developed a significant, high quality business in the IT staffing industry with an emphasis on Help Desk, Desktop Support, Technology Deployment Service, and Field Service offerings. ARC also has a consulting practice that supports those service offerings. ARC operates through 8 field offices with over 55 personnel in field sales, supported by 35 recruiters. The majority of ARC's sales and recruiting personnel operate from home, creating a virtual network. ARC serves Fortune 1000 and mid-sized clients throughout the United States and Canada.

Pomeroy

        Pomeroy is a corporation organized under the laws of Delaware, with its principal office located at 1020 Petersburg Road, Hebron, Kentucky, 41048. Pomeroy is a premier provider of enterprise-wide IT solutions that leverage its comprehensive portfolio of professional services to create long term relationships. Pomeroy's mission is to offer its clients complete solutions that reduce their overall IT costs. The strategy is to be the low cost provider of complete IT solutions that are developed, integrated and managed for its customers. These solutions are designed to maximize clients' financial and operational success. Pomeroy's target markets include government and education, Fortune 1000 and small and medium business clients. These clients fall into government and education, financial services, health care and other sectors. Pomeroy's clients are located throughout the United States with an emphasis in the Southeast and Midwest regions.

Pomeroy Sub

        Pomeroy Sub is a corporation organized under the laws of Delaware, with its principal office located at 1020 Petersburg Road, Hebron, Kentucky, 41048. Pomeroy Sub is a wholly-owned subsidiary of Pomeroy formed solely to facilitate Pomeroy's acquisition of ARC.

THE SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place of the Special Meeting

        We are sending this proxy statement to you as part of the solicitation of proxies by the ARC board of directors for use at the special meeting, and any adjournment or postponement of that special meeting, to be held at 600 Hart Road, Suite 300, Barrington, Illinois 60010, on [            ], 2004 at 10:00 a.m., local time. We are first mailing this proxy statement to stockholders on or about [            ], 2004.

Purpose of the Special Meeting

        At the special meeting, ARC stockholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 11, 2004, among ARC, Pomeroy and Pomeroy Sub under which Pomeroy Sub will merge with and into ARC, with ARC continuing as a wholly-owned subsidiary of Pomeroy. Pomeroy has reserved the right to modify the transaction structure such that ARC would merge with and into Pomeroy Sub, provided that such modification would not affect the merger consideration to be paid to holders of ARC common stock, materially impede the consummation of the merger or relieve Pomeroy of any of its obligations under the merger agreement. In either case, ARC would become a wholly-owned subsidiary of Pomeroy.

        The board of directors of ARC has determined that the merger is advisable to and in the best interests of ARC and its stockholders, has approved the merger agreement and the merger and recommends that ARC stockholders vote "FOR" approval and adoption of the merger agreement and approval of the merger.

Who Can Vote at the Special Meeting

        Only holders of record of ARC common stock at the close of business on the record date for the special meeting, [            ], 2004, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were [                        ] shares of ARC common stock outstanding held by approximately [    ] holders of record. Each holder of record of ARC common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Quorum; Required Votes; Abstentions and Broker Non-Votes

        At the special meeting, the presence, in person or by proxy, of the holders of a majority of the shares of ARC common stock outstanding as of the record date will constitute a quorum for purposes of conducting business. Abstentions and broker non-votes, which are executed proxies returned by a broker, bank or other nominee holding shares in "street name" that indicate that such nominee has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares with respect to the approval of the merger proposal, will be counted as shares present for purposes of determining whether a quorum exists.

        Approval of the merger proposal requires the affirmative vote of a majority of the shares of ARC common stock outstanding as of the record date. The failure to submit a vote, abstentions and broker non-votes will have the same effect as votes "AGAINST" the approval of the merger proposal.

Proxies; Revocability of Proxies

        All shares of ARC common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are properly revoked, be voted in accordance with the instructions indicated on those proxies. If no directions are given and the proxy is signed and returned, the proxy will be voted for the proposal to approve and adopt the merger agreement and to approve the merger. You can also vote your shares by calling the toll-free number on your proxy card and following the easy-to-follow voice prompts. Telephone voting is available 24 hours a day, seven days a week until [    p.m. (                         time)] on [            ], 2004. You will need the control number appearing on your proxy card to verify your identity. If you vote by telephone, please do not return a signed proxy card.

        ARC does not expect any matter to be brought before the special meeting other than the merger proposal. If other matters are properly presented at the special meeting, the persons named in the proxy card will vote in their discretion with respect to those matters. However, if a proposal to adjourn or postpone the meeting is properly presented to permit the ARC board of directors to further solicit proxies, the persons named in the proxy card will not have discretion to vote shares voted against the merger proposal in favor of adjournment or postponement to solicit additional proxies in favor of the merger proposal.

        If your shares are held in "street name" in an account at a brokerage firm, bank or other nominee, you should provide your broker, bank or other nominee with instructions on how to vote your shares with respect to the merger proposal. If you do not do so, your broker, bank or other nominee will not be permitted to vote your shares, which will result in a "broker non-vote" for your shares. Broker non-voters will have the same effect as a vote "AGAINST" the approval of the merger proposal.

        If you receive more than one proxy card, it is because you hold your ARC shares in different names. For example, you may hold some of your ARC shares individually, some jointly with your spouse and some in trust for your children, in which case you should receive three separate proxy cards to vote. Please complete, date, sign and return all of the proxy cards.

        As an ARC stockholder of record giving a proxy, you have the power to revoke your proxy and change your vote by:

  •
  sending a written notice to ARC's corporate secretary prior to the special meeting, stating that the stockholder would like to revoke its proxy;

  •
  either completing, dating, signing and mailing another proxy card and having it received by ARC prior to the special meeting or following the instructions given for changing your vote by telephone prior to the special meeting; or

  •
  attending the special meeting and voting in person.

        Attendance at the special meeting will not in and of itself constitute revocation of a proxy; you must cast an actual vote. If your shares are held in the name of a bank, broker or other fiduciary and you have directed that person to vote your shares, you must instruct that person if you want to change your vote.

Solicitation of Proxies

        ARC will pay the cost of printing and mailing this proxy statement. Proxies may be solicited by mail, telephone, fax or e-mail or in person by directors, officers or other regular employees of ARC. No additional compensation will be paid to directors, officers or other regular employees for these services. ARC will request brokers, banks and other nominees holding ARC common stock beneficially owned by others to send this proxy statement to, and obtain proxies from, the beneficial owners of the shares and will reimburse the holders for their reasonable expenses in doing so.

        You should not send in any ARC stock certificates with your proxy card. Pomeroy will appoint a paying agent who will mail a transmittal letter to you containing instructions for the surrender of your ARC stock certificates as soon as practicable after completion of the merger.

THE MERGER

General Description of the Merger

        If ARC stockholders approve the merger agreement and all other conditions to the merger contained in the merger agreement are satisfied or waived, Pomeroy Sub will merge with and into ARC. Pomeroy has reserved the right to modify the transaction structure such that ARC would merge with and into Pomeroy Sub, provided that such modification would not affect the merger consideration to be paid to holders of ARC common stock, materially impede the consummation of the merger or relieve Pomeroy of any of its obligations under the merger agreement. In either case, ARC would become a wholly-owned subsidiary of Pomeroy. The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware corporate law (or at such later date or time as is specified in such certificate of merger). The merger agreement provides that the filing of the certificate of merger will be made at the Closing, which shall be the first business day after satisfaction or waiver of the conditions set forth in the merger agreement unless another time is agreed to by ARC and Pomeroy. We are working to complete the merger as quickly as possible after the special meeting. We cannot, however, predict exactly when the effective time of the merger will be. If we complete the merger, you will be entitled to receive $0.70 in cash, without interest, for each share of ARC common stock that you own.

Background of the Merger

        On September 12, 2003, representatives of Updata Capital met with certain directors of ARC to discuss the prospect of soliciting offers for the purchase of ARC.

        On September 18, 2003, representatives of Updata Capital joined members of ARC's management in a meeting with a prospective acquirer of ARC in Chicago ("Prospect A").

        On September 23, 2003, ARC signed an engagement letter with Updata Capital to act as its financial advisor in connection with a merger or other business combination and Updata Capital began conducting due diligence on the business of ARC.

        On September 24, 2003, certain members of ARC's board of directors joined members of ARC's management in a meeting with another prospective acquirer of ARC at the Chicago O'Hare Hilton ("Prospect B").

        During the period beginning in late September 2003 and ending in late October 2003, Updata Capital continued conducting due diligence on the business of ARC, prepared a list of potential acquirers for ARC, and assisted ARC's management in the preparation of a business summary of the Company.

        During the period from the middle of October 2003 until the middle of November 2003, Updata Capital contacted seventy-two (72) parties to determine their interest in acquiring ARC and ARC entered into fifteen (15) non-disclosure agreements with parties that expressed an interest in receiving additional information regarding ARC. Each party that entered into a non-disclosure agreement with ARC was provided certain business, operating and historical financial information of ARC, and an overview of certain investment considerations that were likely to be relevant to a party interested in acquiring ARC.

        On October 31, 2003, Updata Capital provided Pomeroy a non-confidential summary of the business of ARC.

        On November 4, 2003, the board of directors of ARC held a meeting at which representatives of Updata Capital provided ARC an update regarding the solicitation of offers to acquire ARC.

        On November 7, 2003, members of ARC's management spoke with representatives of Prospect A to further gauge Prospect A's interest in acquiring ARC.

        On November 14, 2003, representatives of Updata Capital discussed with representatives of Pomeroy on a "no names" basis the strategic business merits of an acquisition of ARC and representatives of Pomeroy requested a non-disclosure agreement for their review.

        On November 17, 2003, Pomeroy returned an executed copy of the non-disclosure agreement and Updata Capital provided representatives of Pomeroy with business, operational and historical financial information of ARC.

        On November 18, 2003, representatives of Updata Capital and members of ARC's management met with another prospective acquirer ("Prospect C").

        On December 8, 2003, Updata Capital provided Pomeroy with additional operating and financial information prepared by ARC including its operating budget, for fiscal 2004. Prior to this time, Updata Capital had also provided this information to Prospect A, B and C.

        On December 12, 2003, representatives of Updata Capital and members of ARC's management met with Pomeroy at ARC's headquarters in Barrington, Illinois.

        Early during the month of December, Updata Capital informed all prospective buyers who had been initially contacted and had indicated that they were still interested in a potential transaction with ARC that they must transmit to Updata Capital written indications of continued interest before December 24, 2003.

        On December 10, 2003, members of management of ARC contacted Prospect C to follow-up and determine whether Prospect C desired any further information that was not provided at the meeting held November 18, 2003.

        On December 19, 2003, representatives of Pomeroy contacted Updata Capital to indicate its interest in acquiring ARC for between $0.60 and $0.75 per share in cash, the assumption of ARC's senior debt and a cash payment in settlement of ARC's senior subordinated debt. Also on December 19, 2003, Prospect B contacted ARC indicating an interest in entering into a reverse merger transaction with ARC in consideration for common stock of Prospect B. Prospect B's stock was not publicly traded.

        On December 23, 2003, ARC was contacted by Prospect C to indicate its interest in acquiring ARC for common stock of Prospect C. Prospect C's indication of interest placed an enterprise value on ARC of between $35 million and $40 million.

        On December 30, 2003, representatives of Updata Capital reviewed the indications of interest from Pomeroy, and Prospects B and C with members of ARC's management and certain members of the board of directors of ARC. At the meeting, it was determined that Updata Capital would contact each respective party to further determine each respective party's intent.

        On January 5, 2004, Updata Capital discussed with Pomeroy's investment banker, Bear Stearns, potential timing in connection with an acquisition of ARC. Pomeroy provided a due diligence request list to ARC.

        On January 6, 2004, representatives of Updata Capital and members of ARC's management spoke with representatives of Prospect C via a conference call to further discuss the financial situation of ARC.

        On January 21, 2004, representatives of Pomeroy visited ARC's offices to conduct further due diligence on the business of ARC.

        On January 27, 2004, Prospect C increased the amount of its offer and placed an enterprise value on ARC of between $42 and $45 million, with the proviso that ARC must have at least $3 million of working capital on its balance sheet when Prospect C would consummate its acquisition of ARC. Prospect C would assume ARC's senior debt, repay approximately $4 million of ARC's subordinated debt and would refinance the remainder ARC's subordinated debt. The same day, the board of directors of ARC met with representatives of Updata Capital to review the status of all indications of interest to acquire ARC.

        On February 2, 2004, ARC management visited Pomeroy's offices in Hebron, Kentucky to assess Pomeroy's operations and business culture and to discuss the rationale for a potential merger.

        On February 18, 2004, Pomeroy submitted a second indication of interest for the acquisition of ARC showing a narrower offer price range, between $0.70 and $0.75 per share of ARC common stock.

        On March 3, 2004, Pomeroy delivered to ARC and ARC's counsel at McDermott, Will & Emery LLP ("MWE") its first draft of a proposed merger agreement.

        On March 8, 2004, members of ARC's management met with ARC's board of directors to provide an update regarding the solicitation of offers to acquire ARC.

        Between early March and early May, management of ARC and Pomeroy, Updata Capital, MWE, Bear Stearns, and Lindhorst & Driedame Co., LPA, Pomeroy's legal counsel (collectively, the "Working Group"), negotiated terms of the merger agreement and discussed various areas of due diligence.

        On March 16, 2004, members of the Working Group held a conference call to review the status of merger agreement and the related transaction agreements.

        On March 17, 2004, the Working Group held another conference call to review year-to-date financials for ARC. During the conference call, representatives of Pomeroy confirmed their intent to offer $0.70 per share of ARC common stock.

        On March 30, 2004, Pomeroy and its accountants visited ARC's offices in Barrington, Illinois to conduct further due diligence.

        On April 15, 2004, a conference call was held between representatives of Pomeroy and members of ARC's management to review ARC's first quarter 2004 financial results.

        On April 22, 2004, the board of directors of ARC met with members of ARC's management to discuss progress toward signing of the merger agreement with Pomeroy.

        On April 28, 2004, certain key employees of ARC met with management of Pomeroy and certain members of ARC's board of directors to discuss employment contracts to be entered into by such key employees and Pomeroy, to take effect upon consummation of the merger.

        On May 11, 2004, the board of directors of ARC met to review the merger and the merger agreement and receive from Updata Capital its final fairness opinion. Following the board of director's meeting, ARC and Pomeroy entered into the merger agreement and publicly announced the signing of the merger agreement.

ARC's Reasons for the Merger

        The ARC board of directors has unanimously determined that the merger is advisable and in the best interests of ARC and its stockholders and approved the merger agreement and the merger. The ARC board of directors therefore unanimously recommends that you vote "FOR" the approval of the merger proposal.

        In making its recommendation, the ARC board of directors, which includes two members of senior management, consulted extensively with ARC's financial and legal advisors and considered a number of factors, including, without limitation, the following:

  •
  the board's knowledge of the current state of the business, operations, assets, financial condition, results of operations, technology, management and competitive position of ARC.

  •
  a review of ARC's historical results of operations and financial condition and ARC's business and earnings prospects as an independent entity, including anticipated results of operations and financial condition for the remainder of fiscal 2004.

  •
  the possible alternatives to the merger (including the possibility of ARC continuing to operate as an independent entity), the range of possible benefits and risks to ARC and its stockholders of these alternatives, including risks associated with increasing competition in our industry, retaining major customers, liquidity issues, the potential dilutive impact of raising future capital to fund operations, expenses associated with generating future growth, and the timing and the likelihood of accomplishing the goals of any of these alternatives.

  •
  the $0.70 per share merger consideration payable to ARC stockholders in the merger will provide ARC stockholders with cash representing a premium of 106% over the $0.34 closing price of ARC common stock on May 10, 2004, the day before the ARC board of directors approved the merger, and also represents a 84% premium, a 75% premium, a 75% premium and a 71% premium over the closing price of ARC common stock on the 5th trading day, 10th trading day, 15th trading day and 20th trading day, respectively, prior to May 10, 2004.

  •
  the financial presentation of Updata Capital and the oral opinion of Updata Capital, delivered on May 11, 2004, subsequently confirmed by delivery of a written opinion dated that same day, to the effect that as of the date of the written opinion, and based on and subject to the assumptions and factors set forth in the written opinion, the $0.70 per share in cash to be received by ARC stockholders in the merger was fair to ARC stockholders from a financial point of view. A description of Updata Capital's opinion and analysis is included below under "Opinion of ARC's Financial Advisor." A copy of Updata Capital's written opinion is attached as Appendix B to this proxy statement.

  •
  the historical and recent market prices for, and trading volume of, ARC's common stock compared to competitors in ARC's industry.

  •
  the financial and other terms of the merger agreement and the related transaction agreements, including the representations, warranties and covenants and the conditions to each party's obligations to complete the merger.

  •
  an assessment that none of the alternatives to the merger were reasonably likely to present superior opportunities for ARC, or reasonably likely to create greater value for ARC's stockholders.

  •
  ARC's rights under the merger agreement to consider and negotiate other acquisition proposals and financings in certain circumstances, as well as the provisions in the merger agreement regarding the ability of ARC's board of directors to change its recommendation, termination of the merger agreement and the payment of termination fees.

  •
  the fact that the merger consideration is all cash, which provides certainty of value to ARC's stockholders compared to a transaction in which ARC's stockholders would receive stock in another company.

  •
  the likelihood that the merger would be consummated, in light of the financial resources of Pomeroy.

        The ARC board of directors also considered potential negative consequences of entering into the merger, including the following:

  •
  that ARC will no longer exist as an independent company and our stockholders will no longer benefit from any future increase in the value of ARC.

  •
  the potential disruption of ARC's business that could result from the announcement and pendency of the merger, including potential loss of customers or strategic partners, inability to retain key management, strategic, sales and marketing, and technical personnel and the potential negative impact on the progress of certain projects.

  •
  the possibility that the merger will not be completed and the potentially negative impact on our revenues, sales, earnings, operating results, financial condition, business and stock price in the event the merger does not close following its public announcement.

  •
  the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes.

  •
  certain terms of the merger agreement, including restrictions on operating our business until the merger is consummated or the merger agreement is terminated.

  •
  the interests that certain executive officers and directors of ARC may have with respect to the merger that are different from, or in addition to, their interests as stockholders of ARC generally as described below under "The Merger—Interests of ARC Directors and Officers in the Merger."

  •
  that if the merger does not close, we will have (1) expended extensive efforts attempting to complete the transaction, (2) experienced significant distraction from our work during the pendency of the transaction and (3) incurred substantial transaction costs that could negatively impact our operating results.

        The foregoing discussion of the information and factors considered and given weight by the ARC board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with our board's evaluation and approval of the merger agreement and the complexity of those matters, the ARC board did not find it useful or practical to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determination. In addition, individual members of the ARC board of directors may have assigned different weights to different factors. The ARC board of directors determined, however, that overall, the positive consequences of the merger to ARC and its stockholders outweighed the negative factors and risks of the merger.

Recommendation of ARC's Board of Directors

        After careful consideration, ARC's board of directors has unanimously determined that the merger agreement and the merger is fair to and in the best interests of ARC and its stockholders, has unanimously approved the merger agreement and declared it advisable and unanimously recommends that ARC stockholders vote "FOR" approval and adoption of the merger agreement and approval of the merger.

Opinion of ARC's Financial Advisor

        ARC engaged Updata Capital on September 23, 2003 to act as its financial advisor in connection with a potential merger or other business combination. Updata Capital specializes in merger and acquisition advisory services to IT companies and is continually engaged in valuing technology businesses. At the May 11, 2004 meeting of the ARC board of directors, Updata Capital presented its analysis as described below and delivered its oral opinion, subsequently confirmed by delivery of its written opinion later that same day, to the effect that as of such date and based on the matters described in the opinion, the merger consideration to be received in the transaction is fair, from a financial point of view, to the holders of ARC common stock. Updata Capital was not requested to, and did not, provide an update to its opinion to cover periods after May 11, 2004. Updata Capital's opinion to the board of directors is dated and speaks only as of May 11, 2004. Updata Capital does not have any obligation to update, revise or reaffirm its opinion including at the time of the special meeting of the stockholders.

        The complete text of Updata Capital's opinion is attached as Appendix B to this proxy statement. We urge you to read the opinion carefully in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Updata Capital. The following summary of the analysis performed by Updata Capital in connection with its opinion is qualified in its entirety by reference to the opinion.

        Updata Capital's opinion to ARC's board of directors addresses only the fairness of the merger, from a financial point of view, to the holders of ARC common stock. Updata Capital's opinion is not a recommendation to the stockholders as to how they should vote with respect to the transaction. Updata Capital's opinion does not address the relative merits of the merger or any alternative potential transaction that might be available to ARC or ARC's underlying business decision to effect the transaction. Update Capital did not perform any independent appraisal of the assets or liabilities of ARC. In connection with the preparation of its opinion, Updata Capital made certain reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Updata Capital:

  •
  reviewed the most recent draft of the merger agreement and certain related documents and based its opinion on its understanding that the terms and conditions therein will not materially change;

  •
  reviewed and analyzed publicly available financial statements and other business and financial information of ARC;

  •
  reviewed and analyzed certain internal financial and operating information concerning ARC including certain projections relating to ARC prepared by its management;

  •
  discussed the operations, business strategy, financial performance and prospects of ARC with senior executives of ARC;

  •
  discussed the strategic rationale for the merger with senior executives of ARC;

  •
  reviewed certain financial performance and trading data regarding ARC and compared them with similar data regarding public companies that were comparable in whole or in part to ARC;

  •
  reviewed historical reported closing prices and trading activity for ARC common stock on the OTC Bulletin Board and NASDAQ Stock Market;

  •
  reviewed available information concerning other mergers and acquisitions of public companies deemed to be comparable in whole or in part to the merger;

  •
  prepared a discounted cash flow analysis based on financial projections and assumptions provided by ARC; and

  •
  reviewed such other information, performed such other analyses and procedures, and considered such other factors as Updata deemed appropriate for purposes of its opinion.

        In rendering its opinion, Updata Capital relied upon and assumed the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the merger agreement) that was publicly available or reviewed by it for purposes of its opinion. Updata Capital has not assumed responsibility to verify, and it has not independently verified the accuracy or completeness of any such information. Updata Capital further relied upon the assurances of management of ARC that they are unaware of any facts that would make the information provided incomplete or misleading in any material respect. Updata Capital assumed that financial projections and other information relating to the merger provided by ARC, including without limitation certain estimates relating to financial and operational benefits anticipated from the merger, were reasonably prepared on bases reflecting the best available estimates and good faith judgments of ARC management. Updata Capital assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they were based. The forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

        Updata Capital's opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of our board of directors.

        The following is a summary description of some of the sources of information and methodologies employed by Updata Capital in rendering its opinion and reviewed with the ARC board of directors on May 11, 2004. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Updata Capital, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses

        Implied Transaction Value.    Updata Capital calculated the enterprise value implied by the merger consideration to be $44.75 million. This figure consisted of (i) the merger consideration of $0.70 per share times 24.75 million ARC shares expected to be outstanding as of the closing (including 17.12 million shares outstanding and 7.63 million shares to be issued pursuant to outstanding in-the-money stock options and warrants calculated on a "cashless exercise" basis), plus (ii) debt to be paid by Pomeroy at the Closing of approximately $27.42 million. Updata Capital then compared the enterprise value of the transaction to various operating statistics of ARC to determine implied transaction multiples as follows:

  Implied Transaction Multiples*

		ARC Operating Statistic	Implied Enterprise Value Multiple
CY2003 Revenue	=	$138.15	0.32	x
LTM Revenue	=	$130.43	0.34	x
LQA Revenue	=	$116.52	0.38	x
CY2004 Revenue(1)	=	$130.01	0.34	x
LTM EBITDA	=	NM	NM
LQA EBITDA	=	$0.06	NM
CY2004 EBITDA(1)	=	$2.65	16.9	x

(1)
CY2004 based on Management's projections.

*
LTM = Last Twelve Months; LQA = Last Quarter Annualized; CY = Calendar Year; EBITDA = Earnings before Interest, Depreciation & Amortization and Taxes

Implied Transaction Premium

	Offer Premium vs. ARC's Closing Price:
Offer Price Per Share	1 day prior	5 days prior	20 days prior
$0.70	105.9%	84.2%	70.7%

        Analysis of Trading History    Updata Capital reviewed the range of daily closing prices of ARC's common stock during the twelve month period prior to May 11, 2004, and observed the following:

	ARC's Closing Stock Prices
	Low	Median	High
30 Trading Days prior to May 11, 2004	$0.32	$0.38	$0.52
60 Trading Days prior to May 11, 2004	$0.30	$0.38	$0.52
90 Trading Days prior to May 11, 2004	$0.30	$0.38	$0.52
12 Months prior to May 11, 2004	$0.22	$0.35	$0.75

        Updata Capital noted that the offer price of $0.70 per share was greater than any daily closing price for ARC's stock during the 90 trading days prior to May 11, 2004 and was greater than the median of closing daily stock prices for the prior twelve month period.

        Analysis of Selected Publicly Traded Companies.    Updata Capital reviewed certain publicly available financial information of companies deemed to be comparable to ARC in whole or in part. These public companies included Analysts International Corporation, Butler International Inc., Computer Horizons Corporation, Computer Task Group, TechTeam Global Inc. and TSR Inc. The Merger Consideration of $0.70 per share was compared to a valuation range derived by applying certain trading multiples of this group of public companies to ARC's corresponding financial statistics. For purposes of this analysis, Updata Capital analyzed the following financial multiples of the comparable public companies (excluding outliers, not meaningful or unavailable data):

  •
  Enterprise Value (defined as market capitalization plus total debt minus cash and cash equivalents) to last 12 months ("LTM") revenue;

  •
  Enterprise Value to LTM EBITDA (defined as earnings before interest, taxes and Depreciation & Amortization, net of one-time charges); and

  •
  Enterprise Value to last quarter annualized ("LQA") EBITDA (based on publicly available estimates).

        Updata Capital used closing share prices as of May 10, 2004 in its analysis. Updata Capital noted that ARC had a negative EBITDA for the last 12 months making the Enterprise Value /LTM EBITDA financial metric not meaningful. In addition, Updata Capital noted that ARC had a negative EBITDA for the last quarter annualized making the Enterprise Value / LQA EBITDA financial metric not meaningful. Since both of these statistics were not meaningful, Updata Capital applied the Enterprise Value/LTM EBITDA multiples derived from the comparable companies to ARC's expected CY2004 EBITDA of $2.65 million.

        Updata Capital multiplied the relevant financial statistics of ARC by the financial multiples observed in the comparable companies to derive a range of implied enterprise values for ARC. From this implied range of enterprise values, Updata Capital calculated the implied range of share prices for ARC's common stock and compared these to the merger consideration of $0.70 per share. Updata Capital noted that the merger consideration was within or above the range of implied share prices in each analysis. The following table shows the range of share prices implied by the financial multiples of the comparable companies as compared to the merger consideration:

	Implied Share Price of ARC using the financial multiples of the comparable companies
				Merger Consideration
	Low	Median	High
EV/LTM Revenue	$(0.09)	$0.62	$1.08	$0.70
EV/LTM EBITDA	NM	NM	NM	$0.70
EV/LQA EBITDA	NM	NM	NM	$0.70
EV/LTM EBITDA (CY2004)(1)	$0.08	$0.10	$0.12	$0.70

(1)
EV/ EBITDA multiple of the comparable companies applied to ARC's projected CY2004 EBITDA

        Analysis of Selected Acquisitions.    Updata Capital also reviewed certain recent acquisitions of publicly traded IT infrastructure and staffing companies which were deemed to be, in whole or in part, comparable to the Merger. These transactions included (target/acquirer):

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  Hall Kinion & Associates, Inc /Kforce Inc

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  Joule, Inc /Management Group

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  Skills Resource Training Center /Barrett Business Services

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  SCB Computer Technology Inc /CIBER Inc

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  OAO Technology Solutions Inc /Terrapin Partners LLC

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  Nims Associates Inc /Keane Inc

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  Digital Support Corp /TechTeam Global Inc

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  Atlantic Data Services Inc /Management Group

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  SOS Staffing Services Inc /Hire Calling Holding Co

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  National Systems & Research /SCB Computer Technology Inc

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  AlphaNet Solutions Inc /CIBER Inc

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  The Judge Group /Management Group

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  Remtech Services /SCB Computer Technology Inc

        For each selected acquisition, Updata Capital calculated the enterprise value (or equity value for deals in which enterprise value data was not available) of the transaction as a multiple of the target company's LTM revenue and LTM EBITDA. Financial data regarding historical transactions was taken from SEC filings, press releases, institutional research and other publicly available sources.

        These transaction multiples were then aggregated and used to derive a range of implied enterprise values for ARC based on the relevant ARC financial statistic. Updata Capital noted that ARC had a negative EBITDA for the last 12 months making the Enterprise Value /LTM EBITDA financial metric not meaningful. In addition, Updata Capital noted that ARC had a negative EBITDA for the last quarter annualized making the Enterprise Value / LQA EBITDA financial metric not meaningful. Since both of these statistics were not meaningful, Updata Capital applied the Enterprise Value/LTM EBITDA multiples derived from the comparable companies to ARC's expected CY2004 EBITDA of $2.65 million.

        From the implied ranges of ARC enterprise value, Updata Capital calculated the corresponding implied range of ARC's share price and compared it to the merger consideration of $0.70 per share. The following chart shows the range of ARC share prices implied by the transaction multiples as compared to the merger consideration.

	Implied Share Price of ARC using the transaction multiples
				Merger Consideration
	Low	Median	High
EV/LTM Revenue	$(0.54)	$0.57	$1.58	$0.70
EV/LTM EBITDA	NM	NM	NM	$0.70
EV/LTM EBITDA (CY2004)(1)	$(0.82)	$(0.35)	$0.40	$0.70

(1)
EV/ EBITDA multiple of the comparable companies applied to ARC's projected CY2004 EBITDA

        Updata Capital noted that the $0.70 offer price per share is greater than the price implied by the median Enterprise Value to LTM Revenue multiple of the selected acquisitions.

        Analysis of Premiums Paid in Selected Acquisitions.    Updata Capital reviewed 24 selected acquisitions of U.S. publicly traded IT Services and Software companies since January 2003 having acquisition deal values at announcement of less than $250 million and with share prices of less than $5.00 prior to announcement. For each transaction, Updata Capital calculated the premium paid relative to the target's stock price at periods of 1-day, 5-days, and 20-days prior to announcement. The ranges of observed premiums were used to calculate ranges of implied ARC share prices which were in turn compared to the merger consideration of $0.70 per share. The transactions analyzed included (target/acquirer):

  •
  Joule, Inc /Management Group

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  Novadigm Inc /Hewlett-Packard Co

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  Optika Inc /Stellent Inc

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  Hall Kinion & Associates, Inc /Kforce Inc

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  SCB Computer Technology Inc /CIBER Inc

  •
  ON Technology Corp. / Symantec Corporation

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  Mercator Software, Inc. / Ascential Software Corporation

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  OAO Technology Solutions Inc /Terrapin Partners LLC

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  N2H2 Inc /Secure Computing Corp

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  Brio Software, Inc. / Hyperion Solutions Corporation

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  Atlantic Data Services Inc /ADS Acquisition Company

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  Comshare, Inc. / GEAC Computer Corp. Ltd.

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  Corel Corporation / Vector Capital Partners II LLC

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  Made2Manage Systems, Inc. / Battery Ventures LP

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  Elevon, Inc. / SSA Global Technologies Inc.

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  Atlantic Data /Management Group

  •
  Speechworks International /Scansoft Inc

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  AlphaNet Solutions Inc /CIBER Inc

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  Computer Horizons Corp /Aquent LLC

  •
  The Judge Group /Management Group

  •
  HTE, Inc. /SunGard Data Systems Inc.

  •
  Resonate Inc. /Gores Technology Group LLC

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  Numerical Technologies Inc /Synopsis Inc

        The charts below set forth the range of transaction premiums for each of the stated periods, as well as the price per share for ARC's common stock implied by such premiums.

	Range of Transaction Premiums
				Premium Represented by the Merger Consideration
	Low	Median	High
1 Trading Day Before Announcement	1.0%	21.4%	89.2%	105.9%
5 Trading Days Before Announcement	2.0%	22.6%	89.2%	84.2%
20 Trading Days Before Announcement	-6.4%	44.5%	200.0%	70.7%
	Implied Share Price of ARC using the transaction premiums
				Merger Consideration
	Low	Median	High
1 Trading Day Before Announcement	$0.34	$0.41	$0.64	$0.70
5 Trading Days Before Announcement	$0.39	$0.47	$0.72	$0.70
20 Trading Days Before Announcement	$0.38	$0.59	$1.23	$0.70

        Updata Capital noted that the merger consideration of $0.70 per share is higher than the median premium for each time period analyzed.

  Discounted Cash Flow Analysis

        Updata Capital also reviewed a discounted cash flow analysis and developed a valuation range based on five-year discounted cash flows and a terminal value based on a multiple of EBITDA and revenue in the fifth year. The analysis was performed using ARC's 2004 operating plan with 2005 - 2008 projections developed from operating and cash flow assumptions provided by ARC management. The five-year projections used in this analysis were determined by ARC to be reasonable in light of (i) historical norms for the Company and industry and (ii) recent trends in the business and industry. Industry average trading multiples were applied to arrive at the terminal value of Enterprise Value /LTM Revenue and Enterprise Value/LTM EBITDA. The analysis was also performed for various discount rates. Based on the range of multiples and discount rates, Updata Capital determined a range of low, median and high implied values for ARC of $0.02, $0.47 and $0.77 per share respectively.

        Updata Capital noted that merger consideration of $0.70 per share was within the range and above the median of share prices derived from the discounted cash flow analysis.

        Conclusion.    The summary set forth above does not purport to be a comprehensive description of all the analyses and factors considered by Updata Capital. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Updata Capital considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Updata Capital believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. The conclusions reached by Updata Capital may involve significant elements of subjective judgment and qualitative analysis. The ranges of valuations resulting from any particular analysis described above should not be taken to be Updata Capital's view of the actual value of ARC. In performing its analyses, Updata Capital considered general economic, market and financial conditions and other matters, many of which are beyond the control of ARC. The analyses supplied by Updata Capital and its opinion were among several factors taken into consideration by ARC's board in making its decision to enter into the merger agreement and should not be considered as determinative of such decision. The merger consideration reflected in the merger agreement was determined through arm's-length negotiations between ARC and Pomeroy and was approved by ARC's board. Updata assisted ARC during these negotiations. Updata did not, however, recommend any specific offer to ARC or that any specific offer constituted the only appropriate offer for the merger.

        Pursuant to an agreement with us arising out of an engagement letter dated September 23, 2003 ARC agreed to pay Updata Capital a fee of $250,000 for the fairness opinion rendered to ARC's board of directors, plus reimbursement of its reasonable out-of-pocket expenses, including attorney's fees and expenses. Such payments were not contingent upon the closing of the merger. In addition, such payments were not contingent upon the determination that the merger consideration was fair, from a financial point of view, to ARC's stockholders. The September 23, 2003 letter also engaged Updata Capital to provide financial advisory services to ARC in connection with a sale or merger, and ARC agreed to pay a fee in connection therewith, most of which is contingent upon consummation of the proposed merger. The fee shall equal 4% of the first $10,000,000 of aggregate value, plus 2% of the next $40,000,000 of aggregate value. Upon signing this engagement letter, ARC agreed to pay Updata Capital a retainer fee of $75,000, such amount to be credited against the transaction fee described in the previous sentence. ARC also agreed to reimburse Updata Capital for reasonable out-of-pocket expenses associated with its advisory services, including attorney's fees and expenses, and to indemnify and hold harmless Updata Capital and its affiliates and the partners, directors, agents and employees of Updata and of its affiliates for losses, claims, damages and liabilities relating to or arising out of services provided by Updata Capital as ARC's financial advisor. The terms of the fee arrangement with Updata Capital, which ARC and Updata Capital believe are customary in transactions of this nature, were negotiated at arm's-length.

Treatment of Outstanding ARC Stock Options

        All unvested ARC stock options issued under the ARC stock option plans and outstanding at the effective time of the merger will vest at such time. If you are a holder of a vested ARC stock option with an exercise price of less than $0.70, then promptly after the effective time of the merger, Pomeroy will pay you an amount of cash equal to the product of (A) the difference between $0.70 and the per share exercise price of your option and (B) the number of shares of ARC common stock covered by your option, less applicable withholding taxes. ARC has the right to vest all unvested ARC stock options issued under the ARC stock option plans and outstanding at the effective time of the merger, subject to the satisfaction of such conditions as may be established by ARC. Simultaneously with the Merger, the ARC stock option plans and each outstanding ARC stock option under ARC stock option plans will be terminated.

Interests of ARC's Directors and Officers in the Merger

        In considering the recommendation of the ARC board of directors, and support of ARC executive officers, with respect to the merger agreement, stockholders of ARC should be aware that certain directors and executive officers of ARC have interests in the merger that are different from, or in addition to, their interests as stockholders of ARC generally. The ARC board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

  Stock Options

        The merger agreement provides that, upon completion of the merger, each vested ARC stock option, including those held by directors and executive officers, will be converted into the right to receive the excess, if any, of the merger consideration over the exercise price of the stock option for each share of ARC common stock subject to the option. ARC has the right to vest all unvested stock options issued under its stock option plans and outstanding at the effective time of the merger, subject to the satisfaction of such conditions as may be established by ARC.

  Severance / Change of Control Payments

        Robert Stanojev, our Chairman of the Board, President and Chief Executive Officer, is entitled to receive severance payments under certain circumstances in an amount equal to one times his current annual compensation pursuant to an existing arrangement with ARC. In the event of a change of control of ARC, Mr. Stanojev is entitled to full payment of the severance amount at the closing of the change of control transaction if his employment as President and Chief Executive Officer is terminated in connection with the transaction. Mr. Stanojev will not be continuing as our President and Chief Executive Officer following consummation of the merger. Accordingly, he will receive a severance payment of $200,000 at the effective time of the merger.

        Gibbs Vandercook, our Executive Vice President—Services & Corporate Development, is also entitled to receive severance payments under certain circumstances and additional payments in the event of a change of control pursuant to his employment agreement with ARC. In the event a Mr. Vandercook's employment with ARC is terminated without cause, he is entitled to a severance payment in an amount equal to six months of his existing base salary. If a change of control occurs within the first year of Mr. Vandercook's employment (which commenced on February 1, 2004), he is entitled to an additional $50,000 in connection with such termination. Mr. Vandercook will not be continuing as our Executive Vice President—Services & Corporate Development following consummation of the merger. Accordingly, he will receive a severance payment of $175,000 at the effective time of the merger.

  Employment Agreements

        Steve Purcell, our Senior Vice President, Chief Financial Officer, Secretary and Treasurer has accepted an offer of employment with Pomeroy following consummation of the merger. Mr. Purcell is also one of our directors. The term of Mr. Purcell's employment agreement is one year, with automatic annual renewals. Mr. Purcell will receive an annual salary of $285,000 during the first year of his employment, which will be increased to $300,000 for any renewal term after the expiration of the initial one year term. Mr. Purcell will also be eligible for an annual bonus of $150,000 during the first year of his employment and of not less than $150,000 for each of the next two years, subject to the attainment of the goals, criteria, and benchmarks established by Pomeroy. Mr. Purcell will also receive a signing bonus in the form of options to acquire 30,000 shares of Pomeroy stock which will be 100% vested on the date of grant. As long as Mr. Purcell remains employed by Pomeroy during the initial term of his agreement, he will be awarded an option to acquire 30,000 shares of Pomeroy stock on each of the first, second and third anniversaries of the effective date of his employment agreement. Half of such options will be 100% vested at the time of grant and the remaining half will be subject to a three-year vesting schedule. All of Mr. Purcell's options to acquire ARC stock will be fully vested upon consummation of the merger. Mr. Purcell is also entitled to receive certain fringe benefits including health insurance, vacation, retirement benefits, an automobile and cellular phone allowance and life insurance benefits.

        Bill McLendon, our Senior Vice President, has accepted an offer of employment with Pomeroy following consummation of the merger. The term of Mr. McLendon's employment agreement is one year. Mr. McLendon will receive an annual salary of $200,000. Mr. McLendon will also be eligible for an annual bonus of $100,000, subject to the attainment of the goals, criteria, and benchmarks established by Pomeroy. All of Mr. McLendon's options to acquire ARC stock will be fully vested upon consummation of the merger. Mr. McLendon is also entitled to receive certain fringe benefits including health insurance, vacation, retirement benefits, an automobile and cellular phone allowance and life insurance benefits. If Pomeroy and Mr. McLendon agree to extend the term of his employment agreement beyond the initial one year term, Mr. McLendon will be entitled to receive an option to acquire 45,000 shares of Pomeroy stock in connection with such extension.

        Marino Petropoulos, our Vice President and Chief Accounting Officer, has accepted an offer of employment with Pomeroy following consummation of the merger. The term of Mr. Petropoulos' employment agreement is one year, with automatic annual renewals. Mr. Petropoulos will receive an annual salary of $115,000. Mr. Petropoulos will also be eligible for an annual bonus equal to 20% of his base salary, subject to the attainment of the goals, criteria, and benchmarks established by Pomeroy. Mr. Petropoulos will also receive a signing bonus in the form of options to acquire 10,000 shares of Pomeroy stock which will be 100% vested on the date of grant. As long as Mr. Petropoulos remains employed by Pomeroy during the initial term of his agreement, he will be awarded an option to acquire 5,000 shares of Pomeroy stock on the first anniversary of the effective date of his employment agreement. Half of such options will be 100% vested at the time of grant and the remaining half will be subject to a three-year vesting schedule. All of Mr. Petropoulos' options to acquire ARC stock will be fully vested upon consummation of the merger. Mr. Petropoulos is also entitled to receive certain fringe benefits including health insurance, vacation and retirement benefits.

  Wynnchurch Designees to Board of Directors

        Four members of our board of directors, namely John Hatherly, Richard Renaud, Frank Hayes and Michael Hering, have been designed to our board of directors by the Wynnchurch Parties pursuant to existing agreements relating to their investment in ARC. At the effective time of the merger, the warrants to purchase ARC common stock owned by the Wynnchurch Parties will be sold to Pomeroy and the Wynnchurch Parties' senior subordinated convertible notes will be repaid (see "Merger—Wynnchurch Agreement"). The purchase price for the Wynnchurch Parties warrants is equal to the difference between the $0.70 per share merger consideration and the exercise price of such warrants. The Wynnchurch Parties' senior subordinated convertible notes will be repaid in full at the effective time of the merger without premium.

  Indemnification and Insurance

        If we complete the merger, Pomeroy will indemnify our directors to the same extent they were indemnified prior to the merger under their existing indemnification agreements. Pomeroy will provide directors and officers liability insurance in an amount comparable to that currently available to the current directors and officers of ARC for a period of three years following the consummation of the merger, provided the annual cost for such coverage does not exceed $200,000.

Material United States Federal Income Tax Consequences

        The following is a summary of United States federal income tax consequences of the merger relevant to beneficial holders of ARC common stock. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of ARC common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described in this proxy statement and could be made on a retroactive basis. The discussion applies only to beneficial holders of ARC common stock in whose hands shares are capital assets and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with ARC or hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations and taxpayers subject to the alternative minimum tax). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of ARC common stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

        The receipt of cash for ARC common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder's adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the beneficial holder's holding period for such shares is more than one year at the time of consummation of the merger.

        Backup withholding at a 28% rate may apply to cash payments a beneficial holder of shares receives pursuant to the merger. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each beneficial holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the exchange agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a beneficial holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

        Because individual circumstances may differ, each beneficial holder of shares is urged to consult such beneficial holder's own tax advisor as to the particular tax consequences to such beneficial holder of the merger, including the application and effect of state, local, foreign and other tax laws.

Appraisal Rights

        Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your ARC common stock. ARC stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. ARC will require strict compliance with the statutory procedures.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix C of this proxy statement.

        Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes ARC's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

        If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

  •
  You must deliver to ARC a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to, and separate from, any proxy or vote abstaining from or voting against approval and adoption of, the merger agreement and approval of the merger. Voting against or failing to vote for approval and adoption of the merger agreement and approval of the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

  •
  You must not vote in favor of approval and adoption of the merger agreement and approval of the merger. A vote in favor of the approval and adoption of the merger agreement and approval of the merger, by proxy or in person, will constitute a waiver of your appraisal rights with respect to the shares so voted and will nullify any previously filed written demands for appraisal.

        If you fail to comply with either of these conditions and we complete the merger, you will be entitled to receive the cash payment for your shares of ARC common stock as provided for in the merger agreement, and you will have no appraisal rights with respect to your shares of ARC common stock.

        All demands for appraisal should be addressed to the Secretary at 600 Hart Road, Suite 300, Barrington, Illinois 60010, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of ARC common stock. The demand must reasonably inform ARC of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

        To be effective, a demand for appraisal by a holder of ARC common stock must be made by, or in the name of, such registered stockholder and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

        If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

        If you hold your shares of ARC common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        Within 10 days after the consummation of the merger, the surviving corporation must give written notice that the merger has become effective to each ARC stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the consummation of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of ARC common stock. Within 120 days after the consummation of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder's previously written demand for appraisal.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the corporation surviving the merger, the corporation surviving the merger will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

        After determination of the stockholders entitled to appraisal of their shares of ARC common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

        In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

        Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the consummation of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the consummation of the merger. However, if no petition for appraisal is filed within 120 days after the consummation of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the consummation of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its ARC common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the consummation of the merger may only be made with the written approval of the corporation surviving the merger and must, to be effective, be made within 120 days after the consummation of the merger.

        In view of the complexity of Section 262, ARC stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their own legal advisors.

Cessation of Trading and Deregistration of ARC Stock after the Merger

        If the merger is completed, ARC common stock will no longer be traded on the OTC Bulletin Board and will be deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

        The following summary of the merger agreement is qualified in its entirety by reference to the complete copy of the merger agreement attached as Appendix A to this proxy statement and incorporated in this proxy statement by reference. We urge you to read the merger agreement carefully and in its entirety.

Mutual Conditions to Consummation of the Merger

        ARC and Pomeroy.    The obligations of ARC and Pomeroy to effect the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by ARC or Pomeroy:

  •
  the holders of a majority of the outstanding shares of ARC common stock must have voted in favor of adopting the merger agreement;

  •
  the agreement with Wynnchurch Capital Partners, L.P. ("Wynnchurch US"), Wynnchurch Capital Partners, Canada, L.P. ("Wynnchurch Canada), and Wynnchurch Capital, Ltd. (collectively, the "Wynnchurch Parties") (described below; See "The Merger—Wynnchurch Agreement") shall have been executed and shall be in full force and effect;

  •
  no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other legal restraint or prohibition that has the effect of preventing the completion of the merger is in effect; and

  •
  all governmental waivers, consents, orders and approvals legally required for the consummation of the merger shall have been obtained and in effect.

        ARC.    The obligations of ARC to effect the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by ARC:

  •
  Pomeroy and Pomeroy Sub shall have performed in all material respects their covenants contained in the merger agreement;

  •
  the representations and warranties of Pomeroy and Pomeroy Sub set forth in the merger agreement must be true and correct as of the date of the merger agreement, and must be true and correct as of the effective time of the merger as if made at and as of such time, except for representations and warranties relating to a time or times other than the effective time of the merger which were or will be true and correct at such time or times and except where the failure or failures of such representation and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a material adverse effect (without taking into consideration any materiality or knowledge qualifier that applies to such representation or warranty);

  •
  Pomeroy shall have funded the payment of all amounts due and owing by ARC pursuant to ARC's Senior Subordinated Convertible Notes due January 31, 2009 and the credit agreement with Fleet Bank; and

  •
  Pomeroy shall have funded payment of all of ARC's severance obligations that are payable upon the merger and the cashless exercise consideration related to the cancellation of outstanding stock options.

        Pomeroy.    The obligations of Pomeroy to effect the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by Pomeroy:

  •
  ARC shall have performed in all material respects its covenants contained in the merger agreement;

  •
  the representations and warranties of ARC set forth in the merger agreement must be true and correct as of the date of the merger agreement, and must be true and correct as of the effective time of the merger as if made at and as of such time, except for representations and warranties relating to a time or times other than the effective time of the merger which were or will be true and correct at such time or times and except where the failure or failures of such representation and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a material adverse effect (without taking into consideration any materiality or knowledge qualifier that applies to such representation or warranty);

  •
  there shall not have occurred since the date of the merger agreement any change, effect, circumstance or event, which together with any other changes, effects, circumstances or events since the date or the merger agreement, has had or is reasonably likely to have a material adverse effect with respect to ARC;

  •
  no more than 15% of the holders of ARC stock shall not vote in favor of, or consent in writing to, the merger and demand appraisal of their shares under Section 262 of the Delaware General Corporation Law;

  •
  all of the warrants issued by ARC to Wynnchurch shall have been sold to Pomeroy;

  •
  ARC shall have received the written agreement of holders under ARC's Senior Subordinated Convertible Notes due January 31, 2009 and ARC's senior lender under the Fleet Credit Agreement that upon payment in full of such obligations, they will release and terminate all liens filed against ARC and/or subsidiaries of ARC and, in addition, will release any collateral currently in such party's possession that had been pledged to such party by ARC and or subsidiaries of ARC; and

  •
  ARC shall have substantially completed its obligations regarding the filing of certain tax returns and corporate qualification matters.

Exchange Procedures

        Pomeroy will appoint a paying agent for the purpose of exchanging certificates representing shares of ARC common stock for the cash consideration. Pomeroy will deposit with its paying agent the funds sufficient to pay the aggregate merger consideration to the ARC stockholders.

        As soon as practicable after the consummation of the merger, Pomeroy's paying agent will mail to each former holder of record of ARC common stock a letter with instructions on how to exchange stock certificates for the cash merger consideration.

        Please do not send in your stock certificates until you receive the letter of transmittal and instructions from the paying agent appointed by Pomeroy. Do not return your ARC stock certificates with the enclosed proxy card. If your shares of ARC common stock are held through a broker, your broker will surrender your shares for cancellation.

        After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates to the exchange agent, the paying agent appointed by Pomeroy will mail a check to you. The stock certificates you surrender will be canceled. After the completion of the merger, there will be no further transfers of our common stock, and stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the cash merger consideration. If payment is to be made to a person other than the registered holder of the shares of ARC common stock, the certificate surrendered must be properly endorsed or otherwise in proper form for transfer and any transfer or other taxes must be paid by the person requesting the payment or that person must establish to the satisfaction of the paying agent appointed by Pomeroy that such tax has been paid or is not payable.

        If your ARC stock certificates have been lost, stolen or destroyed, upon making an affidavit of that fact, and if required by Pomeroy, posting a bond as indemnity against any claim with respect to the certificates, Pomeroy's paying agent will issue the cash consideration in exchange for your lost, stolen, or destroyed stock certificates.

Representations and Warranties

        The merger agreement contains customary representations and warranties (all of which will expire upon the consummation of the merger) relating to, among other things:

  ARC's Representations and Warranties

  •
  corporate organization and similar matters;

  •
  capital structure;

  •
  subsidiaries;

  •
  authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities and third parties relating to, the merger agreement and related matters;

  •
  documents previously filed with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents, compliance with the Sarbanes-Oxley Act and certification required thereby of such documents and the absence of undisclosed liabilities;

  •
  the absence of obligations to guaranty or assume any debt, dividend, or other obligation;

  •
  absence of certain changes since December 31, 2003;

  •
  tax matters;

  •
  compliance with applicable laws and permits;

  •
  pending and threatened litigation;

  •
  compliance with applicable agreements;

  •
  accuracy of books and records;

  •
  matters relating to employee benefits plans, employment agreements and labor relations;

  •
  title to assets, properties and rights to leasehold interests;

  •
  matters relating to accounts receivable;

  •
  intellectual property;

  •
  insurance policies;

  •
  material contracts;

  •
  environmental matters;

  •
  absence of any liability to any governmental entity arising from a governmental investigation, contracts, claims, or illegal dealings with governmental entities;

  •
  absence of any shareholder rights plans;

  •
  accuracy of information supplied in connection with this proxy statement;

  •
  broker and investment banker fees;

  •
  the receipt of a fairness opinion from Updata Capital;

  •
  transactions with directors, officers, employees and other related parties;

  •
  the absence of any territorial restrictions;

  •
  product liability matters;

  •
  compliance with immigration laws;

  •
  preference payments under Bankruptcy laws;

  •
  minority business status;

  •
  prior business acquisitions; and

  •
  absence of material misstatements or omissions.

  Pomeroy and Pomeroy Sub's Representations and Warranties

  •
  corporate organization and similar matters;

  •
  authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities and third parties relating to, the merger agreement and related matters;

  •
  compliance with applicable agreements and governmental authorizations;

  •
  capital structure;

  •
  documents previously filed with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in such documents, compliance with the Sarbanes-Oxley Act and certification required thereby of such documents and the absence of undisclosed liabilities;

  •
  financial statements

  •
  absence of undisclosed liabilities;

  •
  absence of certain changes since January 5, 2004;

  •
  pending and threatened litigation;

  •
  accuracy of information supplied in connection with this proxy statement;

  •
  broker and investment banker fees;

  •
  organization and ownership of Pomeroy Sub;

  •
  availability of financing to consummate merger; and

  •
  absence of material misstatements or omissions.

Conduct of Business Pending the Merger

        Pursuant to the merger agreement, ARC has agreed that, except as permitted or contemplated by the merger agreement or as consented to by Pomeroy in writing, during the period from the date of the merger agreement to the completion of the merger, ARC will:

  •
  conduct its business in the ordinary and usual course of business and consistent with past practice;

  •
  preserve intact its business organizations and good will, keep available the services of its present officers and key employees, preserve the goodwill and business relationships with customers, suppliers and others having business relationships with ARC;

  •
  maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice;

  •
  provide reasonable access to its personnel, properties, books, contracts, commitments and records;

  •
  promptly advise Pomeroy in writing if ARC becomes aware of any change or occurrence of any event which would cause its representations and warranties in the merger agreement to be materially inaccurate;

  •
  use its reasonable best efforts to take all action and to do all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement;

  •
  use commercially reasonable efforts to cooperate and assist Pomeroy obtain all consents of any third parties that may be necessary for the consummation of the merger;

  •
  take all action necessary in accordance with applicable law and its certificate of incorporation and by-laws to convene a meeting of the holders of ARC common stock, submit the merger for approval by its stockholders and recommend approval and adoption of the merger by its common stockholders at the stockholders' meeting;

  •
  contest and resist any action, including any legislative, administrative or judicial action, and have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by the merger agreement; and

  •
  maintain books, records and files.

In addition, ARC has agreed that, among other things and subject to limited exceptions, ARC may not, without Pomeroy's written consent:

  •
  issue, sell, pledge or dispose of any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its or its subsidiaries' capital stock, or any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock, except for issuances of common stock pursuant to the exercise of rights or options outstanding as of the date of the merger agreement under the stock option plans outstanding as of the date of the merger agreement and except for issuance of common stock pursuant to the exercise of rights outstanding as of the date of the merger agreement under the warrants outstanding and except for equity issued in connection with a debt or equity financing (other than under ARC's revolving credit facility) resulting in net proceeds to ARC in an amount not to exceed $3,000,000 ("Interim Additional Financing") upon terms approved by Pomeroy (such approval not to be unreasonably withheld or delayed);

  •
  (i) incur or become contingently liable with respect to any indebtedness for borrowed money, except for indebtedness incurred under ARC's revolving credit facility in the ordinary course of business and debt issued under Interim Additional Financing upon terms approved by Pomeroy, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses or any other capital expenditures other than expenditures for fixed or capital assets in the ordinary course of business, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business, (v) loan, advance funds or make any investment in or capital contribution to any other person other than to any subsidiary or to employees for travel and other business related expenses in the ordinary course of business, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

  •
  enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ARC or its subsidiaries;

  •
  alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure or ownership of any subsidiaries;

  •
  enter into any sale, lease or license or suffer to exist any lien in respect of any of its assets, other than (i) liens securing intercompany indebtedness, (ii) sales or dispositions of property or inventory in the ordinary course of business consistent with past practice, (iii) leases and licenses with a term of less than one year of property in the ordinary course of business consistent with past practice, (iv) leases and licenses with a term of at least one year of property in the ordinary course of business consistent with past practice and (v) sales, leases or licenses with respect to immaterial assets;

  •
  enter into any material contract and/or any government contract in excess of $100,000 dollars or for a term in excess of one year, other than contracts with clients entered into in the ordinary course of business;

  •
  except as required by generally accepted accounting principles, revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivables, or good will due to any impairment, other than in the ordinary course of business consistent with past practice;

  •
  change any of the accounting principles or practices (except as required by GAAP), or restate, or become obligated to restate, the financial statements in its 10-K or 10-Qs (except as required by GAAP or a governmental entity);

  •
  except as required by law or as is consistent with past practice, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, extend or waive any applicable statute of limitations with respect to taxes, file any amended tax returns, enter into any closing agreement in respect of any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability; or

  •
  (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee, except for severance or termination pay that may be payable in accordance with existing severance or termination pay policies in the ordinary course of business, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements (iii) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any director, officer, consultant or employee other than consulting agreements with clients entered into in the ordinary course of business, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof or (v) increase the compensation, bonus or other benefits payable to any director, officer or employee, except for salary increases as a result of employee promotions in the ordinary course of business or required by the terms of existing arrangements, policies or agreements.

Material Adverse Effect

        Several of ARC's representations and warranties contained in the merger agreement are qualified by reference to whether the item in question is reasonably likely to have a "material adverse effect" on ARC. Furthermore, (a) no material adverse effect on ARC must have occurred between the signing of the merger agreement and the consummation of the merger and (b) a condition to Pomeroy being obligated to consummate the merger is that the representations and warranties of ARC must generally be true and correct in all respects, disregarding any materiality or knowledge qualifiers, except as would not have a material adverse effect on ARC. The merger agreement provides that a "material adverse effect" means, when used in connection with ARC, (a) any adverse change, circumstance, fact, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets or results of operations of ARC and its subsidiaries taken as a whole or (b) a material adverse effect on the ability of ARC to perform its obligations under the merger agreement. However, any change, circumstance, fact, event or effect relating to the following, for purposes of clause (a) above, will not be deemed to constitute a material adverse effect on ARC:

  •
  the securities markets in general;

  •
  the economy in general, except if such entity is adversely affected in a materially disproportionate manner as compared to similarly situated entities;

  •
  the industries in which ARC operates and not specifically relating to ARC, including changes in legal, accounting or regulatory changes, or conditions, except if ARC is adversely affected in a materially disproportionate manner as compared to other comparable participants in such industries;

  •
  the announcement of the merger and the performance of the obligations of ARC under the merger agreement (including any cancellations or delays in contract awards and any impact on relationships with customers, prime contractors, subcontractors or suppliers to the extent but only to the extent relating to the announcement of the merger or the performance of the obligations of ARC under the merger agreement); or

        The parties to the merger agreement specifically agree that if upon the closing, four (4) or more of certain key employees should die, become disabled or decline to continue to be employed by ARC pursuant to the employment agreements which have been executed with Pomeroy to take effect upon consummation of the merger, such deaths, disabilities and/or declinations of continued employment shall constitute a material adverse effect.

No Solicitation

        We have agreed that neither we nor any of our directors, officers, or any of our investment bankers, attorneys or accountants will, and that we will not authorize or knowingly permit any of our employees or any other agents and representatives to, directly or indirectly:

  •
  solicit, initiate or knowingly facilitate or encourage the making of any inquiry, proposal or offer or other agreement that constitutes or would lead to any acquisition proposal (defined below);

  •
  participate or engage in discussions or negotiations concerning an acquisition proposal or furnish or disclose any information with respect to or in furtherance of any acquisition proposal or provide access to its properties, books and records or other information or data in furtherance of an acquisition proposal;

  •
  grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement; and

  •
  execute or enter into any agreement, understanding or arrangement with respect to any acquisition proposal.

        The merger agreement provides that ARC will notify Pomeroy promptly (and, in any event, within 24 hours of receipt) if any proposal or offer relating to an acquisition proposal or material equity financing is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, ARC or any of its officers, directors, employees, agents or representatives. The notice must be in writing and state the identity of the person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms (including in the event of an oral offer or proposal, a writing that sets forth the material terms of such offer or proposal) and conditions of any acquisition proposal or material equity financing. Thereafter, ARC must keep Pomeroy fully informed on a prompt bases (and, in any event within 48 hours of receipt) of any material changes, additions or adjustments to the terms of any such proposal or offer.

        The merger agreement provides that ARC may not enter into any agreement with respect to an acquisition proposal or material equity financing during the term of the merger agreement. However, prior to obtaining stockholder's approval with respect the merger, the ARC board of directors may terminate the merger agreement if it determines that an acquisition proposal or a material equity financing is a superior proposal; provided that:

  •
  ARC provides at least three (3) business days' prior written notice to Pomeroy or its intention to terminate the merger agreement in the absence of any further action by Pomeroy;

  •
  During such three (3) business day period (or longer period if extended by mutual agreement of ARC and Pomeroy), ARC agrees to negotiate in good faith with Pomeroy regarding such changes as Pomeroy may propose to the terms of the merger agreement, which would make the terms of the merger agreement more favorable to the holders of ARC common stock than the acquisition proposal or material equity financing; and

  •
  the board of directors of ARC determines (after receipt of advice from its outside legal counsel and an independent financial advisor) that the acquisition proposal or material equity financing is a superior proposal taking into account any modifications to the terms of the merger agreement proposed in writing by Pomeroy, and the board of directors of ARC determines in good faith that such actions are required by its fiduciary duties under Delaware law.

        In the event of termination of the merger agreement, the merger agreement described herein will become void and there will be no further obligation on the part of ARC, Pomeroy, Pomeroy Sub or their respective officers or directors, except that for any required termination payments (described below) and that provisions relating to the confidentiality agreement between ARC and Pomeroy, the payment of expenses relating to the merger agreement and the payment of finders fees to brokers will survive.

        The merger agreement provides that ARC's or its board of directors may, in response to a superior proposal:

  •
  take and disclose to ARC's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934 (or any similar communication to stockholders required to be made by applicable statute, law, rule or regulation in connection with the making or amendment of a tender offer or exchange offer) or make any legally required disclosure to ARC stockholders with regard to any acquisition proposal (provided, that the board of directors of ARC may not withdraw, withhold, modify or change any recommendation regarding the merger agreement without terminating the merger agreement first after determining in good faith after receipt of advice of its legal counsel that such action is required by its fiduciary obligations under Delaware law); and

  •
  provide information (pursuant to a confidentiality agreement in substantially the same form and on substantially the same terms as the confidentiality agreement between ARC and Pomeroy and which does not prevent ARC from complying with its obligations under the merger agreement) to or engage in negotiations or discussions with any person or group who has made a superior proposal.

        The merger agreement provides that the term "acquisition proposal" means any offer or proposal, relating to any transaction or series of related transactions involving:

  •
  any tender offer, merger, consolidation, recapitalization, reorganization, share exchange, business combination, liquidation, dissolution or similar transaction

  •
  any acquisition by a third party of any capital stock (other than in connection with an Interim Additional Financing), any business or assets of ARC or its subsidiaries (other than acquisitions of a business or assets in the ordinary course of business that constitute less than 5% of the net revenues, net operating income and assets of ARC and its subsidiaries, taken as a whole), or any combination of the foregoing.

        The merger agreement provides that the ARC board of directors may approve, recommend and declare advisable any superior proposal if:

  •
  ARC's board of directors determines in good faith after receipt of advice from its outside legal counsel that such action is required by its fiduciary obligations under Delaware law; and

  •
  ARC terminates the merger agreement pursuant to the merger agreement's termination provisions.

        The merger agreement provides that the term "superior proposal," with respect to ARC, means (a) an unsolicited, bona fide acquisition proposal with respect to all of the outstanding shares of capital stock (whether by exchange offer, merger, consolidation or otherwise) or all or substantially all of the assets of ARC or (b) an unsolicited bona fide proposal for a material equity financing, if, in the good faith judgment of the board of directors, taking into account, among other things, the likelihood of consummation and the other terms and conditions of such acquisition proposal or material equity financing and after discussions with its financial advisors, such acquisition proposal or material equity financing is believed to be reasonably likely to result in a transaction more favorable to the holders of ARC common stock than the merger.

        The merger agreement provides that the term "material equity financing" means the issuance of stock (or any debt instruments convertible into stock) of ARC resulting in net proceeds to ARC in excess of $3,000,000.

Termination

        Pomeroy and ARC can terminate the merger agreement under certain circumstances, including:

  •
  by mutual written consent of Pomeroy and ARC, by action of their respective boards of directors.

  •
  by Pomeroy or ARC if:

  •
  any judgment, induction, order, decree or action by any governmental entity of competent authority preventing the consummation of the merger shall have become final and non-appealable;

  •
  the merger has not occurred on or before September 30, 2004, provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in the merger agreement and not cured such breach by such date will not be entitled to exercise its right to terminate the merger; or

    •
    upon a vote at a duly held stockholder meeting, the stockholders' approval has not been obtained.

  •
  by ARC, if

  •
  upon a breach of any representation, warranty, covenant or agreement on the part of Pomeroy or Pomeroy Sub set forth in the merger agreement, or if any representation or warranty of Pomeroy or Pomeroy Sub shall have become untrue, in either case such that certain conditions to closing relating to (i) ARC's performance of covenants, (ii) the truth and accuracy of ARC's representations and warranties and (iii) the delivery of a certificate by the CEO or CFO of Pomeroy and Pomeroy attesting to the fulfillment of such covenants and truth and accuracy of such representations and warranties would be incapable of being satisfied by September 30, 2004; or

  •
  the board of directors of ARC has delivered a termination notice in connection with the receipt of a superior proposal and the related procedures described above.

  •
  by Pomeroy, if

  •
  upon a breach of any representation, warranty, covenant or agreement on the part of Pomeroy or Pomeroy Sub set forth in the merger agreement, or if any representation or warranty of Pomeroy or Pomeroy Sub shall have become untrue, in either case such that certain conditions to closing relating to (i) Pomeroy and Pomeroy Sub's performance of covenants, (ii) the truth and accuracy of Pomeroy and Pomeroy Sub's representations and warranties and (iii) the delivery of a certificate by the CEO or CFO of Pomeroy and Pomeroy attesting to the fulfillment of such covenants and truth and accuracy of such representations and warranties would be incapable of being satisfied by September 30, 2004 or if certain other conditions to closing would be incapable of being satisfied by September 30, 2004;

  •
  as of September 30, 2004, the holders of more than fifteen percent (15%) of ARC's outstanding common stock have not voted in favor of, or consented in writing to, the merger and have demanded appraisal rights with respect to such shares in accordance with the requirements of Section 262 of the Delaware General Corporation Law;

  •
  prior to the approval of the merger agreement at the special meeting, (A) the board of directors of ARC has withdrawn or modified in any manner adverse to Pomeroy or has failed to reaffirm (within three (3) days of its receipt of an acquisition proposal or a material equity financing) its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, any acquisition proposal or material equity financing, or (B) ARC has entered into an agreement with respect to any acquisition proposal or material equity financing;

  •
  a tender offer or exchange offer has been commenced that, if consummated, would result in any person becoming the legal or beneficial owner of either (a) twenty-five percent (25%) or more of common stock or (y) ten percent (10%) or more of the common stock and such offer is made as a part of a transaction or series of transactions in which such person would acquire additional company common stock which in the aggregate constitutes more than fifty percent (50%) of the issued and outstanding ARC common stock; and the board of directors of ARC fails to recommend against acceptance of such tender offer or exchange offer or elects to take no position with respect to the acceptance of such offer;

    •
    the special meeting has not been called prior to September 30, 2004 through fault (whether commission or omission) of ARC;

    •
    the board of directors of ARC does not publicly recommend in a proxy statement that ARC's stockholders approve and adopt the merger agreement; or

    •
    after recommending in a proxy statement that stockholders approve and adopt the merger agreement, the board of directors of ARC withdraws, modifies or amends such recommendation in any manner adverse to Pomeroy, except in connection with the receipt of a superior proposal and the related procedures described above.

Break-Up Fees

        We must pay Pomeroy a break-up fee of $1,500,000 in the following circumstances:

  •
  the merger agreement is terminated by either party after failure to obtain ARC stockholder approval (and, in the case of such termination, Pomeroy has not materially breached its representations and warranties or covenants, or has cured such breach prior to the stockholders' meeting) and, within one year after termination, ARC signs or closes an acquisition proposal for all of the company; provided, that ARC shall pay Pomeroy an amount equal to Pomeroy's out of pocket expenses incurred in connection with the merger in an amount not to exceed $250,000 within two days after failure to receive stockholder approval whether or not ARC signs or closes an acquisition proposal within such one year period.

  •
  the merger agreement is terminated for one of the reasons listed below and within one year after termination ARC signs or closes an acquisition proposal for all of the company, ARC signs or closes a material equity financing, or a tender offer is consummated:

  •
  ARC terminates the merger agreement in connection with the receipt of a superior proposal in accordance with the procedures described below;

  •
  ARC terminates the merger agreement because the merger has not occurred on or before September 30, 2004, and, at the time of such termination, Pomeroy confirms that it remains ready, willing and able to proceed and ARC's conditions precedent to closing are satisfied or would be satisfied upon Pomeroy's performance of its obligations at closing;

  •
  Pomeroy terminates the merger agreement because the merger has not occurred on or before September 30, 2004, and, at the time of such termination, ARC's conditions precedent to closing are satisfied or would be satisfied upon Pomeroy's performance of its obligations at closing but ARC fails to close notwithstanding Pomeroy's confirmation that it remains ready, willing and able to proceed; or

  •
  Pomeroy terminates the merger agreement because the merger has not occurred on or before September 30, 2004, and (i) at the time of such termination, ARC's conditions precedent to closing are satisfied or would be satisfied upon Pomeroy's performance of its obligations at closing, (ii) ARC has materially breached its covenants such that certain conditions to Pomeroy's obligation to close are not satisfied, and (iii) Pomeroy confirms that it would be ready, willing and able to proceed but for such material breach by ARC.

  •
  the merger agreement is terminated for one of the reasons listed below and within one year after termination ARC signs or closes an acquisition proposal for all or part of the company, ARC signs or closes a material equity financing, or a tender offer is consummated:

  •
  Pomeroy terminates the merger agreement after the board of directors of ARC fails to recommend against acceptance of certain tender offers or exchange offers or elects to take no position with respect to the acceptance of such offers; or

    •
    Pomeroy terminates the merger agreement because (i) the special meeting has not been called by September 30, 2004, (ii) the board of directors does not publicly recommend in a proxy statement that the ARC stockholders approve and adopt merger agreement or (iii) the board of directors withdraws, modifies or amends such recommendation in a manner adverse to Pomeroy.

  •
  the merger agreement is terminated by Pomeroy because the board of directors of ARC has withdrawn or modified in any manner adverse to Pomeroy or has failed to reaffirm (within (3) days of its receipt of an acquisition proposal or material equity financing) its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, any acquisition proposal or material equity financing, or ARC has entered into any agreement with respect to any acquisition proposal for all of the company or a material equity financing without compliance with the processes outlined with respect to superior proposals.

Payment of Break-up Fee

        Generally, fifty-percent (50%) of any termination payment shall be made within two (2) business days of execution of a definitive agreement with respect to the acquisition proposal, the material equity financing or tender offer, and the remaining fifty percent (50%) shall be paid on the earlier to occur of the closing of the acquisition proposal, material equity financing or tender offer or six (6) months after execution of the definitive agreement relating to any of such transactions. However:

  •
  In the event that merger agreement is terminated by Pomeroy or ARC because ARC did not receive stockholder approval for the merger and ARC signs or closes an acquisition proposal for all of the company within one year after termination, the expense reimbursement previously paid by ARC will be credited against the break-up fee, which shall be applied against the initial fifty percent (50%) that is due within two (2) business days of the execution of the definitive agreement with respect to the acquisition proposal.

  •
  In the event that the merger agreement is terminated by Pomeroy pursuant to the last paragraph listed under "Termination Payment" above, then ARC must pay to Pomeroy the break-up fee within two (2) days of the occurrence of the event resulting in such termination.

Expenses

        The merger agreement provides that regardless of whether the merger is consummated, all expenses incurred by the parties will be borne by the party incurring such expenses.

Amendment, Extension and Waiver

        The merger agreement may be amended in writing signed by all of the parties, by action taken or authorized by their respective boards of directors, at any time.

        At any time prior to the consummation of the merger, the parties to the merger agreement may: extend the time for the performance of any of the obligations or other acts of the other parties in the merger agreement;

  •
  waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant the merger agreement; and

  •
  waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

        Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

ARC Certificate of Incorporation

        As of the consummation of the merger, ARC's certificate of incorporation will be amended and restated to be substantially the same as the certificate of incorporation attached to the merger agreement.

ARC By-Laws

        As of the consummation of the merger, the by-laws of ARC will be amended and restated to be identical to the by-laws of Pomeroy Sub.

Wynnchurch Agreement

        In connection with the merger agreement, on May 11, 2004, each of the Wynnchurch Parties and Pomeroy entered into a Lockup and Purchase Agreement (the "Wynnchurch Agreement"). Pursuant to the Wynnchurch Agreement, in connection with the merger, and on condition that the merger is consummated, the Wynnchurch Parties agreed to sell and Pomeroy agreed to purchase all of the Wynnchurch Parties' warrants for the amount equal to the difference between $0.70 per share (or such higher price per share in the event the merger agreement is amended to provide for a higher merger consideration per share) and the respective exercise price per share under the respective warrant agreements, multiplied by the number of shares subject to the warrants.

        In addition, the Wynnchurch Parties agreed (i) to deliver to Pomeroy immediately prior to the closing of the merger all of its notes in exchange for the payment by Pomeroy of the principal balance outstanding plus accrued and unpaid interest as of the effective date of the merger, (ii) to cooperate with Pomeroy and Pomeroy Sub to consummate the merger in accordance with the merger agreement and (iii) to vote all shares of common stock owned by the Wynnchurch Parties as a result of the exercise of any of the warrants or the conversion of any of the notes in favor of the merger.

        Pursuant to the Wynnchurch Agreement, the Wynnchurch Parties have further agreed to consent to the merger, solely for purposes of the investment documents between various Wynnchurch entities and ARC, such consent being expressly conditioned upon and subject to (i) consummation (concurrent with consummation of the merger) of the transactions contemplated by the Wynnchurch Agreement, (ii) payment in full by ARC of all amounts owed to the Wynnchurch Parties pursuant to the investment documents between various Wynnchurch entities and ARC (including without limitation, all guaranty fees) and (iii) delivery of written documents terminating the financing commitments of the Wynnchurch Parties to ARC (in form and substance satisfactory to the Wynnchurch Parties) including a letter from ARC terminating the Wynnchurch Parties' commitments to provide additional funding and delivery of a release (in form and substance satisfactory to the Wynnchurch Parties, as applicable) of all guaranties previously provided by the Wynnchurch Parties in connection with indebtedness of ARC and its subsidiaries, including a release by Fleet Capital Corporation of all obligations of the Wynnchurch Parties under the Guaranty Agreement, dated April 14, 2003, among ARC, Wynnchurch US, Wynnchurch Canada and Fleet Capital Corporation, as amended.

        Pursuant to the Wynnchurch Agreement, the Wynnchurch Parties have agreed that until the earlier to occur of (i) such date and time as the merger shall become effective in accordance with the terms and provisions of the merger agreement and (ii) such date and time as the merger agreement shall be terminated in accordance with the termination provisions of said merger agreement, they will not sell or otherwise dispose of any of the securities of ARC or take any action to exercise their remedies or enforce their rights with respect to any existing or future event of default under the investment documents between the various Wynnchurch entities and ARC.

RECENT MARKET PRICES OF, AND DIVIDENDS ON,
ARC COMMON STOCK

        ARC common stock has been traded on the OTC Bulletin Board under the symbol "ALRC.OB" since June 20, 2001. Prior to that date, ARC's common stock was traded on the NASDAQ National Market, but was delisted for failure to satisfy the minimum bid price requirement for continued listing. No cash dividends have been paid on the common stock since the initial trading in 1994, except as noted below.

        In conjunction with the refinancing of ARC's revolving line of credit on January 31, 2002, ARC's Board of Directors redeemed all of the rights issued under its stockholders' rights plan. ARC paid a redemption payment of $0.01 per right to stockholders on February 8, 2002 at a total cost of approximately $171,000.

        As of [            ], 2004, ARC had [    ] stockholders of record and [                        ] outstanding shares of common stock. The following table represents the reported high and low sale prices of the common stock for the periods indicated, during the years ended December 31, 2003 and 2002:

	2003		2002
	High	Low	High	Low
First Quarter	$0.47	$0.23	$0.83	$0.46
Second Quarter	$0.36	$0.20	$0.67	$0.33
Third Quarter	$0.45	$0.24	$0.58	$0.35
Fourth Quarter	$1.03	$0.25	$0.48	$0.28

SECURITIES BENEFICIALLY OWNED BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        Set forth in the following table are the beneficial holdings (and the percentages of outstanding shares represented by such beneficial holdings) as of April 16, 2004, except as otherwise noted, of (i) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by ARC to own beneficially more than 5 percent of its outstanding Common Stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all directors and executive officers as a group. Except as otherwise indicated, ARC believes that the beneficial owners of the Common Stock listed below, based on information provided by such owners, have sole investment and voting power with respect to those shares, subject to community property laws where applicable. Under Rule 13d-3 of the Exchange Act, (i) persons who have the power to vote or dispose of Common Stock of ARC, either alone or jointly with others, are deemed to be beneficial owners of that Common Stock and (ii) persons who have the right to acquire beneficial ownership of Common Stock of ARC within 60 days are deemed to be the beneficial owners of that Common Stock.

Name	Number of Shares Beneficially Owned	Percent of Class
Wynnchurch Capital Partners, L.P(1) 150 Field Drive, Suite 165 Lake Forest, Illinois 60045	17,666,667	50.79%
John Hatherly(2) Director 150 Field Drive, Suite 165 Lake Forest, Illinois 60045	17,666,667	50.79%

Richard Renaud(3) Director 150 Field Drive, Suite 165 Lake Forest, Illinois 60045	17,666,667	50.79%
Denny L. Robinson and Terry and Kathleen Olson, as a group(4) 53565 Hunters Crossing Shelby Township, MI 48315	2,042,500	11.93%
Larry Kane(5) 2654 Kingston Drive Northbrook, IL 60062	1,577,000	9.21%
Alfred Shapiro(6) 1530 Landaleier Road Elk Grove Village, IL 60007	1,090,900	6.37%
Robert P. Stanojev(8) Chairman of the Board, President and Chief Executive Officer	—	—
Steven Purcell(8) Director, Senior Vice President, Chief Financial Officer, Secretary and Treasurer	328,680	1.92%
Bill McLendon(8) Senior Vice President	49,980	*
Marino Petropoulos(8) Vice President and Chief Financial Officer	14,900	*
Tracy Linne(8) Senior Vice President of Sales	57,120	*
Gibbs Vandercook(8) Executive Vice President Service and Development	—	—
JoAnne Brandes(8) Director	48,000	*
Frank Hayes Director S	—	—
Syd N. Heaton(7)(8) Director	127,455	*
Michael J. Hering Director	—	—
All directors and executive officers as a group (12 persons)(1)(9)	18,439,226	52.46%

*
Less than 1%.

(1)
Based upon a Schedule 13D/A filed with the Securities and Exchange Commission on May 13, 2004. According to that Schedule 13D/A, these shares include (i) 4,920,208 shares of Common Stock issuable upon exercise of a warrant issued to Wynnchurch Capital Partners, L.P. and 5,079,792 shares of Common Stock issuable upon exercise of a warrant issued to Wynnchurch

  Capital Partners Canada, L.P.; (ii) 3,280,139 shares of Common Stock issuable upon conversion of a note issued to Wynnchurch Capital Partners, L.P., and 3,386,528 shares of Common Stock issuable upon conversion of a note issued to Wynnchurch Capital Partners Canada, L.P.; and (iii) 492,021 shares of Common Stock issuable upon exercise of a contingent warrant issued to Wynnchurch Capital Partners, L.P. and 507,979 shares of Common Stock issuable upon exercise of a contingent warrant issued to Wynnchurch Capital Partners Canada, L.P. According to the Schedule 13D/A, power is exercised through Wynnchurch Management, Inc., the sole general partner of the sole general partner of Wynnchurch Capital Partners, L.P., and Wynnchurch GP Canada, Inc., the sole general partner of the sole general partner of Wynnchurch Capital Partners Canada, L.P.

(2)
Mr. Hatherly is the President, Treasurer and Director of Wynnchurch Management, Inc. and Wynnchurch GP Canada, Inc. and, as such, may be deemed to beneficially own the securities held by Wynnchurch Capital Partners, L.P. Mr. Hatherly has shared voting and dispositive power with Mr. Renaud over these shares. See footnote (1) above.

(3)
Mr. Renaud is the Chairman of the Board and director of each of Wynnchurch Management, Inc. and Wynnchurch GP Canada, Inc. and, as such, may be deemed to beneficially own the securities held by Wynnchurch Capital Partners, L.P. Mr. Renaud has shared voting and dispositive power with Mr. Hatherly over these shares. See footnote (1) above.

(4)
Based on a Schedule 13D/A filed with the Securities and Exchange Commission on May 30, 2002. According to that Schedule 13D/A, Mr. Robinson has sole voting and dispositive power over 1,700,000 shares held by him as Trustee of the Denny L. Robinson Revocable Living Trust, and Terry and Kathleen Olson have sole voting and dispositive power over 342,500 shares.

(5)
Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2004.

(6)
Based upon a Schedule 13D/A filed with the Securities and Exchange Commission on May 26, 2004. According to that Schedule 13D/A, Mr. Shapiro has sole voting and dispositive power with respect to 761,000 shares and shared voting and dispositive power with respect to 505,570 shares.

(7)
Includes 3,000 shares owned by Mr. Heaton's wife.

(8)
Includes 146,424 shares (Mr. Stanojev), 26,180 shares (Mr. Purcell), 49,980 shares (Mr. McLendon), 8,236 shares (Mr. Petropoulos), 57,120 shares (Ms. Linne), 48,000 shares (Ms. Brandes) and 30,000 shares (Mr. Heaton) that are subject to presently exercisable options or options exercisable within 60 days of April 16, 2004.

(9)
Includes an aggregate of 365,940 shares that are subject to presently exercisable options or options exercisable within 60 days of April 16, 2004.

OTHER MATTERS

        You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [            ], 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.

        Our board of directors does not intend to bring before the special meeting of stockholders any matters other than those set forth in this proxy statement, and has no present knowledge that any other matters will or may be brought before the special meeting of stockholders by others. If, however, any other matters properly come before the special meeting of stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

FUTURE STOCKHOLDER PROPOSALS

        ARC will hold its next annual meeting only if the merger is not completed soon after the special meeting. If you want to include a proposal in the proxy statement for ARC's next annual meeting of stockholders (if held), please send the proposal to us at ARC Corporation, 600 Hart Road, Suite 300, Barrington, Illinois 60010, Attn: Secretary. Proposals submitted pursuant to SEC Rule 14a-8 must be received a reasonable time before we print and mail the proxy statement for such meeting to be included in that proxy statement.

        In order for a stockholder to nominate a candidate for director at the next annual meeting, under ARC's By-laws, timely notice of the nomination must be given in writing to the Secretary of ARC. To be timely, any such notice must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary at the address listed above not less than 60 nor more than 90 days prior to the date of the annual meeting of stockholders or, if ARC mails its notice and proxy to the stockholders less than 60 days prior to the annual meeting, within 10 days after the notice and proxy is mailed. Such notice must describe various matters regarding the nominee and the stockholder giving the notice, including such information as name, address, occupation and shares held.

        In order for a stockholder to bring other business before the stockholders meeting, timely notice must be given to the Secretary of ARC within the time limits described above. Such notice must include various matters regarding the stockholder giving the notice and a description of the proposed business. These requirements are separate from, and in addition to, the requirements a stockholder must meet to have a proposal included in ARC's proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

        ARC and Pomeroy each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that ARC or Pomeroy files at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. ARC and Pomeroy filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http:www.sec.gov."

By Order of the Board of Directors,

/s/ Steven Purcell
Steven Purcell
 Senior Vice President, Chief Financial Officer,
Secretary and Treasurer

[            ], 2004

Appendix A

AGREEMENT AND PLAN OF MERGER

May 11, 2004

ARTICLE 1: The Merger		A-1
1.1	The Merger	A-1
1.2	Effective Time of the Merger	A-1
1.3	Consummation	A-2
1.4	Effects of the Merger	A-2
1.5	Further Assurances	A-2
ARTICLE 2: The Surviving Corporation and Parent		A-2
2.1	Certificate of Incorporation	A-2
2.2	By-Laws	A-2
2.3	Directors and Officers of Surviving Corporation	A-2
ARTICLE 3: Conversion of Shares		A-2
3.1	Merger Consideration	A-2
3.2	Acquisition Sub Shares	A-4
3.3	Dissenting Shares	A-4
3.4	Surrender and Payment	A-4
3.5	Closing	A-5
3.6	Withholding	A-6
ARTICLE 4: Representations and Warranties of Company		A-6
4.1	Organization, Standing, etc. of Company	A-6
4.2	Capitalization	A-6
4.3	Subsidiaries	A-7
4.4	Authority; Non-Contravention; Approval	A-8
4.5	SEC Documents	A-9
4.6	Financial Statements	A-10
4.7	Absence of Undisclosed Liabilities	A-10
4.8	No Liabilities as Guarantor	A-10
4.9	Absence of Certain Changes or Events	A-10
4.10	Taxes and Tax Returns	A-11
4.11	Compliance with Laws	A-12
4.12	Litigation	A-12
4.13	Compliance with Agreements	A-13
4.14	Books and Records	A-13
4.15	Employee Benefit Plans; ERISA	A-13
4.16	Labor Matters	A-15
4.17	Assets	A-16
4.18	Accounts Receivable and Vendor Receivables	A-16
4.19	Real Estate	A-17
4.20	Tangible Personal Property Leases	A-17
4.21	Intellectual Property	A-17
4.22	Insurance	A-18
4.23	Commercial Relationships	A-18
4.24	Environmental Matters	A-19
4.25	Contracts and Commitments; Suppliers and Customers	A-21
4.26	Section 203 of the DGCL Not Applicable	A-21
4.27	Government Contracts	A-21
4.28	Relations with Governments	A-22
4.29	Stockholder Rights Plan	A-22
4.30	No Existing Discussions	A-22

A-i

4.31	Disclosure Documents	A-22
4.32	Advisors' Fees	A-22
4.33	Opinion of Financial Advisor	A-22
4.34	Certain Loans, Split Dollar Arrangements and Other Transactions	A-22
4.35	Territorial Restrictions	A-23
4.36	Product Liability	A-23
4.37	Immigration Compliance	A-23
4.38	Preference Payments	A-23
4.39	Vote Required	A-23
4.40	Minority Business Status	A-23
4.41	Acquisitions	A-24
4.42	Definition of Company's Knowledge	A-24
4.43	No Additional Representations	A-24
4.44	Disclosure	A-24
ARTICLE 5: Representations and Warranties of Parent		A-25
5.1	Organization, Standing, etc. of Parent	A-25
5.2	Authorization and Execution	A-25
5.3	Absence of Conflicts; Governmental Authorizations	A-25
5.4	Capitalization	A-26
5.5	SEC Reports	A-26
5.6	Financial Statements	A-26
5.7	Absence of Undisclosed Liabilities	A-27
5.8	Absence of Adverse Changes	A-27
5.9	Actions and Proceedings	A-27
5.10	Proxy Statement and Registration Statement	A-27
5.11	Advisors' Fees	A-27
5.12.	Company Shares and Acquisition Sub Interests	A-27
5.13	Definition of Parent's Knowledge	A-28
5.14	Financing	A-28
5.15	Disclosure	A-28
ARTICLE 6: Covenants		A-28
6.1	Conduct of Business by Company Pending the Merger	A-28
6.2	Control of Operations	A-30
6.3	No Solicitation by Company	A-30
6.4	Meeting of Company Stockholders and Meeting of SSI Stockholders	A-32
6.5	Agreement to Cooperate; \f C \l 2	A-33
6.6	Access to Information	A-33
6.7	Proxy Statement	A-34
6.8	Expenses and Fees	A-34
6.9	Public Statements	A-35
6.10	Company Employees	A-35
6.11	Notification of Certain Matters; Supplemental Disclosure	A-35
6.12	Reliance Upon Warranties, Representations and Agreements of Company	A-36
6.13	Reliance Upon and Enforcement of Representations, Warranties and Agreements of Parent and Acquisition Sub	A-36
6.14	Indemnification	A-36
6.15	Maintenance of Company Records	A-38
6.16	Stockholder Litigation	A-38
6.17	Affiliates	A-38
6.18	Resignations	A-38
ARTICLE 7: Conditions		A-38

A-ii

7.1	Conditions to Each Party's Obligation to Effect the Merger	A-38
7.2	Conditions to Obligation of Company to Effect the Merger	A-39
7.3	Conditions to Obligations of Parent to Effect the Merger	A-39
ARTICLE 8: Termination, Amendment and Waiver		A-40
8.1	Termination	A-40
8.2	Effect of Termination	A-41
8.3	Termination Payment by Company	A-41
8.4	Amendment	A-43
8.5	Waiver	A-43
ARTICLE 9: General Provisions		A-44
9.1	Non-Survival	A-44
9.2	Brokers	A-44
9.3	Notices	A-44
9.4	Interpretation	A-45
9.5	Miscellaneous	A-45
9.6	Jurisdiction	A-45
9.7	Counterparts	A-46
9.8	Parties In Interest	A-46
9.9	Severability	A-46
9.10	Entire Agreement	A-46
9.11	Governing Law	A-46
9.12	Section Headings; Construction	A-46
9.13	Enforcement	A-46
9.14	Rules of Construction	A-46
9.15	Waiver of Trial by Jury	A-46

A-iii

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement"), dated as of May 11, 2004, is made by and among Pomeroy IT Solutions, Inc., a Delaware corporation ("Parent"), Pomeroy Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition Sub") and Alternative Resources Corporation, a Delaware corporation ("Company").

W I T N E S S E T H:

        WHEREAS, the Board of Directors of Company has (i) unanimously determined that this Agreement, the Merger and the transactions contemplated hereby are fair to, and in the best interests of, Company and the stockholders of Company; (ii) unanimously approved this Agreement and declared it advisable; and (iii) unanimously resolved to recommend that the stockholders of Company approve and adopt this Agreement, the Merger and the transactions contemplated hereby; and

        WHEREAS, the Board of Directors of Parent and Acquisition Sub have approved the Merger on the terms set forth in this Agreement; and

        WHEREAS, for federal income tax purposes, it is intended that the Merger be treated as a taxable transaction under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

        WHEREAS, concurrently with the execution and delivery of this Agreement, to induce Parent to enter into this Agreement, Wynnchurch Capital Partners, L.P., a Delaware limited partnership ("WCP"), Wynnchurch Capital Partners, Canada, L.P., a Canada limited partnership ("WCPC") and Wynnchurch Capital, Ltd., a Delaware corporation ("WCL") have entered into an agreement in the form attached hereto as Exhibit "A" (the "WCP, WCPC and WCL Agreement").

        NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth herein, and intending to be legally bound, Parent, Acquisition Sub and Company hereby agree as follows:

ARTICLE 1
The Merger

        1.1   The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the Delaware General Corporation Law ("DGCL"), Acquisition Sub shall be merged with and into Company and the separate existence of Acquisition Sub shall thereupon cease (the "Reverse Merger"). Parent may at any time change the method of effecting the combination with Company (including, without limitation, the provisions of this Section 1.1) if and to the extent it deems such change to be desirable, including without limitation, to provide for a merger of Company with an into Acquisition Sub (the "Forward Merger"); provided, however, that no change shall (i) alter or change the Merger Consideration, as herein after provided for in this Agreement, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) relieve Parent of any of its obligations hereunder. The Reverse Merger and Forward Merger shall alternatively be referred to as the ("Merger"). The Company (in the case of a Reverse Merger), or Acquisition Sub (in the case of a Forward Merger), as the surviving corporation after the Merger, is hereinafter sometimes referred to as "Surviving Corporation."

        1.2   Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as shall be stated in the Certificate of Merger, in a form reasonably acceptable to Parent, Company and Acquisition Sub, respectively, to be filed with the Secretary of State of Delaware in accordance with the DGCL ("Merger Filing"). The Merger Filing shall provide for the effectiveness of the Merger immediately upon its filing. The Merger Filing shall be made at the Closing.

        1.3   Consummation. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practical after the date hereof. Accordingly, the parties shall use their reasonable efforts to consummate, as soon as practical, the transactions contemplated by this Agreement in accordance with Section 3.5.

        1.4   Effects of the Merger. The Merger shall have the effect set forth in Section 259 of the DGCL.

        1.5   Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise in the Surviving Corporation, the title of any property or rights of Acquisition Sub acquired or to be acquired by reason of, or as a result of, the Merger (or Company in the event of a Forward Merger), the Surviving Corporation and Acquisition Sub (Company in the event of a Forward Merger) agree that the Acquisition Sub and Surviving Corporation (Company in the event of a Forward Merger) and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and to do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement.

ARTICLE 2
The Surviving Corporation and Parent

        2.1   Certificate of Incorporation. If the Reverse Merger is consummated, the Certificate of Incorporation of Company shall be amended at the Effective Time, to read in its entirety as set forth on Exhibit "B" hereto and shall be the Certificate of Incorporation after the Effective Time, until thereafter amended in accordance with its terms as provided in the DGCL.

        If the Forward Merger is consummated, the Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Surviving Corporation after the Effective Time, until thereafter amended in accordance with its term and as provided in DGCL, except that Article 1 thereof shall be amended at the Effective Time in accordance with the provisions of Section 251 of DGCL to read in its entirety as follows: "The name of the Corporation is "Alternative Resources Corporation"'

        2.2   By-Laws. The By-Laws of Acquisition Sub as in effect immediately prior to the Effective Time shall be the By-Laws of Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of Surviving Corporation and the DGCL, except that references in the By-Laws to the term Acquisition Sub shall be changed to "Alternative Resources Corporation"

        2.3   Directors and Officers of Surviving Corporation. The Directors and Officers of Acquisition Sub, in effect immediately prior to the Effective Time shall be the Directors and Officers of Surviving Corporation as of the Effective Time and thereafter such Directors and Officers shall serve in accordance with the By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE 3
Conversion of Shares

        3.1   Merger Consideration. The manner and basis of converting the shares of Company Common Stock upon consummation of the Merger shall be as set forth in this Section 3.1. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Acquisition Sub or any holder of Company Capital Stock or holder of capital stock of Acquisition Sub:

          (a)   Subject to the other provisions of this Section 3.1, each share of common stock, par value $.01 per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Parent, Acquisition Sub or any Subsidiary of Parent or Acquisition Sub and Dissenting Shares) shall be converted into the right to receive the Merger Consideration. The "Merger Consideration" shall mean cash in the amount of $.70, without interest

          (b)   Each share of Company Common Stock held in the treasury of Company and each share of Company Common Stock owned by Parent, Acquisition Sub or any Subsidiary of Parent or Acquisition Sub immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c)   At the Effective Time, all shares of Company Common Stock will no longer be outstanding and will automatically be canceled and retired, and each holder of a Company Certificate or Company Book-Entry Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable thereto.

          (d)   In connection with the Merger, each option (each, a "Company Stock Option" and collectively, the "Company Stock Options") to purchase Company Common Stock under any employee or director stock option or stock purchase plan or arrangement or agreement of the Company listed on Section 3.1 of the Company Disclosure Schedule, in the Company Reports or otherwise which is exercised by the holder of such Company Stock Option and each share of Company Common Stock issued incident to the exercise of a Company Stock Option shall be entitled to receive the Merger Consideration. Company shall use its best efforts to cause all vested Company Stock Options whose exercise price is equal to or in excess of $.70 per share as of the Effective Time to be terminated. In the event any holder of a vested Company Stock Option whose exercise price is less than $.70 per share fails to exercise such Company Stock Option prior to the Effective Time, a cashless exercise method shall automatically be implemented, on behalf of such Company Stock Option holder, and in lieu of the Company Common Stock to be issued pursuant to the cashless exercise, an amount per share shall be payable to such Company Stock Option holder by Company promptly after the Effective Time equal to the difference between the Merger Consideration and the exercise price under such Company Stock Option (the "Cashless Exercise Consideration"). Company shall be responsible for withholding all applicable federal, state or local withholding taxes relating to the exercise of Company Stock Options or the payment of Cashless Exercise Consideration. If the exercise price provided for any vested Company Stock Option is equal to or exceeds the Merger Consideration, and such Company Stock Option is not exercised prior to the Effective Time, no Company Common Stock shall be issued with respect to such Company Stock Option. Immediately following the Effective Time of the Merger, all outstanding Company Stock Options shall automatically be cancelled. The Company shall take all actions necessary to ensure that no Company Stock Options are granted after the date of this Agreement. Immediately after the Effective Time, the Company Stock Option Plans shall terminate and the provisions of any other plans, program or arrangement providing for the issuance or grant of any other interest in respect of the Company Capital Stock or any Subsidiary of Company shall be of no further force and effect and shall be deemed to be deleted and no holder of a Company Stock Option shall have any right thereunder to acquire any equity securities of the Company, Acquisition Sub, or any subsidiary thereof, or Parent.

          (e)   As of the Effective Time, each outstanding Company Warrant listed on Section 3.1 of the Company Disclosure or the Company Reports, or otherwise, which is outstanding immediately prior to the Effective Time of the Merger, shall be sold and transferred by the owner of such

  Company Warrants to Parent free and clear of all Liens pursuant to the terms of the WCP, WCPC and WCL Agreement. Parent shall pay to the owner of each Company Warrant promptly after the Effective Time, an amount per share of Company Common Stock into which such Company Warrant is exercisable equal to the difference between $.70 and the exercise price under such Company Warrant of $.26. The total purchase price for the Company Warrants shall be $4,840,000.00 (11,000,000 Company Warrants × $.44). If the exercise price per share provided for any Company Warrant is equal to or exceeds $.70, Parent shall not be required to pay to the owner of such Company Warrant, any amount with respect to such Company Warrant.

        3.2   Acquisition Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole stockholder of Acquisition Sub, each issued and outstanding share of common stock, par value $.01 per share, of Acquisition Sub ("Acquisition Sub Common Stock") shall, in the case of a Reverse Merger, be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation and each issued and oustanding share of common stock, par value .01 per share, of Acquisition Sub, shall, in the case of a Forward Merger, remain outstanding as one share of common stock, .01 per share, of the Surviving Corporation.

        3.3   Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Company Common Stock in accordance with the requirements of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration and the holders thereof shall be entitled to only such rights as are granted by the DGCL, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal, in which case such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, as set forth in Section 3.1, without any interest thereon. Company shall give Parent prompt notice of any demands received by Company for appraisal of shares of Company Common Stock, withdrawals of such demands, and any other instruments or documents served pursuant to the DGCL and received by Company, and Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, Company shall not make any payment with respect to, or offer to settle or settle, any such demands. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of Section 262 of the DGCL, will receive payment thereof from the Surviving Corporation and as of the Effective Time such shares of Company Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

        3.4   Surrender and Payment.

          (a)   Parent shall authorize one or more Persons reasonably acceptable to the Company to act as Exchange Agent hereunder the "Exchange Agent." Promptly after the Effective Time, Parent shall deliver to the Exchange Agent sufficient cash to satisfy the Merger Consideration. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of certificates representing outstanding shares of Company Common Stock ("Company Certificates") or shares of Company Common Stock represented by book-entry ("Company Book-Entry Shares") (other than Dissenting Shares), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent or, in the case of Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Company Certificates or, in the case of Company Book-Entry Shares, the surrender of such shares for payment of the Merger Consideration therefor. After the Effective Time, upon surrender in accordance with this Section 3.4(a), to the Exchange Agent of a Company Certificate or Company Book-Entry Shares,

  together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Exchange Agent shall promptly deliver to the holder of such Company Certificate or Company Book-Entry Shares in exchange therefor, the Merger Consideration to be received by the holder thereof pursuant to this Agreement. The Exchange Agent shall accept such Company Certificates or Company Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of Company or its transfer agent of shares of Company Common Stock and, if Company Certificates or Company Book-Entry Shares are presented to Company for transfer, they shall be canceled against delivery of the applicable Merger Consideration. If any Merger Consideration is to be issued in a name other than that in which the Company Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Company Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, including compliance with all laws and that the person requesting such exchange shall pay to Company or its transfer agent any transfer or other taxes required by reason of the issuance of the Merger Consideration in a name other than that of the registered holder of the Company Certificate surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.4(a), each Company Certificate and each Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 3.1.

          (b)   The Merger Consideration paid upon the surrender for exchange of Company Certificates or Company Book-Entry Shares in accordance with the terms of this Article 3 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock so exchanged.

          (c)   At any time following the date which is nine months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any or funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Company Certificates or Company Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Company Certificates or Company Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. None of Parent, Surviving Corporation, any subsidiary or Affiliate of Parent or Surviving Corporation or the Exchange Agent shall be liable to any former holder of Company Common Stock for cash, pursuant to any applicable abandoned property, escheat or other similar laws.

          (d)   If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Company Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Company Certificate.

        3.5   Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Parent, or such other location as shall be mutually agreeable to Parent and

Company on the first (1st) Business Day immediately following the date on which the last of the conditions set forth in Article 7 (other than the delivery of certificates, and other instruments and documents to be delivered at the Closing, but subject to the delivery at the Closing of such certificates, and other instruments and documents) is fulfilled or waived, or at such other time and place as Parent and Company shall agree (the date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

        3.6   Withholding. Parent will be entitled to deduct and withhold from the aggregate Merger Consideration otherwise payable to any former holder of Company Common Stock all amounts required by law to be deducted or withheld therefrom. To the extent that amounts are so withheld by Parent or Acquisition Sub, such withheld amount will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or Acquisition Sub.

ARTICLE 4
Representations and Warranties of Company

        Except as set forth in the Company Disclosure Schedule (with specific reference to the relevant sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants readily apparent) or in the Company Reports, or as otherwise expressly contemplated by this Agreement, Company represents and warrants to Parent and Acquisition Sub as follows:

        4.1   Organization, Standing, etc. of Company. Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has the requisite corporate power and authority to own its assets and to carry on its businesses as presently conducted. The Company is duly qualified as a foreign corporation to do business in and is in good standing in each jurisdiction where it is presently engaged in business and is required to be so qualified except for the jurisdictions set forth in Section 4.1 of the Company Disclosure Schedule which Company is currently preparing documentation to so qualify or where the failure to be so qualified would not have a Material Adverse Effect on Company. Company has delivered or made available to Parent and Acquisition Sub true and complete copies of its Certificate of Incorporation and all amendments thereto to the date hereof and its Bylaws as presently in effect and the Certificate of Incorporation and Bylaws (or other comparable documents). Company has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. Section 4.1 of the Company Disclosure Schedule sets forth a complete list of the jurisdictions in which the Company is qualified to do business.

        4.2   Capitalization.

          (a)   The authorized capital stock of Company consists of (a) 50,000,000 shares of Company Common Stock of which 17,117,304 shares are issued and outstanding on the date hereof, 9,583,279 shares have been reserved for issuance upon the conversion of the Company's Senior Subordinated Convertible Notes, 2,154,281 shares have been reserved for issuance under Company Option Plans, 11,000,000 shares have been reserved for issuance under the Company Warrants, and 585,800 shares of Company Common Stock are held in the treasury; and (b) 1,000,000 shares of Company Preferred Stock, of which 0 shares are issued and outstanding on the date hereof. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. Each outstanding share of capital stock (or other ownership interest) of each Subsidiary of Company is duly authorized, validly issued, fully paid and nonassessable, and is owned by Company or its Subsidiaries, free and clear of all Liens other than Permitted Liens. Section 4.2 of the Company Disclosure Schedule sets forth the number and exercise price of all outstanding Company Stock

  Options on the date hereof. All shares of Company Common Stock subject to issuance upon exercise of the outstanding Company Stock Options described above will be, upon issuance on the terms specified in the option agreement, duly authorized, validly issued, fully paid and nonassessable.

          (b)   Except as set forth in Section 4.2 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, stock appreciation rights (SARs), phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock, or obligating Company to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Company is a party or is bound with respect to the voting of any shares of Company Capital Stock.

          (c)   The Board of Directors of Company has not declared any dividend or distribution with respect to the Company Capital Stock the record or payment date for which is on or after the date of this Agreement.

          (d)   As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any shares of capital stock of any Subsidiary of Company.

          (e)   The Company Common Stock is traded on the OTC Bulletin Board. No other securities of Company or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange.

        4.3   Subsidiaries.

        Except as set forth in Section 4.3 of the Company Disclosure Schedule,

          (a)   Each Subsidiary of Company is a corporation (or other legal entity, as applicable) duly incorporated (or an entity duly formed) and organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, and has all corporate, partnership or other entity derived powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Company. Section 4.3 of the Company Disclosure Schedule sets forth each jurisdiction in which each Subsidiary is qualified to do business. No Subsidiary of Company is in default in any respect in the performance, observation or fulfillment of any provision of its Certificate or Articles of Incorporation or By-Laws (or similar organizational documents). Other than its Subsidiaries, Company does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other entity whether incorporated or unincorporated. No securities issued by any Subsidiary of Company are registered or required to be registered with the SEC under the Exchange Act and since January 1, 2000, no securities issued by any Subsidiary of Company have been issued under a registration statement filed with the SEC under the Securities Act.

          (b)   All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of company is owned by Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the Securities Act. There are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of Company's Subsidiaries, (ii) securities of Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of Company's Subsidiaries or (iii) options or other rights to acquire from Company or any of its Subsidiaries, or other obligation of Company or any of its Subsidiaries to issue any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in any of Company's Subsidiaries. There are no outstanding obligations of Company of any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) of this Section 4.3(b).

        4.4   Authority; Non-Contravention; Approval.

        Except as set forth in Section 4.4 of the Company Disclosure Schedule,

          (a)   Company has full corporate power and authority to enter into this Agreement and, subject to the Stockholders' Approval and the Company Required Statutory Approvals, to consummate the transactions contemplated hereby. The Board of Directors of Company has (i) unanimously determined that this Agreement, the Merger and the transactions contemplated hereby are fair to and in the best interests of Company and the Stockholders, (ii) unanimously approved this Agreement and declared it advisable and (iii) unanimously resolved to recommend that the Stockholders approve and adopt this Agreement, the Merger and the transactions contemplated hereby. No other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or, except for the Stockholders' Approval, the consummation by Company of the transactions contemplated hereby. Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Parent and Acquisition Sub, this Agreement constitutes a valid and legally binding agreement of Company enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

          (b)   The execution and delivery of this Agreement by Company does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties or assets of Company under any of the terms, conditions or provisions of (i) the respective charters, by-laws, partnership agreements, trust declarations, operating agreements, or other similar organizational instruments of Company or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Company or any of its Subsidiaries is now a party or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Company of the transactions contemplated by this Agreement will not result in any violation, conflict, breach, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) Company Required Statutory Approvals, the Stockholders' Approval and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents from lessors or other third parties that are listed in Section 4.4(b) of the Company Disclosure Schedule. Excluded from the foregoing two sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions two described in clauses (ii) and (iii) of the first sentence of this paragraph (b) are such violations, conflicts, breaches, defaults, termination, accelerations, payments, compensations or creations of Liens that, individually or in the aggregate, would not have a Material Adverse Effect on Company.

          (c)   Except for the Company Required Statutory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated thereby. Excluded from the foregoing sentence are such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect on Company.

          (d)   The affirmative vote of the holders of a majority of the shares of outstanding Company Common Stock (the "Stockholders' Approval") is the only vote of the holders of any class or series of Company Capital Stock necessary to approve the Merger and the consummation of the transactions contemplated hereby.

        4.5   SEC Documents.

          (a)   Company has previously delivered (except to the extent such filings are publicly available on the EDGAR system) to Parent and Acquisition Sub each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Company with the SEC since January 1, 1999 each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof, and except as set forth in Section 4.5 of the Company Disclosure Schedule, Company has timely filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since January 1, 1999 (collectively, the "Company Reports"). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Company Reports (i) complied in all materials respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and complied with the requirements thereof including all of the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The principal executive officer of Company and the principal financial officer of Company (and each former principal executive officer or principal financial officer of Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports filed since such certifications have been required. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

          (b)   Company maintains disclosure controls and procedures required by Rule l3a-l5 or l5d-l5 under the Exchange Act; such controls and procedures are effective for gathering, analyzing and disclosing the information the Company is required to disclose in its reports filed under the Exchange Act. Since January 1, 1999, Company has not received notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge other than comments from the SEC on Company filings which comments have either been satisfied or withdrawn by the SEC.

        4.6   Financial Statements. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including, in each case, any related notes) and schedules fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations, shareholders' equity and cash flows of the Company and its Subsidiaries included in or incorporated by reference into the Company Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position, results of operations or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which in the aggregate were not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Section 4.6 of the Company Disclosure Schedule sets forth the outstanding balance of the Company's indebtedness owed to WCP, WCPC and WCL as of March 31, 2004 (including fees and accrued interest through such date).

        4.7   Absence of Undisclosed Liabilities. Except as set forth in the Company Reports or in Section 4.7 of the Company Disclosure Schedule, as of December 31, 2003, the Company and its Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 2003 (or the notes thereto) in accordance with GAAP included in the Company's audited financial statements for such year and/or the Company 10-K ("the Company Balance Sheet") that were not adequately reflected or reserved against on the Company Balance Sheet. Except as set forth in Section 4.7 of the Company Disclosure Schedule, the Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise required to be reflected or disclosed on the Company Balance Sheet prepared in accordance with GAAP, other than liabilities (i) adequately reflected or reserved against on the Company Balance Sheet, (ii) incurred since December 31, 2003 in the ordinary course of business, or (iii) that would not, individually or in the aggregate, have a Material Adverse Effect on Company. As of the Closing Date, Company shall have accrued or made provisions in accordance with GAAP, for certain obligations of Company in the aggregate amount of $375,000.00 relating to the specific items set forth in Section 4.7 of the Company Disclosure Schedule pertaining to this accrual and for any other employee(s) set forth on Exhibit B who is/are due severance whose termination of employment has occurred on or prior to Closing.

        4.8   No Liabilities as Guarantor. Except as set forth in Section 4.8 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries are directly or indirectly obligated to guaranty or assume any debt, dividend, or other obligation of any Person, corporation, association, partnership, or other entity (other than the Company or its Subsidiaries), except endorsements made in the ordinary course of business in connection with the deposit of items for collection.

        4.9   Absence of Certain Changes or Events. Since December 31, 2003, Company and its Subsidiaries have conducted their businesses only in the ordinary course and, to the knowledge of Company, in a manner consistent with past practice, and there has not been:

          (a)   any event, change, effect or development that, individually or in the aggregate, would have a Material Adverse Effect on Company;

          (b)   any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock (or ownership interests) of Company, or any redemption, purchase or other acquisition of its securities;

          (c)   any split, combination or reclassification of any shares of Company or any issuance or authorization of any issuance of any other securities in exchange or in substitution for shares of Company; or

          (d)   any acquisition by Company or any of its Subsidiaries (including by merger, consolidation, or acquisition of stock or assets or any other business combination) of any entity or any division thereof or any material amount of assets.

        4.10 Taxes and Tax Returns. Except as set forth in Section 4.10 of the Company Disclosure Schedule:

          (a)   Company and each of its Subsidiaries have duly filed in all material respects all Tax Returns and will cause to be filed prior to Closing all the Tax Returns set forth on Section 4.10 of the Company Disclosure Schedule and have duly paid or caused to be duly paid in full or made provision in accordance with GAAP for the payment in all material respects of all Taxes for all periods or portions thereof ending prior to the date hereof including, but not limited to, all Taxes, for the Tax Returns set forth on Section 4.10 of the Company Disclosure Schedule, except to the extent that all such failures to file or make payments in full, taken together, would not have a Material Adverse Effect. All such Tax Returns accurately reflect in all material respects all liability for Taxes for the periods covered thereby and all such Tax Returns are true, correct and complete in all material respects. Company has made available to Parent and Acquisition Sub complete and correct copies of all federal income Tax Returns filed by Company and each of its Subsidiaries for the three most recent taxable years for which such Tax Returns have been filed prior to the date of this Agreement. Neither Company nor any of its Subsidiaries has received written notice of any claim made by a Tribunal in a jurisdiction where neither Company nor its Subsidiaries files Tax Returns that Company or its Subsidiaries is or may be subject to taxation by that jurisdiction that, individually or in the aggregate, which would have a Material Adverse Effect on Company.

          (b)   Section 4.10 of the Company Disclosure Schedule lists all income Tax Returns of Company or any of its Subsidiaries for the prior three (3) fiscal years that have been audited, and indicates those Tax Returns that currently are the subject of audit. The applicable statutes of limitation for the assessment of Federal income taxes for all taxable periods ending on or prior to December 31, 1997 have expired, and no material deficiencies were asserted as a result of such examinations that have not been resolved or fully paid or provided for in accordance with GAAP. There is no material dispute or claim concerning any Tax liability of Company or of any of its Subsidiaries either claimed or raised by any taxing authority in writing.

          (c)   Neither Company nor any of its Subsidiaries (i) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (ii) is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any Person not included in Company's consolidated financial statements most recently filed by Company with the SEC, (iii) has made an election under former Section 341(f) of the Code, (iv) is a party to or bound by any closing agreement or offer in compromise with any taxing authority, (v) has any excess loss account (as defined in Treasury Regulations Section 1.1502-19), (vi) has any deferred intercompany gains (as defined in Treasury Regulations Section 1.1502-13), or (vii) is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any similar provision of foreign, state or local law.

          (d)   There is no material Tax lien against the assets of Company or any of its Subsidiaries except for Permitted Liens.

          (e)   None of the assets of Company or any of its Subsidiaries is (i) "tax exempt use property" within the meaning of Section 168(h) of the Code, (ii) subject to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

          (f)    Company and each of its Subsidiaries is a "United States Person" within the meaning of Section 7701(a)(30) of the Code.

          (g)   Company and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (h)   Neither Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any Person (other than Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (i)    Neither Company nor any of its Subsidiaries is a partnership or disregarded entity for federal income tax purposes.

          (j)    Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (k)   Neither Company nor any of its Subsidiaries has, with respect to any open taxable period, applied for and been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable state, local or foreign law.

          (l)    Neither Company nor any of its Subsidiaries have taken any deduction or received any tax benefit arising from participation in a "tax shelter" as defined for purposes of Section 6111(c) of the Code or have "participated" in a "reportable transaction" as defined in Treasury Regulations Section 1.6011-4(b) or (c)(3) or Treasury Regulations Section 1.6011-4T(a) and (b).

          (m)  Except as reflected or reserved against in the Company Balance Sheet as of December 31, 2003, Company as of such date had no deferred tax liabilities of any material nature and Company represents and warrants that it does not know nor does it have any reasonable grounds to know of any basis for any deferred tax liability in any material amount not fully reflected or reserved against in its consolidated balance sheet as of December 31, 2003.

          (n)   All deductions taken on Company's and its Subsidiaries' Tax Returns have been properly deducted by Company and such Subsidiaries in all material respects pursuant to pertinent provisions of the Code.

        4.11 Compliance with Laws.

          (a)   Except as set forth in Section 4.11 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect on Company: (i) the Company and its Subsidiaries have all licenses, permits, authorizations, franchises, orders or approvals of any Governmental Entity (collectively, "Permits") material to the conduct of their respective businesses as presently conducted; (ii) such Permits are in full force and effect; and (iii) no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any Permit.

          (b)   No Violation of Law. Neither Company nor any of its Subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Company.

        4.12 Litigation.

          (a)   Other than matters existing or arising under Regulatory Laws in connection with the transactions contemplated by this Agreement which are to be dealt with as provided in Section 6.5,

  there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain or enjoin the consummation of the Merger or seek other relief or remedy and which would reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings not otherwise disclosed in Section 4.12 of the Company Disclosure Schedule, to have a Material Adverse Effect on Company. Except as set forth in the initial clause of the preceding sentence, as of the date hereof, neither Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which (i) prohibits or restricts the consummation of the transactions contemplated by this Agreement or (ii) which would reasonably be expected, either alone or in the aggregate with all judgments, decrees, injunctions, rules or orders, to have a Material Adverse Effect on Company, or (iii) which restricts the conduct of the business of Company or any of its Subsidiaries or the ability of Company or any of its Subsidiaries to compete freely with any other Person. Except as disclosed in Section 4.12 of the Company Disclosure Schedule, there are no (i) claims, suits, actions or proceedings pending against Company or any of its Subsidiaries, or (ii) to the knowledge of Company, material investigations or threatened material claims, suits, actions or proceedings against Company or any of its Subsidiaries, in either case, which would reasonably be expected either alone or in the aggregate, to result in a Material Adverse Effect on the Company.

          (b)   Section 4.12 of the Company Disclosure Schedule sets forth each action, suit, proceeding or, to the knowledge of the Company, investigation pending as of the date of this Agreement against Company or any Subsidiary of Company, or, to the knowledge of the Company, any director, officer or employee of Company or any Subsidiary of Company alleging any violation of federal or state securities laws, the DGCL or the rules or regulations of NASDAQ or any other secuities exchange governing Company.

        4.13 Compliance with Agreements. Except as set forth in Section 4.13 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the charter or by-laws of Company or (b) the contracts, commitments, agreements, leases, licenses, and other instruments of Company or its Subsidiaries, except, in the case of clause (b) above, for breaches, violations and defaults which, alone or in the aggregate, would not have a Material Adverse Effect on Company.

        4.14 Books and Records. The minute books of the Company have been made available to Parent and Acquisition Sub, contain or will contain at Closing in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Company board of directors.

        4.15 Employee Benefit Plans; ERISA.

          (a)   (1) Section 4.15 of the Company Disclosure Schedule lists (A) each plan, program, arrangement, practice and policy under which one, or more than one, current or former officer, employee or director of Company or a Subsidiary of Company has any right to employment, to purchase or receive any stock or other securities of Company or a Subsidiary of Company or to receive any compensation (whether in the form of cash or stock or otherwise) or benefits of any kind or description whatsoever in any material amount or under which Company or a Subsidiary of Company has any material liability and (B) each employee benefit plan within the meaning set forth in Section 3(3) of ERISA under which the Company or a Subsidiary has any liability.

            (2)   Each plan, program, arrangement, practice and policy described in Section 4.15(a)(1) shall be referred to individually as a "Union Plan" and shall be referred to collectively as the

    "Union Plans" if described in Section 414(f) of the Code, and each other plan, program, arrangement, practice and policy described in Section 4.15(a)(1) shall be referred to individually as a "Company Plan" and collectively as the "Company Plans".

          (b)   The Company has delivered or made available to Parent (i) a current, complete and accurate copy of each Company Plan which is set forth in writing (and any related trust, insurance contract or other funding arrangement) and a written summary of each Company Plan which is not set forth in writing and (ii) a copy of the most recent Annual Report (Form 5500) and all related exhibits and reports) for each Company Plan which is subject to ERISA.

          (c)   No Company Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Company Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code. Neither the Company nor any Subsidiary has any liability for any withdrawal or partial withdrawal from any Union Plan and, based on information provided by each Union Plan subject to Title IV of ERISA, the Company has no reason to believe that either the Company or any Subsidiary would have any liability under Title IV of ERISA to any Union Plan if the Company or any of its Subsidiaries incurred a withdrawal or partial withdrawal from such Union Plan.

          (d)   There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes, liabilities or indemnification obligations which, individually or in the aggregate, could have a Material Adverse Effect on Company, and there has been no other event, or more than one other event, with respect to any Company Plan that could result in any liability for the Company or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA which could have a Material Adverse Effect on Company.

          (e)   Each Company Plan which is intended to be qualified under Section 401 (a) of the Code has received a favorable determination letter from the Internal Revenue Service on the plan as currently in effect or has pending an application for such a determination letter from the Internal Revenue Service on the plan as currently in effect, and the Company is not aware of any reason likely to result in the revocation of any favorable determination letter which has been received or in the Internal Revenue Service declining to issue a favorable determination letter on a pending application. The Company has provided to Parent a copy of the most recent Internal Revenue Service favorable determination letter with respect to each such Company Plan and, if such letter does not cover a Company Plan as currently in effect, a copy of the application to the Internal Revenue Service for such a letter.

          (f)    Each Company Plan has been maintained and administered in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Company Plan or to the Company or any Subsidiary as a sponsor, a plan administrator or a fiduciary of such Company Plan. If a former Company Plan has been terminated by or all or any part of the liabilities of the Company or any Subsidiary for any current or former Company Plan or Union Plan have been transferred to another employer, such termination or transfer was properly effected and neither Company nor any of its Subsidiaries has any further liability with respect to such termination or transfer.

          (g)   Except as set forth in Section 4.15 of the Company Disclosure Schedule, neither the requisite corporate or stockholder approval of, nor the consummation of, the transactions contemplated by this Agreement will (either alone or together with any other event, including, any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan.

          (h)   Except as set forth in Section 4.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any material liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

          (i)    All contributions and other payment due from the Company or any of its Subsidiaries with respect to each Company Plan and each Union Plan (other than for routine and reasonable claims for benefits made in the ordinary course of the Company Plan's operations) have been made or paid in full or are shown in the Company Reports, and all of the assets which have been set aside in a trust, escrow account or insurance company separate account to satisfy any obligations under any Company Plan are shown on the books and records of each such trust or account at their current fair market value as of the most recent valuation date for such trust or account, and the fair market value of all such assets as of each such valuation date equals or exceeds the present value of any obligation under any Company Plan.

          (j)    There are no pending or, to the knowledge of the Company, threatened claims with respect to a Company Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan's operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or any Subsidiary, which claims could result in any material liability to the Company or any of its Subsidiaries, and no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company or a Subsidiary, has been proposed with respect to any Company Plan.

          (k)   Section 4.15 of the Company Disclosure Schedule sets forth the number of individuals who were performing services for Company on December 31, 2003 who were classified by Company as independent contractors. Each individual who performs, or has performed, services for the Company or any Subsidiary of Company as an employee or as an independent contractor is, or has been, properly classified as an employee or as an independent contractor, except where failure to properly classify such individual(s) would not, individually or in the aggregate, have a Material Adverse Effect on Company.

          (l)    Vesting for options which are outstanding under Company Stock Option Plans, including accelerated vesting which may occur at the Effective Time, has been or will be effected in accordance with the terms of the Company plans. Except as set forth in Section 4.16 of the Company Disclosure Schedule, the interests in or shares available for issuance under each such Company Stock Option Plan are properly registered pursuant to the Securities Act on a Form S-8.

        4.16 Labor Matters.

          (a)   Section 4.16(a) of the Company Disclosure Schedule, lists (i) the corporate officers, corporate employees and non-corporate executives of the Company and its Subsidiaries who, upon termination of their employement by reason of the Merger are entitled to payments for severance or other similar payments, (ii) any written agreements regarding such payments and (iii) any other severance agreements with current or former employees or directors of the Company or any of its Subsidiaries: (A) that provide (in the case of each such agreement) for severance payments in excess of $30,000.00 or (B) where the current or former employee or director is otherwise entitled to receive annual base salary or annual fees from the Company or any of its Subsidiaries in excess of $30,000. Section 4.16(a) of the Company Disclosure Schedule sets forth the standard severance policy of the Company applicable to employees generally.

          (b)   Except as set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective barganing agreement, contract or other agrement or understanding with a domestic labor union or domestic labor union organization. There is no unfair labor practice or labor arbitration proceeding or grievance pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries relating to their business that would, individually or in the aggregate, have a Material Adverse Efffect on Company, and no such proceeding or grievance has occurred within the past three years. There is no labor strike, dispute, requst for representation, slowdown or stoppage pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Efffect on Company, and no such labor strike, dispute, request for representation, slowdown or stoppage has occurred within the past three years. To the Company's knowledge, there are no organizational efforts with respect to the formation of a collective barganing unit presently being made or threatened involving employees of Company or any of its Subsidiaries. The Company and each of its Subsidiaries have complied in all material respects with all labor and employment Laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes, except as would not, individually or in the aggergate, have a Material Adverse Efffect on Company. Except as set forth in Section 4.16 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is delinquent in any material payment to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses or severance.

        4.17 Assets. Except as provided in Section 4.17 of the Company Disclosure Schedule, Company and each Subsidiary of Company have good title to all of their respective assets and properties, including, but not limited to, those assets and properties reflected in Company's Balance Sheet, except only for assets subsequently disposed of in the ordinary course of business, free and clear of all Liens, except (a) as specifically reflected thereon, or (b) for Permitted Liens. To the knowledge of Company, all Company's and each Subsidiary's tangible and other operating assets, property and equipment, except those no longer carried on Company's books, are generally in good operating condition and repair in light of their age, free of structural or material mechanical defects (it being acknowledged that at any time certain of such assets may be in disrepair or needing replacement in the ordinary course) and to Company's knowledge conform with all applicable laws and regulations.

        4.18 Accounts Receivable and Vendor Receivables. All Accounts Receivable and Vendor Receivables of Company and each Subsidiary which have arisen in connection with the businesses or otherwise and which are reflected on Company's Balance Sheet, and all such receivables which will have arisen since December 31, 2003 have arisen only from bona fide transactions in the ordinary course of business and represent valid, collectible (net of any bad debt reserves) and existing claims. Except as set forth on Section 4.18 of the Company Disclosure Schedule, and subject to customer credits, the payment of each Account Receivable and Vendor Receivable will not, as of the Closing Date, to the knowledge of the Company, be subject to any known defense, counterclaim or condition (other than Company's performance in the ordinary course of business) whatsoever. Section 4.18 of the Company Disclosure Schedule hereto accurately lists, as of a date within five (5) days of execution of this Agreement, and will list, as of a date within five (5) days of the Closing Date, all receivables arising out of or relating to the businesses, the amount owing and the aging of such Accounts Receivable and Vendor Receivables. Company has provided Parent and Acquisition Sub the opportunity to review complete and correct copies of all instruments, documents and agreements evidencing such Accounts Receivable and Vendor Receivables and of all instruments, documents or agreements, if any, creating security therefor. Company represents and warrants that the bad debt reserves established for its Accounts Receivables and Vendor Receivables are sufficient to cover the risk of loss resulting from the uncollectability of such Accounts Receivables and Vendor Receivables.

        4.19 Real Estate.

          (a)   The Company owns no real property.

          (b)   Section 4.19 of the Company Disclosure Schedule sets forth the address of all material real property in which Company or any Subsidiary of Company holds a leasehold or subleasehold estate (the "Leased Real Property"; the leases or subleases for such Leased Real Property being referred to as the "Leases"). With respect to each of the Leases: (i) Company or such Subsidiary, as applicable, holds good and marketable title to the leasehold or subleasehold interest thereunder; (ii) neither Company nor any Subsidiary has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease, or any interest therein, except as set forth in Section 4.19 of the Company Disclosure Schedule; and (iii) neither Company nor any Subsidiary is in default under the terms of such Leases, except for such defaults which would not, individually or in the aggregate, result in a Material Adverse Effect on the Company.

        4.20 Tangible Personal Property Leases.

          (a)   Section 4.20 of the Company Disclosure Schedule sets forth a list, that is accurate in all material respects, of all Tangible Property that is leased or subleased by Company and/or Subsidiary (each, a "Tangible Property Lease"). Company and each Subsidiary of Company has been in peaceable possession of the Tangible Property covered by such Tangible Property Lease since the commencement of the term thereof.

          (b)   Each of the Tangible Property Leases is in full force and effect, except as the same would not, individually or in the aggregate, have a Material Adverse Effect on Company. Company and/or its Subsidiaries have complied with all commitments and obligations on their part to be performed or observed under each of the Tangible Property Leases, except for such noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect on Company. The Company has not received any written notice of a default, offset or counterclaim under any of the Tangible Property Leases.

        4.21 Intellectual Property.

          (a)   To the Company's knowledge, the Company and any Subsidiary of Company own or are licensed to use, or otherwise have the right to use all patents, and all registrations of the foregoing, or applications therefor, that are material to their respective businesses as presently conducted (collectively, the "Patents"). Except as would not, individually or in the aggregate, have a Material Adverse Effect on Company, the Company and any Subsidiary of Company own or are licensed to use, or otherwise have the right to use all trademarks, service marks, trade names, brand names, domain names, trade secrets, franchises, inventions, copyrights, and all other technology, intellectual property and intangible property, all registrations of the foregoing, or applications therefor, that are material to their respective businesses as presently conducted (collectively with the Patents, the "Proprietary Rights"). To the Company's knowledge, all patents, registered trademarks and copyrights referred to above which are registered in the name of the Company are valid. The Company has provided Parent with schedules of any Taxes or maintenance fees related to filings with the U.S. Patent and Trademark Office or U.S. Copyright Office, falling due within 180 days after the date of this Agreement, and any expirations of patents or registered trademarks or copyrights scheduled to occur within three years after the date of this Agreement.

          (b)   Except as disclosed in the Company Reports filed prior to the date of this Agreement or Section 4.21(b) of the Company Disclosure Schedule, there are no claims pending or, to the Company's knowledge, threatened, that the businesses of the Company or any of its Subsidiaries infringe upon the proprietary rights of others, nor, to the Company's knowledge, is there any existing or threatened infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect on Company.

          (c)   Except as disclosed in Section 4.21(c) of the Company Disclosure Schedule, to the knowledge of the Company, the Company and its Subsidiaries have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the knowledge of Company, none of the activities of the employees of the Company or any Subsidiary of Company on behalf of such entity violates any agreement or arrangement which any such employees have with former employers.

          (d)   To the knowledge of the Company, none of the Company or any of its Subsidiaries is in material breach of, or has failed to perform in any material respect under, any of the contracts, licenses and agreements listed in Section 4.21(c) of the Company Disclosure Schedule, and, to the Company's knowledge, no other party to any such contract, license or agreement is in material breach thereof or has failed to perform in any material respect thereunder.

        4.22 Insurance.

          (a)   Except as set forth in Section 4.22(a) of the Company Disclosure Schedule, the Company has made available to Parent and Acquisition Sub all current material insurance policies and binders ("Insurance Policies") (i) insuring the business or properties of the Company or the Subsidiaries of Company or (ii) which provides insurance for any director, officer, employee, fiduciary or agent of the Company or any Subsidiaries of Company, that is held by or on behalf of the Company or any Subsidiary of Company.

          (b)   All policies or binders of insurance held by or on behalf of the Company and the Subsidiaries of Company are in full force and effect and are in conformity, in all material respects, with the requirements of all leases or other agreements to which the Company or the relevant Subsidiary is a party and are valid and enforceable in accordance with their terms, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is in default with respect to any provision contained in such policy or binder nor has the Company or any Subsidiary of Company failed to give any notice or present any claim under any such policy or binder in due and timely fashion, except as would not, individually or in the aggregate, have a Material Adverse Effect on Company. There are no outstanding unpaid material claims under any such policy or binder. Except as set forth in Section 4.22(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of Company has received written notice of cancellation or non-renewal of any such policy or binder or disclaiming coverage or reserving rights with respect to any claim or any such policy or binder in general.

        4.23 Commercial Relationships.

          (a)   Schedule 4.23(a) of the Company Disclosure Schedule sets forth the top ten customers of the Company and the Subsidiaries of Company in the year ended December 31, 2003 measured in terms of aggregate sales volume. (each a "Customer"). Except as set forth in Section 4.23(a) of the Company Disclosure Schedule, prior to the date of this Agreement, none of the Company or any Subsidiaries of Company has received any written notice of any intent of a Customer to terminate, cancel or materially alter its business relationship with the Company or any of the Subsidiaries of Company.

          (b)   To the knowledge of the Company, except as set forth in Section 4.23(b) of the Company Disclosure Schedule, prior to the date of this Agreement, none of the Company or any Subsidiaries of Company has received from any of its top ten (10) suppliers measured in terms of aggregate purchase volume from its suppliers in the year ended December 31, 2003 (each a

  "Supplier") any written notice of any intent of a Supplier to terminate, cancel or materially alter its business relationship with the Company or any of the Subsidiaries of Company.

        4.24 Environmental Matters.

          (a)   Definitions.

    "Environmental Law" means any applicable Federal, state, local or foreign laws, relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on the date hereof.

    "Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any government authority or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated byphenyls.

    "Contamination" (or "Contaminated") means the known presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media if any investigatory, remedial, removal reporting or other response action is required or legally could be required by a Governmental Entity under any Environmental Law with respect to such presence of Hazardous Substances.

          (b)   Environmental Conditions.

              (i)  each of the Company and the Subsidiaries of Company is and has been in compliance with all applicable Environmental Laws, including without limitation, the possession of or having applied for all Permits required under applicable Environmental Laws, and compliance with their terms and conditions, except as would not, individually or in the aggregate, have a Material Adverse Effect on Company. Each of the Company and the Subsidiaries of Company has made all reports and given all notices required by Environmental Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect on Company;

             (ii)  No civil, criminal or administrative suit, claim, action or proceeding is pending, and to the Company's knowledge, there is no pending investigation by any Governmental Entity, under any Environmental Law relating to any operations, property or facility owned, operated or leased, or previously owned, operated or leased, by the Company or any Subsidiary of Company or any location at or to which the Company or any Subsidiary of Company has disposed of, transported or arranged for the disposal of Hazardous Substances that, individually or in the aggregate, would have a Material Adverse Effect on Company. There are no outstanding orders, judgments or decrees of any court or of any Governmental Entity under any Environmental Law which specifically apply to any of the Company and the Subsidiaries of Company or any of their respective assets or operations and that, individually or in the aggregate, would be material to the business of the Company and the Subsidiaries of Company taken as a whole;

            (iii)  In the last three years, none of the Company or the Subsidiaries of Company with operations in the United States has received from any Governmental Entity or any other

    Person notice that it has been named as a responsible or potentially responsible party under any Environmental Law for any site Contaminated by Hazardous Substances nor has the Company or any Subsidiary of Company received a request for information about any such site;

            (iv)  To the knowledge of the Company, except as disclosed in environmental reports and documents that have been made available to Parent and Acquisition Sub and are listed in Section 4.24(b)(iv) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect on Company, no portion of any property currently owned, leased or occupied by the Company or any Subsidiary of Company is Contaminated, and no Contamination occurred during the Company's or any Subsidiary of Company's prior ownership, lease or occupancy of other property;

             (v)  Except as would not, individually or in the aggregate, have a Material Adverse Effect on Company, none of the Company or any Subsidiary of Company has been notified by any Governmental Entity that it is currently liable under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state or federal Environmental Law for investigation, remedial, removal or other response costs, natural resources damages or other claims (including administrative orders) arising out of the release or threatened release of any Hazardous Substance;

            (vi)  To the Company's knowledge, none of the Company or any Subsidiary of Company has expressly assumed the liability of any other Person for, and has not agreed to indemnify any other Person against, claims arising out of the release of Hazardous Substances into the environment or other claims under Environmental Laws, except for any agreement to indemnify a lessor of real property contained in the lease between such lessor and the Company or any Subsidiary of Company;

           (vii)  Except as would not, individually or in the aggregate, have a Material Adverse Effect on Company, during the past three years, no Governmental Entity has issued any citation or notice of violation or noncompliance under any Environmental Law to the Company or any Subsidiary of Company;

          (viii)  The Company or any Subsidiary of Company has not released any insurance policies, or waived or fully released all rights under insurance policies, that may provide coverage for liabilities under Environmental Laws or liabilities or damages otherwise arising out of the release of Hazardous Substances into the environment;

            (ix)  Except as would not, individually or in the aggregate, have a Material Adverse Effect on Company, none of the Company or any Subsidiary of Company owns or operates any of the following and none of the following are located on any property owned, leased or occupied by the Company or any Subsidiary of Company: (A) underground storage tank (whether or not in use or decommissioned and whether not regulated or exempt from regulation); (B) underground injection well as defined under any Environmental Law; (C) surface impoundment or lagoon; (D) landfill (unless legally closed); (E) hazardous waste treatment, storage or disposal unit or facility regulated under the Resource Conservation and Recovery Act as amended (RCRA) or any comparable Environmental Law; or (F) any radioactive material for which a license or permit (including general permits and permits by rule) is required under any Environmental Law; and

             (x)  The Company has made available to Parent and Acquisition Sub copies of material reasonably available reports, studies, investigations and audits in the possession of the Company pertaining to environmental matters relating to the Company or any Subsidiary of Company, its present operations or any property currently owned, leased or occupied by the

    Company or any Subsidiary of Company, including without limitation compliance with Environmental Laws, employee safety or Contamination.

        4.25 Contracts and Commitments.

          (a)   Except for contracts, commitments, agreements, leases, licenses, and other instruments disclosed in Section 4.25 of the Company Disclosure Schedule (collectively, the "Material Contracts"), neither Company nor any of its Subsidiaries is a party to or bound by: (a) any agreements with any present employee, officer or director (or former employee, officer or director to the extent there remain at the date hereof obligations to be performed by Company or any of its Subsidiaries), other than individual non-competition and/or confidentiality agreements with employees entered into in the ordinary course of business; (b) any material agreements with a consultant, sales representative, agent or dealer not terminable upon 30 days written notice; (c) agreements or indentures relating to the borrowing of money or the deferred purchase price of property (in either case whether or not secured in any way), or any guarantee of any of the foregoing, having a remaining balance on the date hereof in an amount exceeding $100,000 or in respect of which Company or one of its Subsidiaries is not authorized to prepay the related indebtedness on 30 days or less advance notice; (d) any partnership, joint venture, profit-sharing or similar agreement; (e) contracts, not entered into in the ordinary course of business on an arm's-length basis, that are material to Company; (f) any collective bargaining agreements, memoranda or understanding, settlements or other labor agreements with any union or labor organization applicable to Company, its Affiliates or their employees; (g) any agreements or arrangements for the acquisition or sale of any business of Company entered into since January 1, 2001 (or, without regard to such date, to the extent any indemnification or similar obligations of Company or any of its Subsidiaries exist as of the date of this Agreement) or any such agreement or arrangement, regardless of when such agreement or arrangement was entered into, that has not yet been consummated or in respect of which Company or any of its Subsidiaries has any remaining obligations (whether by merger, sale or purchase of assets or stock, consolidation, share exchange or otherwise); (h) any agreement which imposes non-competition or non-solicitation restrictions, or any "exclusivity" or similar provision or covenant, including any organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting set forth in Company's Government Contracts, other than non-solicitation restrictions relating to clients' or the Company's employees contained in the Company's contracts entered into in the ordinary course of business; (i) any employment, severance or other similar agreement which contains a change of control or "golden parachute" provision; and (j) any other agreements to which Company or any of its Subsidiaries is a party or by which they or any of their assets are bound and which involves consideration or other obligation in excess of $250,000.00 annually.

        4.26 Section 203 of the DGCL Not Applicable. The Board of Directors of Company has approved the Merger, this Agreement and transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated hereby the restrictions contained in Section 203 of the DGCL, and no other antitakeover or similar statute or regulation of the State of Delaware or any other state or jurisdiction applies or purports to apply to any such transactions.

        4.27 Government Contracts. Except as set forth in Section 4.27 of the Company Disclosure Schedule, to the knowledge of Company, with respect to services rendered to a Governmental Entity pursuant to any Government Contracts, there is, as of the date of this Agreement, no (a) civil fraud or criminal investigation of any Governmental Entity that, individually or in the aggregate, has had or would have a Material Adverse Effect on Company, (b) suspension or debarment proceeding (or equivalent proceeding) against Company or any of its Subsidiaries that, individually or in the aggregate, has had or would have a Material Adverse Effect on Company, (c) request by a Governmental Entity for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Entity) or claim of defective pricing in excess of $25,000, (d) dispute between Company or any of its Subsidiaries and a Governmental Entity which, since December 31, 2000,has resulted in a government contracting officer's final decision where the amount in controversy exceeds or is expected to exceed $50,000 or (e) claim or request for equitable adjustment by Company or any of its Subsidiaries against a Governmental Entity in excess of $25,000.

        4.28 Relations with Governments. To the knowledge of Company, neither Company nor any of its Subsidiaries, nor any director, officer, agent or employee of Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law of similar effect.

        4.29 Stockholder Rights Plan. As of the date of this Agreement, Company does not have any stockholder rights plan in effect.

        4.30 No Existing Discussions. As of the date of this Agreement, Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal.

        4.31 Disclosure Documents. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto shall, at the date the Proxy Statement or any such amendment or supplement is first mailed to the Company Common Stockholders or at the time of the Stockholders' Approval contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements therein, in light of the circumstances under, which they were made, not misleading. No representation or warranty is made by Company in this Section 4.31 with respect to statements made or incorporated by reference therein based on information that was not supplied by Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

        4.32 Advisors' Fees. Except for Updata Capital, a copy of whose engagement agreement has been made available to Parent prior to the date of this Agreement, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Company or any of its Subsidiaries who might be entitled to any fee from Company or any of its Subsidiaries (including, after the consummation of the Merger from Parent or Acquisition Sub) in connection with the Merger or any of the other transactions contemplated by this Agreement.

        4.33 Opinion of Financial Advisor. Company has received the opinion of Updata Capital, financial advisor to Company, to the effect that as of the date of this Agreement, the Merger Consideration is fair to the Stockholders from a financial point of view.

        4.34 Certain Loans, Split Dollar Arrangements and Other Transactions No present or former director, officer or employee (or Person affiliated with any such director, officer or employee) of Company or any of its Subsidiaries owes money to Company or any of its Subsidiaries pursuant to a loan or other arrangement. Except as set forth in Company Reports, since January 1, 2000, no event has occurred that would be required to be reported as a "Certain Relationship or Related Transaction" disclosure pursuant to Item 404 of Regulation S-K promulgated by the SEC. As of the date of this Agreement, neither Company nor any of its Subsidiaries have any loan or any split dollar arrangement in existence that is in violation of the applicable provisions of the Sarbanes-Oxley Act.

        4.35 Territorial Restrictions. Except as described in Section 4.35 of the Company Disclosure Schedule, neither Company nor any Subsidiary of Company is restricted by any written agreement or understanding with any other Person (excluding applicable laws of Governmental Entities) from carrying on the businesses anywhere in the world.

        4.36 Product Liability. To the Company's knowledge, there are no material product liability claims against Company or any Subsidiary of Company, either potential or existing, which are not fully covered by product liability insurance coverage or which are not covered by any manufacturer's warranty provided to Company or any Subsidiary of Company, which, if determined adversely to Company or any Subsidiary of Company, could have a Material Adverse Effect on Company.

        4.37 Immigration Compliance.

          (a)   Company and each Subsidiary of Company are in compliance in all material aspects with all applicable federal, state and local laws, rules, directives and regulations relating to the employment authorization of their respective employees (including, without limitation, the Immigration Reform and Control Act of 1986, as amended and supplemented, and Section 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto), and Company and its Subsidiaries have not, to the knowledge of the Company, employed nor are any such entities currently employing, to the knowledge of the Company, any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a)).

          (b)   Neither Company nor any Subsidiary of Company has received any notice from the Immigration and Naturalization Service (the "INS") or the United States Department of Labor (the "DOL") of the disapproval or denial of any visa petition or entry permit pending before the INS or labor certification pending before the DOL on behalf of any employee or prospective employee of Company or any Subsidiary of Company.

          (c)   Since the approval of each of their respective visa petitions, there has been no material change in the terms and conditions of employment of any employees of Company or any Subsidiary of Company who are employed on visas.

          (d)   Company shall have delivered or made available to Parent and Acquisition Sub true, accurate and complete copies of all visa petitions, entry permits and visa applications (and all supporting documents) submitted to the INS for all foreign employees and prospective foreign employees of Company and any Subsidiary of Company.

        4.38 Preference Payments. Neither Company nor any Subsidiary of Company has received any payments from any third party creditor presently seeking protection under Chapter 11 or Chapter 7 of the Bankruptcy Code that could be set aside as a preference item within the meaning of Section 547 of the Bankruptcy Code, as such section may hereafter be amended that individually or in the aggregate has had or would have a Material Adverse Effect on Company.

        4.39 Vote Required. The affirmative votes of holders of greater than fifty percent (50%) of the outstanding shares of Company Common Stock entitled to vote thereon are the only votes of the holders of any class or series of Company Capital Stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

        4.40 Minority Business Status. Neither Company nor any Subsidiary of Company is certified as a minority business enterprise under any federal, state or local certification process and none of the businesses of Company or any Subsidiary of Company has been awarded as a result, or predicated upon, Company's or any Subsidiary of Company's certification of being a minority business supplier.

        4.41 Acquisitions. Section 4.41 of the Company Disclosure Schedule sets forth all the acquisitions of other businesses made by Company and/or any Subsidiary of Company during the past ten (10) years. Company represents that no claims for indemnification against Company or Subsidiary or any other liability emanating out of said transactions may be asserted against Company or any Subsidiary of Company that could have a Material Adverse Effect on Company.

        4.42 Definition of Company's Knowledge. As used in this Agreement, the phrase "to the knowledge of Company" or any similar phrase means the actual knowledge of the individuals identified in Section 4.42 of the Company Disclosure Schedule.

        4.43 No Additional Representations. Company acknowledges that neither Parent nor Acquisition Sub, nor any other Person advising or acting on behalf of Parent, Acquisition Sub, or any Affiliate of Parent or Acquisition Sub, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Acquisition Sub or the business conducted by Parent or Acquisition Sub, in each case, except as expressly set forth in this Agreement.

        4.44 Disclosure. None of the representations and warranties made by Company herein, or made in any certificate furnished or to be furnished by it, pursuant to the requirements of this Agreement, including any disclosures made in the Company Disclosure Schedule, contains or will contain any untrue statement of a material fact or omits or will omit any material fact, an omission of which could, in light of the circumstances in which it was made, be misleading. Company has no knowledge of any factors materially adversely affecting the future prospect of the business of the Company and its Subsidiaries, taken as a whole, which has not been disclosed in this Agreement and the Company Disclosure Schedule, other than any change, circumstance, fact, event or effect relating to (i) the securities markets in general, (ii) the economy in general, except if the Company and its Subsidiaries is adversely affected in a materially disproportionate manner as compared to similarly situated entities, (iii) the industries in which the Company and its subsidiaries operate and not specifically relating to the Company and its Subsidiaries, including changes in legal, accounting or regulatory changes, or conditions, except if the Company and its Subsidiaries is adversely affected in a materially disproportionate manner as compared to other comparable participants in such industries, or (iv) the announcement of the Merger and the performance of the obligations of the parties under this Agreement (including any cancellations or delays in contract awards and any impact on relationships with customers, prime contractors, subcontractors or suppliers to the extent but only to the extent relating to the announcement of the Merger or the performance of the obligations of the parties hereunder).

ARTICLE 5
Representations and Warranties of Parent and Acquisition Sub

        Except as set forth in the Parent Disclosure Schedule (with specific reference to the relevant sections of the representations and warranties or covenants in this Agreement or disclosure in such a way to make its relevance to the information called for by the representations and warranties or covenants readily apparent) or in the Parent SEC Reports, or as otherwise expressly contemplated by this Agreement, Parent and Acquisition Sub represent and warrant to Company as follows:

        5.1   Organization, Standing, etc. of Parent and Acquisition Sub. Each of Parent and Acquisition Sub are corporations duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of their incorporation, have the requisite corporate power and authority to own their assets and to carry on their businesses as presently conducted. Each of Parent and Acquisition Sub is duly qualified as a foreign corporation to do business in and is in good standing in each jurisdiction where it is presently engaged in business and is required to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect on Parent or Acquisition Sub. Parent and Acquisition Sub have delivered or made available to Company true and complete copies of its respective Certificates of Incorporation and all amendments thereto to the date hereof and its Bylaws as presently in effect on the date of this Agreement, including all amendments thereto.

        5.2   Authorization and Execution. Parent and Acquisition Sub have full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been approved by the respective Boards of Directors of Parent and Acquisition Sub and by Parent as the sole stockholder of Acquisition Sub and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery thereof by Company, constitutes a valid and legally binding Agreement of Parent and Acquisition Sub enforceable against each of them in accordance with its term, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditor rights generally, and (ii) general equitable principles.

        5.3   Absence of Conflicts; Governmental Authorizations.

          (a)   The execution and delivery of this Agreement by Parent and Acquisition Sub does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or give rise to any obligation to make payments or provide compensation under, or result in the creation of any Lien upon any of the properties or assets of Parent and Acquisition Sub under any of the terms, conditions or provisions of (i) the respective charters, by-laws, partnership agreements, trust declarations, operating agreements, or other similar organizational instruments of Parent and Acquisition Sub or any of their Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent and Acquisition Sub or any of their Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Parent and Acquisition Sub or any of their Subsidiaries is now a party or by which Parent and Acquisition Sub or any of their Subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement will not result in any violation, conflict, breach, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence. Excluded from the foregoing two sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions two described in clauses (ii) and (iii) of the first sentence of this paragraph (b) are such violations, conflicts, breaches, defaults, termination, accelerations, payments, compensations or creations of Liens that, individually or in the aggregate, would not have a Material Adverse Effect on Parent and Acquisition Sub.

          (b)   Except for the Parent and Acquisition Sub Required Statutory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Acquisition Sub or the consummation by Parent or Acquisition Sub of the transactions contemplated thereby. Excluded from the foregoing sentence are such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Acquisition Sub.

        5.4   Capitalization. (a) The authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock and 2,000,000 shares of Parent Preferred Stock. As of May 5, 2004, the only shares of capital stock of Parent that are issued and outstanding are 12,258,186 shares of Parent Common Stock, all of which were validly issued, and are fully paid and nonassessable and free of preemptive rights. (b) The authorized capital stock of Acquisition Sub consists of 1500 shares of Acquisition Sub Common Stock, of which 100 shares are issued and outstanding as of the date hereof. All the shares of Acquisition Sub that are issued and oustanding were validly issued and are fully paid, nonassessable and free of preemptive rights.

        5.5   SEC Reports. The Company has had access through publicly-available information to (i) Parent's Annual Report on Form 10-K for the year ended January 5, 2004, as filed with the SEC (the "Parent 10-K"), (ii) its quarterly report on Form 10-Q for the quarter ended October 5, 2003, as filed with the SEC (the "Parent 10-Q"), (iii) all proxy statements relating to Parent's meetings of shareholders held, and (iv) all other documents filed by Parent with the SEC under the Exchange Act or the Securities Act since January 5, 2000 (the "Parent SEC Reports"). As of their respective dates, such documents complied, and all documents filed by Parent with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will comply, in all material respects with applicable SEC requirements and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 5.5 of the Parent Disclosure Schedule, all Parent SEC Reports have been timely filed with the SEC and constitute all forms, reports and documents required to be filed by Parent under the Exchange Act and the Securities Act since January 5, 2000. Between the date of this Agreement and the Closing Date, Parent will timely file with the SEC all documents required to be filed by it under the Exchange Act or the Securities Act. No Parent Subsidiary is required to file any form, report or other document with the SEC. The certifications of the chief executive officer and chief financial officer of Parent required by Rules 13a-14 and 15d14 of the Exchange Act with respect to the Parent SEC Reports, as applicable, are true and correct as of the date of this Agreement, as they relate to a particular Parent SEC Report, as though made as of the date of this Agreement. Parent has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

        5.6   Financial Statements. Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position of Parent and the Parent

Subsidiaries as of its date and each of the consolidated statements of income, shareholders' investment and cash flows of Parent included in or incorporated by reference into the Parent SEC Reports (including, in each case, any related notes) fairly presents in all material respects the consolidated financial position, results of operations or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which in the aggregate were not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

        5.7   Absence of Undisclosed Liabilities. Except as set forth in the Parent SEC Reports or in Section 5.7 of the Parent Disclosure Schedule, as of January 5, 2004, Parent and the Parent Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated January 5, 2004(or the notes thereto) included in the Parent 10-K (the "Parent Balance Sheet") that were not adequately reflected or reserved against on the Parent Balance Sheet. Except as set forth in Section 5.7 of the Parent Disclosure Schedule, Parent has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Parent Balance Sheet, (ii) incurred since January 5, 2004 in the ordinary course of business, or (iii) that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

        5.8   Absence of Adverse Changes. Since January 5, 2004, there has not been any change, event or circumstance that has had, or would have, a Material Adverse Effect on Parent.

        5.9   Actions and Proceedings. Except as set forth in the Parent SEC Reports or in Section 5.9 of the Parent Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent or Acquisition Sub that, individually or in the aggregate, would have a Material Adverse Effect on Parent. Except as set forth in Section 5.9 of the Parent Disclosure Schedule, there is no writ, order, injunction, judgment or decree in effect or, to the knowledge of Parent, threatened that is applicable to Parent or Acquisition Sub or by which any of their respective properties or assets is bound and that, individually or in the aggregate, would be material to the business of Parent and Acquisition Sub taken as a whole.

        5.10 Proxy Statement. None of the information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to holders of Company Common Stock or at the time of the Company Shareholders Meeting (except as supplemented by Parent to reflect changes in information so supplied at the time of such meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        5.11 Advisors' Fees. Except for Bear Stearns, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent or Acquisition Sub who might be entitled to any fee from Parent or Acquisition Sub (including, after the consummation of the Merger from Parent or Acquisition Sub) in connection with the Merger or any of the other transactions contemplated by this Agreement.

        5.12. Company Shares and Acquisition Sub Interests.

          (a)   Except as set forth in Section 5.12 of the Parent Disclosure Schedule, neither Parent nor Acquisition Sub beneficially owns any Company Shares. With respect to the Company Shares held by Parent or Acquisition Sub as set forth in Section 5.12 of the Parent Disclosure Schedule, (i) neither Parent nor Acquisition Sub acquired any such Company Shares in connection with or in contemplation of the Merger and (ii) Parent and Acquisition Sub acquired such Company Shares more than two years prior to the date of this Agreement.

          (b)   Acquisition Sub currently is, and at all times since its formation has been, organized as a corporation under the laws of the State of Delaware. Parent currently is, and at all times since the formation of Acquisition Sub has been, the sole owner of 100% of the outstanding stock of Acquisition Sub.

        5.13 Definition of Parent's Knowledge. As used in this Agreement, the phrase "to the knowledge of Parent' or any similar phrase means the actual knowledge of the individuals identified in Section 5.13 of the Parent Disc losure Schedule.

        5.14 Financing. Parent has obtained all necessary financing commitments and unconditional approvals necessary to consummate the transactions contemplated hereby.

        5.15 Disclosure. None of the representations or warranties made by Parent herein, or made in any certificate furnished or to be furnished by it, pursuant to the requirements of this Agreement, including any disclosures made in the Parent Disclosure Schedule, contain or will contain any untrue statement of a material fact or omits or will omit any material fact, an omission of which could, in light of the circumstances in which it was made, be misleading. Parent has no knowledge of any factors materially adversely affecting the future prospect of Parent's business which has not been disclosed in this Agreement and the Disclosure Schedule, other than any change, circumstance, fact, event or effect relating to (i) the securities markets in general, (ii) the economy in general, except if the Parent and its Subsidiaries is adversely affected in a materially disproportionate manner as compared to similarly situated entities, (iii) the industries in which the Parent and its Subsidiaries operate and not specifically relating to the Parent and its Subsidiaries, including changes in legal, accounting or regulatory changes, or conditions, except if the Parent and its Subsidiaries is adversely affected in a materially disproportionate manner as compared to other comparable participants in such industries, or (iv) the announcement of the Merger and the performance of the obligations of the parties under this Agreement (including any cancellations or delays in contract awards and any impact on relationships with customers, prime contractors, subcontractors or suppliers to the extent but only to the extent relating to the announcement of the Merger or the performance of the obligations of the parties hereunder).

ARTICLE 6
Covenants

        6.1   Conduct of Business by Company Pending the Merger. After the date hereof and except as set forth in Section 6.1 of the Company Disclosure Schedule, prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing (which consent shall not be unreasonably withheld or delayed), Company shall, and shall cause its Subsidiaries, subject to restrictions imposed by applicable law, to:

          (a)   conduct its business in the ordinary and usual course of business and consistent with past practice;

          (b)   not (i) amend or propose to amend its certificate of incorporation or by-laws, (ii) split, combine or reclassify its outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in stock or property, or (iv) repurchase, redeem or otherwise acquire any of its outstanding share of capital stock;

          (c)   not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its or its Subsidiaries' capital stock, or any debt or equity securities convertible into, exchangeable for or exercisable for such capital stock, or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, except for issuances of Company Common Stock pursuant to the exercise of rights or options outstanding as of the date of this Agreement under the Company Stock Option Plans outstanding as of the date of this Agreement and except for issuance of Company Common Stock pursuant to the exercise of rights outstanding as of the date of this Agreement under the Company Warrants outstanding as of the date of this Agreement and except for equity to be issued under Interim Additional Financing upon terms approved by Parent, such approval not to be unreasonably withheld or delayed;

          (d)   not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, except for indebtedness incurred under the Company's revolving credit facility from time to time in the ordinary course of business, and except for debt to be issued under Interim Additional Financing upon terms approved by Parent, such approval not to be unreasonably withheld or delayed, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses or any other capital expenditures other than expenditures for fixed or capital assets in the ordinary course of business, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business, (v) loan, advance funds or make any investment in or capital contribution to any other Person other than to any Subsidiary or to employees for travel and other business related expenses in the ordinary course of business, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (e)   use commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its present officers and key employees, preserve the goodwill and business relationships with customers, suppliers and others having business relationships with Company and, except as permitted pursuant to Section 6.3, not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

          (f)    use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice;

          (g)   not enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

          (h)   not alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure or ownership of any of Company's Subsidiaries;

          (i)    not enter into any sale, lease or license or suffer to exist any Lien (except for Permitted Liens) in respect of any of its assets, other than (i) Liens securing intercompany indebtedness, (ii) sales or dispositions of property or inventory in the ordinary course of business consistent with past practice, (iii) leases and licenses with a term of less than one year of property in the ordinary course of business consistent with past practice, (iv) leases and licenses with a term of at least one year of property in the ordinary course of business consistent with past practice and (v) sales, leases or licenses with respect to immaterial assets;

          (j)    not enter into any Material Contract and/or any Government Contract in excess of $100,000.00 Dollars or for a term in excess of 1 year, other than contracts with clients entered into in the ordinary course of business.

          (k)   except as required by generally accepted accounting principles, not revalue in any material respect of any of its assets, including writing down the value of inventory or writing-off notes or accounts receivables, or good will due to any impairment, other than in the ordinary course of business consistent with past practice;

          (l)    change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to Parent and Acquisition Sub prior to any such change), or restate, or become obligated to restate, the financial statements in the Company's 10-K or Company's 10-Qs (except as required by GAAP or a Governmental Entity, in which case written notice shall be provided to Parent and Acquisition Sub prior to any such restatement);

          (m)  except as required by law or as is consistent with past practice, not make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax Returns, enter into any closing agreement in respect of any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

          (n)   not (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee of Company or any of its Subsidiaries, except for severance or termination pay that may be payable in accordance with the Company's existing severance or termination pay policies as set forth in Section 4.16 of the Company Disclosure Schedule in the ordinary course of business, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements except that Company may elect to accelerate the vesting of the Company Stock Options, (iii) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any director, officer, consultant or employee of Company or any of its Subsidiaries other than consulting agreements with clients entered into in the ordinary course of business, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, of Company or any of its Subsidiaries or (v) increase the compensation, bonus or other benefits payable to any director, officer or employee of Company or any of its Subsidiaries, except for salary increases as a result of employee promotions in the ordinary course of business consistent with past practice or required by the terms of existing arrangements, policies or agreements set forth in the Company Disclosure Schedule; or

          (o)   enter into or authorize an agreement with respect to any of the foregoing actions, or commit to take any action to effect any of the foregoing actions.

        6.2   Control of Operations. Nothing contained in this Agreement shall give to Parent or Acquisition Sub, directly or indirectly, rights to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries' operations.

        6.3   No Solicitation by Company.

          (a)   Company agrees that it and its Subsidiaries will not (and Company will not permit its or its Subsidiaries' officers, directors, employees, agents or representatives, including any investment banker or other financial advisor, attorney, consultant, accountant or other Person retained by Company or any of its Subsidiaries, to):

              (i)  directly or indirectly, solicit, initiate or knowingly facilitate or encourage the making by any Person (other than Parent and its Subsidiaries) of any inquiry, proposal or offer or other agreement (including any proposal or offer to Company's Stockholders) that constitutes or would lead to, a proposal for any tender offer, merger, consolidation, recapitalization, reorganization, share exchange, business combination, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries and a third party, or any acquisition by a third party of any Company Capital Stock (other than Company Common Stock issued by the Company upon the exercise of the Company Stock Options and/or the Company Warrants that are outstanding on the date hereof in accordance with their terms and other than in connection with any Interim Additional Financing) or any business or assets of Company or any of its Subsidiaries (other than acquisitions of a business or assets in the ordinary course of business that constitute less than 5% of the net revenues, net operating income and assets of Company and its Subsidiaries, taken as a whole), or any combination of the foregoing, in a single transaction or a series of related transactions (in each case, an "Acquisition Proposal");

             (ii)  directly or indirectly, participate or engage in discussions or negotiations concerning an Acquisition Proposal (and Company, its Subsidiaries and all such Persons shall immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal), or furnish or disclose to any Person any information with respect to or in furtherance of any Acquisition Proposal, or provide access to its properties, books and records or other information or data to any Person with respect to or in furtherance of any Acquisition Proposal;

            (iii)  grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement with respect to Company or any of its Subsidiaries; or

            (iv)  execute or enter into any agreement, understanding or arrangement with respect to any Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions).

          (b)   Nothing contained in the foregoing Section 6.3(a) shall prevent Company or its Board of Directors, at any time prior to receipt of Stockholders' Approval with respect to the Merger, from (i) taking and disclosing to the Stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders required to be made by applicable statute, law, rule or regulation in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to Stockholders with regard to any Acquisition Proposal; provided, however, that neither Company nor the Board of Directors of Company shall, except as specifically permitted by Section 6.4(b), withdraw, withhold, modify or change any recommendation regarding this Agreement, the Merger or the other transactions contemplated hereby or approve, recommend or declare advisable any Acquisition Proposal, and (ii) providing information (pursuant to a confidentiality agreement in substantially the same form and on substantially the same terms as the Confidentiality Agreement and which does not prevent Company from complying with its obligations under this Agreement) to or engaging in any negotiations or discussions with any Person or group who has made (A) an unsolicited bona fide Acquisition Proposal with respect to all of the outstanding shares of capital stock of Company (whether by tender or exchange offer, merger, consolidation or otherwise) or all or substantially all of the assets of Company if, with respect to such actions, or (B) an unsolicited bona fide proposal for a Material Equity Financing (x) in the good faith judgment of the Board of Directors of Company, taking into account, among other things, the likelihood of consummation and the other terms and conditions of such Acquisition Proposal or Material Equity Financing and after discussions with its financial advisors, such Acquisition Proposal or Material Equity Financing is believed to be reasonably likely to result in a transaction more favorable to the holders of Company Common Stock than the Merger (a "Superior Proposal") and (y) the Board of Directors

  of Company (after consultation with outside legal counsel) believes that that failure to do so would violate its fiduciary duties.

          (c)   Company agrees that it will notify Parent promptly (and in any event within twenty-four hours of receipt) if any proposal or offer relating to or constituting an Acquisition Proposal or Material Equity Financing is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Company or any of its officers, directors, employees, agents or representatives. The notice shall be in writing and state the identity of the Person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms (including in the event of an oral offer or proposal, a writing that sets forth the material terms of such oral offer or proposal) and conditions of any Acquisition Proposal or Material Equity Financing. Thereafter, Company shall keep Parent fully informed on a prompt basis (and in any event within forty-eight hours of receipt) of any material changes, additions or adjustments to the terms of any such proposal or offer.

          (d)   Nothing in this Section 6.3 shall permit Company to enter into any agreement with respect to an Acquisition Proposal or Material Equity Financing during the term of this Agreement, it being agreed that, during the term of this Agreement, Company shall not enter into any agreement with any Person with respect to or that provides for, or in any way facilitates, an Acquisition Proposal or Material Equity Financing, other than a confidentiality agreement permitted by Section 6.3(b).

          (e)   Notwithstanding any other provision of this Agreement, if, prior to obtaining Stockholders' Approval with respect to the Merger, the Board of Directors of Company determines, in its good faith judgment, that an Acquisition Proposal or Material Equity Financing is a Superior Proposal, the Board of Directors of Company may terminate this Agreement (subject to Company's obligations under Article 8); provided, that

              (i)  Company provides at least three (3) business days' prior written notice to the Parent of its intention to terminate this Agreement in the absence of any further action by Parent,

             (ii)  during such three (3) Business Day period (or longer period if extended by the mutual agreement of Company and Parent), Company agrees to negotiate in good faith with Parent regarding such changes as Parent may propose to the terms of this Agreement, which would make the terms of this Agreement more favorable to the holders of Company Common Stock than the Superior Proposal; and

            (iii)  the Board of Directors of Company determines (after receipt of advice from its outside legal counsel and an independent financial advisor) that the Acquisition Proposal or Material Equity Financing is a Superior Proposal taking into account any modifications to the terms of this Agreement proposed in writing by Parent, and the Board of Directors of Company determines in good faith that such actions are required by its fiduciary duties under Delaware law. In the event of termination of this Agreement as provided in this Section 6.3(e), this Agreement shall forthwith become void and there shall be no further obligation on the part of Company, Parent, Acquisition Sub or their respective officers or directors, except as provided in Section 8.3 and except that in the case of any such termination, Section 6.6(b), Section 6.8 and Section 9.2 shall survive.

Nothing in this Section 6.3(e) shall relieve Company from liability for any willful or intentional breach of this Agreement.

        6.4   Meeting of Company Stockholders.

          (a)   Subject to Section 6.7 hereof, Company will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene as promptly as reasonably practicable after the date hereof a meeting (the "Stockholders' Meeting") of the holders of Company Common Stock (the "Company Common Stockholders") and shall submit the Merger for approval by the Company Common Stockholders at such meeting or any adjournment thereof.

          (b)   Subject to Section 6.3, Company, through its Board of Directors, shall recommend approval and adoption of the Merger by the Company Common Stockholders at the Stockholders' Meeting or any adjournment thereof; provided that the Board of Directors of Company may at any time prior to receipt of the Stockholders' Approval with respect to the Merger approve, recommend and declare advisable any Superior Proposal, if the Board of Directors of Company determines in good faith after receipt of advice from its outside legal counsel that such action is required by its fiduciary obligations under Delaware law and Company terminates this Agreement as provided for in Section 8.1(b)(ii).

          (c)   For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Company shall not be required to hold the Stockholders' Meeting if this Agreement is terminated.

        6.5   Agreement to Cooperate.

          (a)   Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, subject, however, to the requisite vote of the Company Common Stockholders. Prior to the Effective Time, (i) Parent shall plan and adopt procedures that will expedite, to the fullest extent reasonably and commercially practical: (A) the process in Section 3.4(a) to deliver and otherwise provide to the Stockholders the Merger Consideration, and (B) procedures for the exercise of Company Stock Options and the purchase of the Company Warrants by Parent; and (ii) Company shall, to the fullest extent commercially practical, cooperate with Parent in connection with the foregoing and assist Parent in such efforts. Prior to the Effective Time, Company shall use commercially reasonable efforts, and Parent and Acquisition Sub shall use their commercially reasonable efforts to cooperate and assist Company, to obtain all consents of any third parties that may be necessary for the consummation of the Merger.

          (b)   Each of Parent and Company undertake to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, provided, however, that neither party is required to contest or appeal any such order issued by a United States Court of Appeals.

          (c)   Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Parent, any of its Affiliates, or Company or any of its Affiliates, or seeking to impose any material limitation on the ability of Parent or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of Company.

        6.6   Access to Information.

          (a)   Company has given and will continue to give to Parent and its accountants, counsel, financial advisors and other representatives (the "Parent Representatives"), reasonable access in accordance with the terms of the Confidentiality Agreement during normal business hours to its personnel, properties, books, contracts, commitments and records; provided, however, that no investigation pursuant to this Section 6.6(a) shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger; provided, further, that the foregoing right of access shall not require furnishing information that would, in the reasonable opinion of counsel, violate any laws, or any confidentiality agreements with respect to such information.

          (b)   The Confidentiality Agreement shall remain in full force and effect until Closing and, if this Agreement is terminated pursuant to Article 8, such Confidentiality Agreement shall continue in accordance with its terms. The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the Merger.

          (c)   Company shall promptly advise Parent in writing when the Company becomes aware of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on Company.

        6.7   Proxy Statement.

          (a)   Company shall prepare as promptly as practicable, the proxy statement pursuant to Regulation 14A under the Exchange Act with respect to the Stockholders' Meeting (the "Proxy Statement"). Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC on or prior to eight (8) weeks after the execution of this Agreement. Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of any written comments, and advise it of any oral comments or communications regarding the Proxy Statement received from the SEC. Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing the same with the SEC, and will provide Parent with a copy of all such filings made with the SEC.

          (b)   Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Common Stockholders as promptly as practicable after the execution of this Agreement but in no event later than one week after the receipt of clearance by Company from the SEC of the Proxy Statement. Company shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement.

          (c)   Company agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders' Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Stockholders' Meeting, there shall occur any event with respect to Company or its Subsidiaries, or with respect to any information provided by Company for inclusion in the Proxy Statement, which event is required to be described in an amendment of or supplement to the Proxy Statement, such amendment or supplement shall be promptly filed with the SEC, as required by applicable law, and disseminated to the Company Common Stockholders.

        6.8   Expenses and Fees. Except as may be otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. WCP, WCPC and WCL shall be solely responsible for paying all their costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby that are applicable to them. None of such costs and expenses shall be paid by Company, Parent or Acquisition Sub.

        6.9   Public Statements. Company, on the one hand, and Parent and Acquisition Sub, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld), except (a) as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance, and (b) that each of Parent, Acquisition Sub and Company and their respective Affiliates may make such an announcement to their respective employees after consultation with the other parties.

        6.10 Company Employees, Employee Benefit Plan Transition, Etc.

          (a)   Surviving Corporation shall honor, maintain and perform on or after the Effective Time and for a period of thirty (30) days thereafter (or such longer period as may be necessary to take into account any applicable enrollment dates under the Parent Employee Plans), as may be extended by Parent for any reason without deductions, counterclaims, interruptions or deferment (other than withholding under applicable law or expressly authorized by a Company Employee Plan), all of Company and Company Subsidiary's obligations under Company Employee Plans as such Company Employee Plans are in effect as of the Effective Time. Nothing in this section shall be construed to require the accrual of any benefit under any Company Employee Plans past the applicable date set forth above or preclude Parent from amending or terminating any such Company Employee Plans effective on or after the applicable date set forth above.

          (b)   Commencing as of the applicable date set forth above in Section 6.10(a), Parent shall cause the continuing Company Employees of Surviving Corporation, while employed by Surviving Corporation, to be able to participate in the Parent Employee Plans and provide employee benefits (including, but not limited to, pension, welfare, incentive compensation, severance, and vacation pay benefits) that similarly situated Parent employees participate in.

          (c)   Parent and its Subsidiaries shall cause the Parent Employee Plans that cover the continuing Company Employees or any of their dependents or their beneficiaries to treat the employment and service of the continuing Company Employees with the Company and Company's Subsidiaries through the Effective Time as employment and service with Parent and its subsidiaries for all purposes under Parent Employee Plans that cover the continuing Company Employees.

        6.11 Notification of Certain Matters; Supplemental Disclosure.

          (a)   Each of Company, Parent and Acquisition Sub agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (b)   Until the Closing, Parent and Company shall have the continuing obligation to promptly supplement the information contained in their respective disclosure schedules attached hereto with respect to any material matter hereafter arising or discovered which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules.

          (c)   Neither the supplementation of the disclosure schedules pursuant to the obligation in Section 6.11(b) nor any disclosure after the date hereof of the untruth of any representation and warranty made in this Agreement shall operate as a cure of the failure to disclose the information, or a cure of any representation or warranty made herein, which representation or warranty was untrue as of the date hereof.

        6.12 Reliance Upon and Enforcement of Warranties, Representations and Agreements of Company. Company hereby agrees that, notwithstanding any right of Parent or Acquisition Sub to fully investigate the affairs of Company and the Subsidiaries of Company, and notwithstanding any knowledge of facts determined or determinable by Parent and/or Acquisition Sub pursuant to such investigation or right of investigation, Parent and Acquisition Sub have the right to rely fully upon the representations, covenants, warranties and agreements of Company contained in this Agreement, and upon the accuracy of any document, schedule, certificate or exhibit given or delivered to Parent and Acquisition Sub pursuant to the provisions of this Agreement.

        6.13 Reliance Upon and Enforcement of Representations, Warranties and Agreements of Parent and Acquisition Sub. Parent and Acquisition Sub hereby agree that, notwithstanding any right of Company to fully investigate the affairs of Parent and Acquisition Sub and notwithstanding any knowledge of facts determined or determinable by Company pursuant to such investigation or right of investigation, Company has the right to fully rely upon the representations, covenants, warranties and agreements of Parent and Acquisition Sub contained in this Agreement and upon the accuracy of any document, certificate or exhibit given or delivered to Company pursuant to the provisions of this Agreement.

        6.14 Indemnification.

          (a)   Subject to the occurrence of the Effective Time, until the three year anniversary of the date on which the Effective Time occurs (provided, however, that all rights and indemnification with respect of any claim asserted or made within such period shall continue until the final disposition of such claim), Parent and the Surviving Corporation agree that all rights to indemnification or exculpation now existing in favor of each present and former employee, agent, fiduciary, director or officer of the Company and the Subsidiaries of Company (the "Indemnified Parties") as provided in the respective charters or by-laws or otherwise in effect as of the date hereof shall survive and remain in full force and effect. From and after the Effective Time, Parent and the Surviving Corporation also agree to indemnify and hold harmless the present and former officers and directors of the Company and the Subsidiaries of Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Subsidiaries of Company and such officers and directors and listed in Section 6.14 of the Company Disclosure Schedule. Nothing contained in this Section 6.14 shall diminish the rights of the present and former officers and directors of the Company and the Subsidiaries of the Company pursuant to such indemnification agreements and, in the case any of the provisions of this Section 6.14 conflict with the terms of such indemnification agreements, the terms of such indemnification agreements shall control.

          (b)   In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Company or any of the Subsidiaries of Company, or is or was serving at the request of the Company or any of the Subsidiaries of Company as a director, officer, employee, trustee, partner, fiduciary or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation and Parent shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay reasonable expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties may retain one counsel (plus one local counsel) reasonably satisfactory to them and Parent, and the Company and the Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received; and (C) the Company, Parent, the Surviving Corporation and the Indemnified Parties shall use their respective commercially reasonable best efforts to assist in the vigorous defense of any such matter; provided that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited under applicable law (whereupon any advances received shall be repaid to Parent or the Surviving Corporation). Any Indemnified Party wishing to claim indemnification under this Section 6.14(b), upon learning of any such claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Parent; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent such failure to notify materially prejudices such party.

          (c)   Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for three (3) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company, so long as the annual cost is $200,000.00 or less. In the event that $200,000.00 is insufficient for such coverage, the Company may spend up to that amount to purchase as much coverage as is commercially obtainable. Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. Company shall have the right, but not the obligation, to subsititue therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less favorable than such policy.

          (d)   In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.14.

          (e)   The provisions of this Section 6.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        6.15 Maintenance of Company Records. Parent and its Subsidiaries shall maintain the books, records and files of Company which exist at the Effective Time and which become subject to the direct or indirect control of Parent pursuant to the Merger in accordance with Parent's document retention policies as they exist from time to time.

        6.16 Stockholder Litigation. Company shall keep Parent informed of, and cooperate with Parent in connection with, any stockholder litigation or claim against Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that all obligations in this Section 6.16 shall be subject to the obligations of Company under applicable laws relating to attorney-client communication and privilege.

        6.17 Affiliates. Prior to the Closing Date, Company shall deliver to Parent a letter identifying all Persons that, to Company's knowledge, are at the time this Agreement is submitted for adoption by the Company Common Stockholders, "affiliates" of Company for purposes of Rule 145 under the Securities Act. Company shall use its reasonable best efforts to cause each such Person to deliver to Parent on or prior to the Closing Date a written agreement containing customary and reasonable terms and conditions relating to resales by such affiliates of Parent Common Stock acquired in the Merger.

        6.18 Resignations. Upon the written request of Parent, Company shall cause any or all of the officers of the Company and all of the officers and directors of each Company Subsidiary to resign or be removed or, ask the officers to resign or be terminated, effective as of the Closing. In addition, Company and each Company Subsidiary shall request all directors to resign at Closing, except to the extent otherwise indicated by Parent.

ARTICLE 7
Conditions

        7.1   Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a)   this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Company Common Stockholders under applicable law;

          (b)   the Agreement with WCP, WCPC and WCL shall have been executed and be in full force and effect;

          (c)   no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 7.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.5 shall have been the cause of, or shall have resulted in, such order or injunction;

          (d)   all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect on the Closing Date, other than those, the failure of which to be obtained would not have, individually or in the aggregate, a Material Adverse Effect on Parent;

        7.2   Conditions to Obligation of Company to Effect the Merger. Unless waived in writing by Company, the obligation of Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a)   Parent and Acquisition Sub shall have performed in all material respects their covenants contained in this Agreement required to be performed at or prior to the Effective Time.

          (b)   the representations and warranties of Parent and Acquisition Sub contained in this Agreement shall be true and correct when made, and the representations and warranties set forth in Article V above shall be true and correct as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times and except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect without taking into consideration any materiality or knowledge qualifier that applies to such representation or warranty.

          (c)   Parent and Acquisition Sub shall have furnished Company a certificate dated the date of the Closing, signed on its behalf by the Chief Executive Officer, President or Chief Financial Officer of Parent and Acquisition Sub, as applicable, to the best of their knowledge and belief after due inquiry, that the conditions set forth in Section 7.2(a) and Section 7.2(b) above have been satisfied.

          (d)   Parent shall have funded the payment in full of all amounts due and owing by the Company pursuant to the Company's Senior Subordinated Convertible Notes due January 31, 2009 and the Fleet Credit Agreement and for the purchase of the Company Warrants set forth in Section 3.1(e).

          (e)   Parent shall have funded the payment of all of the Company's severance payment obligations which are payable upon the Merger and the Cashless Exercise Consideration as set forth in Section 3.1(d). Company acknowledges that it is the Closing of the Merger that shall trigger any severance payment obligations, and not the execution of this Agreement.

        7.3   Conditions to Obligations of Parent to Effect the Merger. Unless waived in writing by Parent, the obligations of Parent and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

          (a)   Company shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

          (b)   The representations and warranties of Company contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article IV above shall be true and correct as of the Effective Time as if made on and as of such time, except as expressly contemplated or permitted by this Agreement, except for the representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times and except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect without taking into consideration any materiality or knowledge qualifier that applies to such representation or warranty.

          (c)   Company shall furnish Parent and Acquisition Sub a certificate dated the date of the Closing signed on its behalf by the Chief Executive Officer, President or Chief Financial Officer of Company that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Section 7.3(a), and Section 7.3(b) above have been satisfied.

          (d)   There shall not have occurred since the date of this Agreement any change, effect, circumstance or event, which together with any other changes, effects, circumstances or events since the date hereof, has had or is reasonably likely to have a Material Adverse Effect with respect to Company;

          (e)   The Dissenting Shares shall not constitute more than fifteen percent (15%) of the issued and outstanding Company Common Stock; and

          (f)    The Company Warrants shall have been sold to the Parent. Company shall have received the written agreement of holders under Company's Senior Subordinated Convertible Notes due January 31, 2009 and Company's senior lender under the Fleet Credit Agreement that upon payment in full of such obligations, they will release and terminate all UCC liens filed against Company and/or any Company Subsidiaries and in addition will release any collateral currently in such party's possession that had been pledged to such party by Company or any of Company's Subsidiaries.

          (g)   Company shall have substantially completed its obligations regarding the filing of Tax Returns and corporate qualification matters set forth in Sections 4.1 and 4.10, respectively.

ARTICLE 8
Termination, Amendment and Waiver

        8.1   Termination. This Agreement may be terminated as set forth below at any time prior to the Closing Date, whether before or after the Stockholders' Approval has been obtained:

          (a)   by mutual written consent of Parent and Company, by action of their respective boards of directors; or

          (b)   by Company, if

              (i)  upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Acquisition Sub set forth in this Agreement, or if any representation or warranty of Parent or Acquisition Sub shall have become untrue, in either case such that the conditions set forth in Section 7.2(a), (b) and (c), as the case may be, would be incapable of being satisfied by September 30, 2004 (as otherwise extended by mutual written agreement by Company, Parent and Acquisition Sub (the "Outside Date"));

             (ii)  the Board of Directors of Company shall have delivered a termination notice, provided that Company may terminate this Agreement under this clause (ii) only if it has complied with all the provisions of Section 6.3.

          (c)   by Parent, if

              (i)  Company shall breach any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.3 (a), (b) and (c),, would be incapable of being satisfied by the Outside Date or if the conditions set forth in Section 7.3 (d), (f) or (g) would be incapable of being satisfied by the Outside Date; or

             (ii)  the condition set forth in Section 7.3(e) is not satisfied by the Outside Date;

            (iii)  prior to the approval of this Agreement at the Stockholders Meeting, (A) the Board of Directors of Company shall have withdrawn or modified in any manner adverse to Parent or has failed to reaffirm (within three (3) days of its receipt of an Acquisition Proposal or a Material Equity Financing) its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Acquisition Proposal or Material

    Equity Financing, or (B) Company shall have entered into any agreement with respect to any Acquisition Proposal or Material Equity Financing; or

            (iv)  a tender offer or exchange offer shall have been commenced that, if consummated, would result in any Person becoming the legal or beneficial owner of either (x) twenty-five percent (25%) or more of the Company Common Stock or (y) ten percent (10%) or more of the Company Common Stock and such offer is made as a part of a transaction or series of transactions in which such Person shall acquire additional Company Common Stock which in the aggregate constitutes more than fifty percent (50%) of the issued and outstanding Company Common Stock; and the Board of Directors of Company fails to recommend against acceptance of such tender offer or exchange offer or elects to take no position with respect to the acceptance of such offer; or

             (v)

              (a)   the Stockholder Meeting shall not have been called prior to September 30, 2004 through fault (whether commission or omission) of Company;

              (b)   the Board of Directors of Company does not publicly recommend in the proxy statement that the Company stockholders approve and adopt this Agreement; or

              (c)   after recommending in the proxy statement that such stockholders approve and adopt this Agreement, the Board of Directors of Company shall have withdrawn, modified or amended such recommending in any manner adverse to Parent, except in compliance with and pursuant to Section 6.3.

              (d)   by either Parent or Company, if

              (i)  any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable;

             (ii)  the Merger shall not have occurred on or before the Outside Date provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement and not cured such breach by the Outside Date shall not be entitled to exercise its right to terminate under this Section 8.1(d)(ii); or

            (iii)  upon a vote at a duly held Stockholder Meeting, the Stockholders Approval shall not have been obtained as required by Section 4.4(d).

        8.2   Effect of Termination. In the event of termination of this Agreement by either Parent or Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of Company, Parent, Acquisition Sub or their respective officers or directors, except as provided in Section 8.3 and except that in the case of any such termination, this Section 8.2 and Section 6.6(b), Section 6.8, Section 6.9 and Section 9.2 shall survive. Nothing in this Section 8.2 shall relieve any party from liability for any willful or intentional breach of this Agreement.

        8.3   Termination Payment by Company.

          (a)   Company agrees that if this Agreement is terminated pursuant to Section 8.1(d)(iii) (and in the case of any such termination, Parent has not materially breached its representations and warranties or covenants (or has cured any such breach prior to the date of the Stockholders Meeting)), Company shall pay Parent an amount equal to Parent's actual out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $250,000.00 (the "Expense Amount") no later than two (2) days after the occurrence of the event set forth in Section 8.1(d)(iii). In addition, if Company signs or closes an Acquisition Proposal for all the Company within one year after termination, Company shall pay to

  Parent, or as directed by Parent, fifty percent (50%) of the Parent Break-Up Fee, no later than two (2) business days after the execution of a definitive agreement with respect to the Acquisition Proposal and the remaining fifty percent (50%) shall be paid on the earlier to occur of the closing of the Acquisition Proposal for all of the Company or six (6) months after execution of the definitive agreement for the Acquisition Proposal. The Expense Amount paid by Company to Parent within two (2) days of the termination under Section 8.1(d)(iii) shall be credited against any Parent Break-Up Fee owed hereunder, which credit shall be applied against the initial fifty percent (50%) that is due within two (2) business days of the execution of the definitive agreement with respect to the Acquisition Proposal.

          (b)   Company agrees that if this Agreement is terminated pursuant to Section 8.1(b)(ii) and Company signs or closes an Acquisition Proposal for all of the Company within one year, or signs or closes a Material Equity Financing within one (1) year, or a tender offer is consummated within one (1) year, Company shall pay to Parent, or as directed by Parent, the Parent Break-Up Fee. Fifty percent (50%) of any Parent Break-Up Fee shall be made, within two (2) business days of the execution of the definitive agreement with respect to the Acquisition Proposal, the Material Equity Financing, or tender offer, and the remaining fifty percent (50%) shall be paid on the earlier to occur of the closing of the Acquisition Proposal, Material Equity Financing or tender offer or six (6) months after execution of the definitive agreement relating to any of such transactions.

          (c)   Company agrees that if this Agreement is terminated pursuant to Section 8.1(c)(iv) or 8.1(c)(v) and within one (1) year after any such termination Company signs or closes an Acquisition Proposal or a Material Equity Financing, or a tender offer is consummated, Company shall pay to Parent, or as directed by Parent, the Parent Break-Up Fee. Fifty percent (50%) of any Parent Break-Up Fee shall be made within two (2) business days of execution of a definitive agreement with respect to the Acquisition Proposal, Material Equity Financing or tender offer and the remaining fifty percent (50%) shall be paid on the earlier to occur of closing of that Acquisition Proposal, Material Equity Financing or tender offer, or six (6) months after execution of a definitive agreement relating to such transaction.

          (d)   Company agrees that if (i) this Agreement is terminated by Company pursuant to Section 8.1(d)(ii) notwithstanding Parent's confirmation that it remains ready, willing and able to proceed, (ii) at the time of such termination, the conditions precedent to Closing set forth in Section 7.2 are satisfied or would be satisfied upon Parent's performance of its obligations at Closing and (iii) within one (1) year after any such termination Company signs or closes an Acquisition Proposal for all of Company, or signs or closes a Material Equity Financing within one year, or a tender offer is consummated within one (1) year, Company shall pay to Parent, or as directed by Parent, the Parent Break-Up Fee. Fifty percent (50%) of any Parent Break-Up Fee shall be made within two (2) business days of execution of a definitive agreement with respect to the Acquisition Proposal, the Material Equity Financing or tender offer and the remaining fifty percent (50%) shall be paid on the earlier to occur of closing of that Acquisition Proposal, Material Equity Financing or tender offer, or six (6) months after execution of a definitive agreement relating to any of such transactions.

          (e)   Company agrees that if (i) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), (ii) at the time of such termination, the conditions precedent to Closing set forth in Section 7.2 are satisfied or would be satisfied upon Parent's performance of its obligations at Closing but the Company fails to close notwithstanding Parent's confirmation that it remains ready, willing and able to proceed and (iii) within one (1) year after any such termination Company signs or closes an Acquisition Proposal for all of Company, or signs or closes a Material Equity Financing within one year, or a tender offer is consummated within one (1) year, Company shall pay to Parent, or as directed by Parent, the Parent Break-Up Fee. Fifty percent (50%) of any Parent Break-Up Fee shall be made within two (2) business days of execution of a definitive agreement with respect to the Acquisition Proposal, Material Equity Financing or tender offer and the remaining fifty percent (50%) shall be paid on the earlier to occur of closing of that Acquisition Proposal, Material Equity Financing or tender offer, or six (6) months after execution of a definitive agreement relating to any of such transactions.

          (f)    Company agrees that if (i) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), (ii) at the time of such termination, the conditions precedent to Closing set forth in Section 7.2 are satisfied or would be satisfied upon Parent's performance of its obligations at Closing, (iii) the Company shall have materially breached its covenants such that the conditions set forth in Section 7.3(a), Section 7.3(f) or in Section 7.3(g) are not satisfied (iv) Parent confirms that it would be ready, willing and able to proceed but for such material breach by the Company, and (v) within one (1) year after any such termination, Company signs or closes an Acquisition Proposal for all of Company, or signs or closes a Material Equity Financing within one (1) year, or a tender offer is consummated within one (1) year, Company shall pay to Parent, or as directed by Parent, the Parent Break-Up Fee. Fifty percent (50%) of any Parent Break-Up Fee shall be made within two (2) business days of execution of a definitive agreement with respect to the Acquisition Proposal, the Materials Equity Financing or tender offer, and the remaining fifty percent (50%) shall be paid on the earlier to occur of closing of that Acquisition Proposal, Material Equity Financing or tender offer or six (6) months after execution of a definitive agreement relating to any of such transactions.

          (g)   Company agrees that if this Agreement (i) is terminated pursuant to Section 8.1(c)(iii)(A) or 8.1(c)(iii)(B), without compliance with the processes outlined in the provisions contained in Section 6.3, Company shall pay to Parent, the Parent Break-Up Fee hereunder no later than two (2) days after the occurrence of the applicable event set forth in Section 8.1(c)(iii)(A) or Section 8.1(c)(iii)(B).

          (h)   For purposes of this Agreement, the Parent Break-Up Fee shall be an amount equal to $1,500,000.00. The Parent Break-Up Fee and expense reimbursement shall be payable by wire transfer of immediately accessible funds.

          (i)    In the event the Parent Break-Up Fee or Expense Amount contemplated by Section 8.3(a) through 8.03(g) is/are not paid when due, such payments shall bear interest at a rate equal to the prime rate announced from time to time by JP Morgan Chase Bank plus 2% per annum, and in addition to being obligated to pay such applicable amounts and interest thereon, Company shall pay or reimburse Parent's costs and expenses (including but not limited to reasonable legal fees and expenses) solely to the extent incurred in connection with any action, including but not limited to the filing of any lawsuit or other legal action to collect payment of such amounts and any interest thereon.

        8.4   Amendment. This Agreement may not be amended except by action taken by the parties' respective boards of directors or duly authorized committees thereof or pursuant to authority granted by such boards of directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

        8.5   Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9
General Provisions

        9.1   Non-Survival. None of the representations and warranties in this Agreement shall survive the Merger, and after the Effective Time, no person or entity shall have any further obligation, nor shall any claim be asserted or action be brought, with respect thereto. None of the covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time, and this Article 9.

        9.2   Brokers. Each of the parties hereto agrees to hold each of the other parties hereto harmless from and against any finders' fees in connection with the Merger contemplated by this Agreement based upon arrangements made by or on behalf of such arranging party.

        9.3   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by UPS or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) or two Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

(a)	If to Parent or Acquisition Sub to:
Pomeroy IT Solutions, Inc. 1020 Petersburg Road Hebron, KY 41048 Attention: Mr. Stephen E. Pomeroy Telephone No.: 859-586-0600 Telecopier No.: 859-334-5350
with copies to (which shall not constitute notice):
Lindhorst & Dreidame Co., LPA 312 Walnut Street, Suite 2300 Cincinnati, Ohio 45202 Attention: James H. Smith, III, Esq. Telephone No.: 513-421-6630 Telecopier No.: 513-421-0212
(b)	If to Company, to: Alternative Resources Corporation 600 Hart Road, Suite 300 Barrington, IL 60010 Attention: Robert P. Stanojev Telephone No.: 847-381-6701 Telecopier No.: 847-381-6604
with copies to (which shall not constitute notice):
McDermott, Will & Emery 227 West Monroe Street Chicago, IL 60606 Attention: Neal J. White Telephone No.: 312-984-7579 Telecopier No.: 312-984-3669

        All such communications shall be deemed to have been duly given: (A) in the case of a notice delivered by hand, when personally delivered; (B) in the case of a notice sent by facsimile, upon transmission subject to telephone and automated confirmation of receipt; and (C) in the case of a notice sent by overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.

        9.4   Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (a) the words "herein," "hereof' and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) the word "including" means "including without limitation' "and is intended by the parties to be by way of example rather than limitation and (c) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

        9.5   Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, except for rights of indemnified parties under Section 6.14 as herein provided and (c) shall not be assigned by operation of law or otherwise, except that on or prior to the mailing of the Proxy Statement, Acquisition Sub may assign this Agreement to a wholly-owned Subsidiary of Parent, but no such assignment shall relieve Acquisition Sub of its obligations hereunder. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

        9.6   Jurisdiction. Each of Company, Parent and Acquisition Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Relevant Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.6 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court to the extent the basis for such removal exists under applicable law. Parent and the Subsidiaries hereby irrevocably (a) appoint CT Corporation System (the "Process Agent"), with an office on the date hereof in Wilmington, Delaware as their agent to receive on behalf of either of them service of copies of the summons and complaint and any other process which may be served in any such litigation, (b) agree that service of process may be made on Parent or Acquisition Sub by mailing, by certified mail, a copy of such summons, complaint or other process to Parent or Acquisition Sub in care of the Process Agent at the Process Agent's above address, with a copy to Parent or Acquisition Sub, as applicable, at its address for notice specified herein, and (c) authorizes and directs the Process Agent to accept such service on their behalf. Company hereby irrevocably (i) appoints the Process Agent as its agent to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such litigation, (ii) agrees that service of process may be made on Company by mailing, by certified mail, a copy of such summons, complaint or other process to Company in care of the Process Agent at the Process Agent's above address, with a copy to Company at its address for notice specified herein, and (iii) authorizes and directs the Process Agent to accept such service on behalf of Company. As an alternative method of service, the parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by such courts, to the address specified in Section 9.3, shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

        9.7   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        9.8   Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as set forth in the exception to Section 9.5(b), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the provisions of Section 6.14 are intended to benefit each person who is a beneficiary of Company's current directors' and officers' insurance and indemnification policy and related arrangements, and each such person shall have the right to enforce the obligations of Parent under Section 6.14.

        9.9   Severability. Should any provision of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

        9.10 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, contains the entire agreement between the parties with respect to the Merger and related transactions, and supersede all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement (excluding the provisions of the agreement dated November 17, 2003 between Parent and the Company), which shall survive execution of this Agreement and any termination of this Agreement.

        9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of law provisions.

        9.12 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        9.13 Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement and to specific performance of any of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

        9.14 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.15 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED, OR WHICH IN THE FUTURE MAY BE DELIVERED, IN CONNECTION WITH

THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

        9.16 Consent to Granting of a Security Interest in Acquisition Documents. Parent and Surviving Corporation agree that upon the Closing of this transaction, the Surviving Corporation shall have the right to grant to GE Commercial Distribution Finance Corporation, formerly known as Deutsche Financial Services Corporation, as Administrative Agent for the benefit of various lenders under a Credit Facilities Agreement, and Surviving Corporation and various Affiliates of such parties, a first priority security interest and lien on all of Surviving Corporation's rights, remedies, claims and interests under all the acquisition documents for this transaction.

        IN WITNESS WHEREOF, Parent, Acquisition Sub and Company have caused this Agreement and Plan of Merger to be signed by their respective officers as of the date first written above.

POMEROY IT SOLUTIONS, INC.
By:	/s/ STEPHEN E. POMEROY
Name:	Stephen E. Pomeroy
Title:	President
POMEROY ACQUISITION SUB, INC.
By:	/s/ STEPHEN E. POMEROY
Name:	Stephen E. Pomeroy
Title:	President
ALTERNATIVE RESOURCES CORPORATION
By:	/s/ ROBERT P. STANOJEV
Name:	Robert P. Stanojev
Title:	Chairman of the Board, CEO

APPENDIX A
Definitions—Reference Table

        "Accounts Receivable" means all notes and accounts receivable held by Company or any Subsidiary of Company, or of which Company or any Subsidiary of Company is the beneficial holder and all notes, bonds and other evidences of indebtedness of and rights to receive payments from any Person held by Company or any Subsidiary of Company.

        "Acquisition Proposal" has the meaning assigned to such term in Section 6.3(a)(i).

        "Acquisition Sub Common Stock" has the meaning assigned to such term in Section 3.2.

        "Acquisition Sub" has the meaning assigned to such term in the Preamble.

        "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

        "Agreement" has the meaning assigned to such term in the Preamble.

        "Bid" means any quotation, bid or proposal by Company or any of its Affiliates which, if accepted or awarded, would lead to a contract with a Governmental Entity, or a prime contractor or a higher-tier subcontractor to a Governmental Entity, for the sale of goods or the provision of services by Company, any Subsidiary of Company or a contracting team of which Company is a member.

        "Business Day" means a day, other than Saturday, Sunday or any other day on which commercial banks in Cincinnati, Ohio are authorized or required by law to close.

        "Cashless Exercise Consideration" has the meaning assigned to such term in Section 3.1(e).

        "Closing" has the meaning assigned to such term in Section 3.5.

        "Closing Date" has the meaning assigned to such term in Section 3.5.

        "Code" has the meaning assigned to such term in the Recitals.

        "Company" has the meaning assigned to such term in the Preamble.

        "Company Balance Sheet" has the meaning assigned to such term in Section 4.7.

        "Company Book-Entry Shares" has the meaning assigned to such term in Section 3.4(a).

        "Company Capital Stock" means the capital stock of Company.

        "Company Certificates" has the meaning assigned to such term in Section 3.4(a).

        "Company Common Stock" has the meaning assigned to such term in Section 3.1(a).

        "Company Common Stockholders" has the meaning assigned to such term in Section 6.4(a).

        "Company Disclosure Schedule" shall mean, with respect to the Company and its Subsidiaries, the schedules delivered by Company to the Parent and Acquisition Sub in connection with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by the Company that such item (or any non-disclosed item or information of comparable or greater significance) is required by the terms hereof to be disclosed or represents a material exception or fact, event or circumstance or that such item has had, or is reasonably expected to have, a Material Adverse Effect on Company.

        "Company Employees" has the meaning assigned to such term in Section 6.10.

        "Company's Knowledge" has the meaning assigned to such term in Section 4.42.

        "Company Plans" has the meaning assigned to such term in Section 4.16(a).

        "Company Preferred Stock" has the meaning assigned to such term in Section 6.14.

        "Company Reports" has the meaning assigned to such term in Section 4.5(a).

        "Company Required Statutory Approvals" means the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger.

        "Company Stock Option" has the meaning assigned to such term in Section 3.1(d).

        "Company Stock Option Plans" has the meaning assigned to such term in Section 3.1(d).

        "Company Subordinated Convertible Notes Due January 31, 2009" has the meaning assigned to such term in Section 7.2(d).

        "Company Senior Secured Revolving Credit Facility" has the meaning assigned to such term in Section 7.2(d).

        "Company Warrants" has the meaning assigned to such term in Section 3.1(e).

        "Confidentiality Agreement" means the confidentiality agreement dated effective as of November 17, 2003, between Company and Parent, as the same may be amended from time to time.

        "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person.

        "Contaminated" has the meaning assigned to such term in Section 4.24(a).

        "DGCL" has the meaning assigned to such term in Section 1.1.

        "Dissenting Shares" has the meaning assigned to such term in Section 3.3.

        "DOL" has the meaning assigned to such term in Section 4.37(b).

        "Effective Time" has the meaning assigned to such term in Section 1.2.

        "Environmental Law" has the meaning assigned to such term in Section 4.24(a).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" has the meaning assigned to such term in Section 3.4(a).

        "Expense Amount" has the meaning assigned to such term in Section 8.3(a)

        "Forward Merger" has the meaning assigned to such term in Section 1.1.

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

        "Government Contracts" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, Bid, change order or other commitment or funding vehicle between Company or any Subsidiary of Company and (a) a

Governmental Entity, (b) any prime contractor to a Governmental Entity or (c) any subcontractor with respect to any contract described in clause (a) or (b).

        "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

        "Hazardous Substance" has the meaning assigned to such term in Section 4.24(a).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indemnified Parties" has the meaning assigned to such term in Section 6.14(a).

        "INS" has the meaning assigned to such term in Section 4.37(b).

        "Insurance Policies" has the meaning assigned to such term in Section 4.22.

        "Interim Additional Financing" means a debt or equity financing other than under the Company's revolving credit facility resulting in net proceeds to the Company in an amount not to exceed $3,000,000.00.

        "Knowledge" has the meaning assigned to such term in Sections 4.42 and 5.12.

        "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and assets thereof (including, laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention.

        "Leased Real Property" has the meaning assigned to such term in Section 4.21(b).

        "Leases" has the meaning assigned to such term in Section 4.21(b).

        "Liens" means, with the exception of Permitted Liens, a mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including, without limitation, such that may arise under any Material Contracts and/or Governmental Contracts.

        "Material Adverse Effect" means, with respect to any entity, (a) any adverse change, circumstance, fact, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance, fact, event or effect relating to (i) the securities markets in general, (ii) the economy in general, except if such entity is adversely affected in a materially disproportionate manner as compared to similarly situated entities, (iii) the industries in which Parent or Company operate and not specifically relating to Parent or Company, including changes in legal, accounting or regulatory changes, or conditions, except if such entity is adversely affected in a materially disproportionate manner as compared to other comparable participants in such industries, or (iv) the announcement of the Merger and the performance of the obligations of the parties under this Agreement (including any cancellations or delays in contract awards and any impact on relationships with customers, prime contractors, subcontractors or suppliers to the extent but only to the extent relating to the announcement of the Merger or the performance of the obligations of the parties hereunder), or (b) a material adverse effect on the ability of such entity to perform its obligations under this Agreement. For purposes hereof, changes in the trading price of Parent Common Stock or Company Common Stock, as reported on NASDAQ or OTC Bulletin Board, will not alone constitute a Material Adverse Effect, whether occurring at any time or from time to time. The parties specifically agree that if upon the Closing Date, four (4) or more of the seven (7) individuals identified on Exhibit C, should die, become disabled which renders such individual unable to perform his/her duties under his/her Employment Agreement for a period of sixty (60) consecutive days or for an aggregate of ninety (90) days or more during any twelve (12) month period or decline to continue to be employed by Company, pursuant to the Employment Agreements identified on such Exhibit C, such deaths, disabilities and/or declinations of continued employment shall constitute a Material Adverse Effect that will allow, but not obligate, Parent to terminate this transaction pursuant to the provisions of Section 7.3(d) of this Agreement.

        "Material Contracts" has the meaning assigned to such term in Section 4.25(a).

        "Merger Consideration" has the meaning assigned to such term in Section 3.1(a).

        "Material Equity Financing" means the issuance by the Company of stock (or any debt instruments convertible into stock) of the Company for net proceeds to the Company in excess of $3,000,000.00.

        "Merger Filing" has the meaning assigned to such term in Section 1.2.

        "Merger" has the meaning assigned to such term in Section 1.1.

        "OTC Bulletin Board" has the meaning assigned to such term in Section 4.2(e).

        "Outside Date" has the meaning assigned to such term in Section 8.1(b)(i).

        "Parent" has the meaning assigned to such term in the Preamble.

        "Parent 10-K" has the meaning assigned to such term in Section 5.5.

        "Parent 10-Q" has the meaning assigned to such term in Section 5.5.

        "Parent Balance Sheet" has the meaning assigned to such term in Section 5.7.

        "Parent Break-Up Fees" has the meaning assigned to such term in Section 8.3(a).

        "Parent Common Stock" has the meaning assigned to such term in Section 5.4.

        "Parent Disclosure Schedule" shall mean, with respect to the Parent and its Subsidiaries, the Schedule delivered by Parent and Acquisition Sub to Company in connection with the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by Parent and Acquisition Sub that such item (or any non-disclosed item or information of comparable or greater significance) is required by the terms hereof to be disclosed or represents a material exception or fact, event or circumstance or that such item has had, or is reasonably expected to have, a Material Adverse Effect on Parent and Acquisition Sub.

        "Parent Preferred Stock" has the meaning assigned to such term in Section 5.4.

        "Parent Benefit Plans" has the meaning assigned to such term in Section 6.10(b).

        "Parent Representatives" has the meaning assigned to such term in Section 6.6(a).

        "Parent and Acquisition Sub Required Statutory Approvals" means the making of the Merger Filing with the Secretary of State of the State of Delaware.

        "Parent SEC Reports" has the meaning assigned to such term in Section 5.5.

        "Permits" has the meaning assigned to such term in Section 4.11(a).

        "Permitted Liens" means (a) Liens that do not interfere with the value, marketability or use of the assets in the operations or business of the Company, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Company's books in accordance with generally accepted accounting principles, (c) Liens which do not secure monetary liabilities of any Person and that, individually or in the aggregate, do not and would not materially detract from the value or marketability of any of the assets of Company or materially interfere with the use thereof as currently used and (d) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and/or which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

        "Person" means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department or agency thereof.

        "Process Agent" has the meaning assigned to such term in Section 9.6.

        "Proprietary Rights" has the meaning assigned to such term in Section 4.21(a).

        "Proxy Statement" has the meaning assigned to such term in Section 6.7(a).

        "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger or acquisition.

        "Relevant Courts" has the meaning assigned to such term in Section 9.6.

        "Reverse Merger" has the meaning assigned to such term in Section 1.1.

        "Sarbanes-Oxley Act" has the meaning assigned to such term in Section 4.5(a).

        "SEC" has the meaning assigned to such term in Section 4.5(a).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Stockholders' Approval" has the meaning assigned to such term in Section 4.4(d).

        "Stockholders' Meeting" has the meaning assigned to such term in Section 6.4(a).

        "Stockholders" means the Stockholders of Company.

        "Subsidiary" shall mean, when used with reference to any person or entity, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

        "Superior Proposal" has the meaning assigned to such term in Section 6.3(b).

        "Supplier" has the meaning assigned to such term in Section 4.23(b).

        "Surviving Corporation" has the meaning assigned to such term in Section 1.1.

        "Tangible Property Leases" has the meaning assigned to such term in Section 4.22.

        "Taxes" means all taxes, including, income, estimated income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

        "Tax Return" means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

        "Tribunal" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of any state or the United States.

        "Union Plans" has the meaning assigned to such term in Section 4.5(a).

        "Vendor Receivables"    means any amounts owing to Company or any Subsidiary of Company from vendors of goods and products used in the business resulting from discounts for prompt payment, volume discounts, promotional programs or similar vendor special pricing and term arrangements.

        "WCP," "WCPC" and "WCL" have the meanings assigned to such terms in the recitals.

        "WCP, WCPC and WCL Agreement" shall have the meaning assigned to such term in the recitals.

Appendix B

May 11, 2004

CONFIDENTIAL

Board of Directors
Alternative Resources Corporation
600 Hart Road
Barrington, IL 60010

Dear Members of the Board:

        We understand that Alternative Resources Corporation ("ARC" or the "Company"), Pomeroy IT Solutions, Inc., ("Pomeroy") and a wholly owned subsidiary of Pomeroy ("Acquisition Sub") have entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which Acquisition Sub shall merge with and into ARC, or at the election of Pomeroy, ARC shall merge with and into Acquisition Sub (in either case, the "Merger"). Pursuant to the Agreement, and subject to the terms and conditions set forth therein, we understand that at the Effective Time (as defined in the Agreement), each issued and outstanding share of common stock of ARC ("ARC Common Stock"), other than shares held by Pomeroy, Acquisition Sub or any subsidiary of Pomeroy or Acquisition Sub and shares of common stock held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $0.70 per share in cash (the "Merger Consideration"). Each in-the-money ARC stock option outstanding immediately prior to the Merger, shall become vested and shall be entitled to be exercised for ARC Common Stock which will in turn be eligible to receive the Merger Consideration. Any in-themoney ARC stock options that are not exercised prior to the Merger will be automatically subject to a "cashless exercise" whereby the holder of such ARC stock option shall be entitled to receive cash equal to the amount by which the Merger Consideration exceeds the exercise price of such ARC stock option. All outstanding Company Warrants (as defined in the Agreement) will be purchased by Pomeroy at the Effective Time at a price equal to $0.44 per warrant (Merger Consideration minus the exercise price of each Company Warrant of $0.26). At the time of the Merger, Pomeroy will fund the payment of all existing ARC debt obligations under the Fleet Credit Agreement and the Senior Subordinated Convertible Notes Due January 31, 2009. The terms and conditions of the above-described Merger are more fully detailed in the Agreement.

        You have requested our opinion as to whether the Merger Consideration to be received by ARC shareholders in the Merger is fair, from a financial point of view, to ARC shareholders.

        Updata Securities, Inc. is a wholly owned subsidiary of Updata Capital, Inc. (collectively "Updata"), which focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, Updata is continually engaged in valuing such businesses, and maintains an extensive database of IT mergers and acquisitions for comparative purposes. Pursuant to a letter dated September 23, 2003 (the "Engagement Letter"), we are engaged as financial advisors to the Company in connection with a sale of ARC, and will receive a fee upon consummation of the Merger, a significant portion of which is contingent upon such consummation of the Merger. The Engagement Letter further specifies that ARC has engaged us to render a fairness opinion to ARC's Board of Directors in connection with a sale of ARC and we will receive a separate fee upon delivery of this opinion. ARC has agreed to indemnify us for certain liabilities arising out of our engagement and to reimburse us for certain out-of pocket expenses.

        In rendering our opinion, we have among other things:

  1.
  reviewed the most recent draft of the Agreement and certain related documents and based our opinion on our understanding that the terms and conditions therein will not materially change;

  2.
  reviewed and analyzed certain publicly available financial statements and other business and financial information of ARC;

  3.
  reviewed and analyzed certain internal financial and operating information concerning ARC, including certain projections, relating to ARC prepared by its management;

  4.
  discussed the operations, business strategy, financial performance and prospects of ARC with senior executives of the Company;

  5.
  discussed the strategic rationale for the Merger with senior executives of the Company;

  6.
  reviewed certain financial performance and trading data regarding ARC and compared them with similar data regarding public companies we deemed comparable in whole or in part to the Company;

  7.
  reviewed historical reported closing prices and trading activity for ARC Common Stock on the OTC Bulletin Board and NASDAQ Stock Market;

  8.
  reviewed available information concerning other mergers and acquisitions of public companies we deemed comparable in whole or in part to the Merger:

  9.
  prepared a discounted cash flow analysis based on financial projections and assumptions provided by the Company; and

  10.
  reviewed such other information, performed such other analyses and procedures, and considered such other factors as we deemed appropriate for purposes of this opinion.

        In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or reviewed by us for purposes of this opinion. We have not assumed responsibility to verify, and we have not independently verified the accuracy or completeness of any such information. We have further relied upon the assurances of management of the Company that they are unaware of any facts that would make the information provided incomplete or misleading in any material respect. We have assumed that financial projections and other information relating to the Merger provided to us by ARC, including without limitation certain estimates relating to financial and operational benefits anticipated from the Merger, were reasonably prepared on bases reflecting the best available estimates and good faith judgments of ARC management. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they were based. The forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

        We have further assumed that the assumptions on which the foregoing are based were reasonable and that there has been no material change in the assets, financial condition or business prospects of ARC since the date of the most recent financial statements made available to us. We have neither made nor obtained an independent appraisal or valuation of any of the assets, liabilities or solvency of ARC, we have not been furnished with any such appraisals, nor have we been requested to do, make or review any such valuation.

        For purposes of this opinion, we have assumed that ARC is not currently involved in any material transaction other than the Merger and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion. Any change in such conditions may impact this opinion.

        It is understood that this letter is for the information of the Board of Directors of ARC in connection with its consideration of the Merger, is confidential, and may not be used or reproduced in whole or in part for any other purpose without our prior written consent, except that this letter may be included in its entirety in a proxy statement in respect of the Merger filed with the Securities and Exchange Commission and mailed by ARC to its stockholders. It is also understood that we are not expressing a view as to the business merits of the Merger, or as to the merits of the Merger over any other alternative transactions that may be available to ARC. Our opinion is limited to the fairness, from a financial point of view, to the holders of the ARC Common Stock of the Merger Consideration and we express no opinion as to the underlying decision of the Company's Board of Directors to recommend the Merger. Furthermore, this opinion does not constitute a recommendation to any of ARC's stockholders as to how any such stockholder should vote on the Merger.

        Based upon and subject to the foregoing, we are of the opinion that the Merger Consideration to be received by holders of ARC Common Stock in the Merger is fair, from a financial point of view, to such holders.

Sincerely,
Updata Securities, Inc.

Appendix C

DELAWARE GENERAL CORPORATION LAW
SECTION 262—APPRAISAL RIGHTS

262.
APPRAISAL RIGHTS.

(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to $228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2)
Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d.
    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

  (3)
  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)
After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY	SPECIAL MEETING OF STOCKHOLDERS PROXY OF ALTERNATIVE RESOURCES CORPORATION

        This proxy is being solicited by the board of directors of Alternative Resources Corporation

        The undersigned, having read the Notice of Special Meeting of Stockholders and the Proxy Statement dated [            ], 2004, receipt of which are hereby acknowledged, hereby appoints(s) Robert Stanojev and Steven Purcell and each of them, with full power and authority to act without the other and with full power of substitution, as proxies to represent and vote, as directed herein, all shares the undersigned is entitled to vote at the special meeting of stockholders of Alternative Resources Corporation ("ARC") to be held at 600 Hart Road, Suite 300, Barrington, Illinois 60010 on [            ], 2004 at [            ] a.m., local time, and all continuations, adjournments or postponements thereof.

        You are encouraged to specify your choices by marking the appropriate boxes. Unless otherwise marked, the proxies are appointed with the power and authority to vote the undersigned's shares "FOR" the proposals described on this proxy card. Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.

  The Board of Directors recommends a vote FOR:

1.
To approve and adopt the Agreement and Plan of Merger, dated as of May 11, 2004, by and among ARC, Pomeroy IT Solutions, Inc. ("Pomeroy") and Pomeroy Acquisition Sub, Inc., a wholly-owned subsidiary of Pomeroy ("Pomeroy Sub"), under which Pomeroy Sub will merge with ARC, as a result of which ARC will become a wholly-owned subsidiary of Pomeroy, and approve the merger contemplated by the merger agreement.

FOR ☐	AGAINST ☐	ABSTAIN ☐
(continued, and to be signed and dated on reverse side)
\/ FOLD AND DETACH HERE \/
(continued from other side)

        IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING, IF SUBMITTED TO A VOTE OF THE STOCKHOLDERS, A MOTION TO ADJOURN THE SPECIAL MEETING TO ANOTHER TIME OR PLACE FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

NAMES:
DATE:

NOTE: Please sign your name exactly as it appears on your stock certificate(s). Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such. If a corporation, partnership or other entity, please sign in full.

2

QuickLinks

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
THE PARTIES TO THE MERGER
THE SPECIAL MEETING OF STOCKHOLDERS
THE MERGER
THE MERGER AGREEMENT
RECENT MARKET PRICES OF, AND DIVIDENDS ON, ARC COMMON STOCK
SECURITIES BENEFICIALLY OWNED BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT
OTHER MATTERS
FUTURE STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION

AGREEMENT AND PLAN OF MERGER
ARTICLE 1 The Merger
ARTICLE 2 The Surviving Corporation and Parent
ARTICLE 3 Conversion of Shares
ARTICLE 4 Representations and Warranties of Company
ARTICLE 5 Representations and Warranties of Parent and Acquisition Sub
ARTICLE 6 Covenants
ARTICLE 7 Conditions
ARTICLE 8 Termination, Amendment and Waiver
ARTICLE 9 General Provisions
APPENDIX A Definitions—Reference Table
DELAWARE GENERAL CORPORATION LAW SECTION 262—APPRAISAL RIGHTS